Exhibit 10.1

EXECUTION VERSION

RESTRUCTURING SUPPORT AGREEMENT

This restructuring support agreement (together with all exhibits, annexes, and schedules hereto, in each case as may be amended, supplemented or otherwise modified from time to time in accordance with the terms hereof, this “Agreement”), dated as of July 15, 2015 is by and among: (i) Walter Energy, Inc., a Delaware corporation (“Walter”), on behalf of itself and its wholly-owned direct and indirect subsidiaries listed on Exhibit A attached hereto (together with Walter, the “Company”), (ii) the undersigned holders of First Lien Claims (as defined below) (the “Initial Holders”), and (iii) each Joining Party (as defined below) (such Joining Parties, together with the Initial Holders, the “Holder Parties”), in connection with (i) that certain Credit Agreement dated as of April 1, 2011 (as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Lien Credit Facility”), by and among Walter, as the U.S. borrower, Western Coal Corp. and Walter Energy Canada Holdings, Inc., as the Canadian borrowers, the lenders from time to time party thereto (such lenders, the “First Lien Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “First Lien Agent”) and (ii) that certain Indenture for 9.50% Senior Secured Notes due 2019 dated as of September 27, 2013 (as amended, waived, supplemented or otherwise modified from time to time, the “First Lien Indenture”), among Wilmington Trust, National Association (“Wilmington Trust”), as successor trustee and collateral agent to Union Bank, N.A. (the “First Lien Trustee”), Walter, as issuer, and certain subsidiaries of Walter, as guarantors, pursuant to which Walter issued those certain 9.50% Senior Secured Notes to the holders thereof (such holders, the “First Lien Noteholders” and together with the First Lien Lenders, the First Lien Agent, the First Lien Trustee, the Second Lien Noteholders (as defined below) and the Second Lien Trustee (as defined below), the “Prepetition Secured Parties”).  Claims of the First Lien Lenders under the First Lien Credit Facility are referred to herein collectively as the “First Lien Lender Claims”, and claims of the First Lien Noteholders under the First Lien Indenture are referred to herein collectively as the “First Lien Noteholder Claims” (together with the First Lien Lender Claims, the “First Lien Claims”).

The Company and each Holder Party are collectively referred to herein as the “Parties” and each individually as a “Party.”  This Agreement shall become effective, and each Party shall be bound by the terms of this Agreement, as of the date the Company and each of the Initial Holders have executed and delivered a signature page to this Agreement (such date, the “Execution Date”).

In consideration of the covenants and agreements contained herein, and for other valuable consideration, the receipt and sufficiency of which are hereby acknowledged, the Parties hereby agree as follows:

1.             Proposed Restructuring.

The Company and the Holder Parties have agreed to implement a restructuring for the Company (the “Restructuring”) in accordance with, and subject to the terms and conditions set forth in, this Agreement and the restructuring term sheet attached hereto as Exhibit B (including any schedules, annexes and exhibits attached thereto, each as may be modified in accordance with the terms hereof, the “Restructuring Term Sheet”), which Restructuring Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein.  The Restructuring requires pursuing, on a parallel basis, consummation of (i) a joint “pre-negotiated” chapter 11 plan of reorganization which shall be consistent with the provisions of the Restructuring Term Sheet (such plan, together with any exhibits, schedules, attachments or appendices thereto, in each case as may be amended, supplemented or otherwise modified from time to time in accordance with the terms herein and therein, the “Plan”), which Plan shall be in form and substance acceptable to the Company and the Holder Parties holding 55% or more in principal amount of the First Lien Claims held by the Holder Parties as of the time of such determination; provided that such Holder Parties holding 55% or more in principal amount include at least four (4) unaffiliated Holder Parties (the “Majority Holders”), and provided further that with respect to any of (X) approval of any provisions of the Restructuring Documents dealing with the corporate governance of the Company from and after the effective date of the Plan or of documents relating to the corporate governance of the purchaser from and after the consummation of the 363 Sale, including but not limited to board composition, affiliate and/or related party transaction limitations/protections, voting rights, pre-emptive rights, tag-along/drag-along rights and transfer restrictions or (Y) any financing(s) or funding(s) (whether debt or equity) obtained or arranged for (in whole or in part) by the Company in the form of debtor-in-possession or similar financing(s), or by the reorganized Company or purchaser in the 363 Sale prior to, upon or in connection with the closing of a Restructuring, then in any case of (X) or (Y) the Majority Holders shall include 55% or more in principal amount of the First Lien Claims held by the Holder Parties as of the time of such determination and at least four (4) unaffiliated Holder Parties (which must also include at least three (3) unaffiliated Holder Parties who are Initial Holders), or (ii) if a Triggering Event (as defined below) has occurred and written notice thereof has been delivered by the Majority Holders in accordance with Section 13 hereof, and in the absence of an unresolved Triggering Event Dispute (as defined below), the Company shall abandon the Plan process and solely pursue a sale of substantially all of the assets of the Company (collectively, the “Assets”) pursuant to sections 105, 363 and 365 of the Bankruptcy Code on the terms and conditions set forth in this Agreement, the sale term sheet attached hereto as Exhibit C (the “Sale Term Sheet”), which Sale Term Sheet is expressly incorporated herein by reference and made part of this Agreement as if fully set forth herein, and otherwise acceptable to the Company and the Majority Holders (the “363 Sale”), it being understood that the Parties shall, prior to such event, pursue a 363 Sale in accordance with this Agreement together with pursuing the Plan.  In order to effectuate the Restructuring, the Company shall commence, in accordance with the terms of this Agreement, voluntary “pre-negotiated” cases (the “Chapter 11 Cases”) under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) in the United States Bankruptcy Court for the Northern District of Alabama (the “Bankruptcy Court”).  The documents related to or otherwise utilized to implement or effectuate the Restructuring (collectively, the “Restructuring Documents”) shall include, among others:  (i) the Plan, the related disclosure statement in form and substance acceptable to the Company and the Majority Holders (such disclosure statement, together with any exhibits, schedules, attachments or appendices thereto, in each case as may be amended, supplemented or otherwise modified from time to time in accordance with the terms herein and therein, the “Disclosure Statement”), and any other documents and/or agreements relating to the Plan and/or the Disclosure Statement, including (A) a motion seeking approval of the Disclosure Statement, the procedures for the solicitation of votes in connection with the Plan pursuant to sections 1125 and 1126 of the Bankruptcy Code (the “Solicitation”), the forms of ballots and notices and related relief (such motion, together with all exhibits, appendices, supplements, and related documents, the “Disclosure Statement Motion”), (B) a proposed order of the Bankruptcy Court approving the Disclosure Statement Motion (together with all exhibits, appendices, supplements and related documents, the “Disclosure Statement Order”), (C) a proposed order of the Bankruptcy Court confirming the Plan pursuant to Bankruptcy Code section 1129 (together with all exhibits, appendices, supplements and related documents, the “Confirmation Order”) and (D) any organizational and governance documents for the reorganized Company, including without limitation, certificates of incorporation, certificate of formation or certificate of limited partnership (or equivalent organizational documents), bylaws, limited liability company agreements, identity of proposed members of the reorganized Company’s board of directors, limited partnership agreements (or equivalent governing documents) and registration rights agreements (collectively, the “Governance Documents”); (ii) a 3-year business plan for the Company (the “Business Plan”); (iii) a motion seeking the assumption of this Agreement pursuant to section 365 of the Bankruptcy Code authorizing, among other things, the payment of certain fees, expenses and other amounts hereunder, and granting related relief (the “RSA Assumption Motion”), and an order approving the RSA Assumption Motion (the “RSA Order”); (iv) all documents in connection with the 363 Sale, including, without limitation, the “stalking horse” asset purchase agreement (together with any disclosure schedules, bills of sale, assumption agreements and any other exhibits,

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documents or agreements attached thereto or delivered or executed in connection therewith, the “Stalking Horse APA”) in connection with a credit bid by the First Lien Agent (on behalf of the First Lien Lenders) and the First Lien Trustee (on behalf of the First Lien Noteholders) for the purchase of the Assets; (v) a motion (the “Sale Motion”) for entry of (X) an order (the “Bidding Procedures Order”) (1) authorizing the Company’s entry into the Stalking Horse APA, (2) approving bidding procedures to be used and bid protections to be provided in connection with the 363 Sale, (3) setting the dates for the submission of bids, the auction (if any) and the hearing on the approval of the 363 Sale and approving all notices related thereto, and (4) authorizing certain procedures related to the assumption and assignment of executory contracts and unexpired leases, and (Y) an order (the “Sale Order”) (1) authorizing the 363 Sale, (2) authorizing the assumption and assignment of certain related executory contracts and unexpired leases, and (3) granting related relief; (vi) the Bidding Procedures Order; (vii) the Sale Order; (viii) such other definitive documentation relating to a recapitalization or restructuring of the Company as is necessary or desirable to consummate the Restructuring; (ix) any documentation relating to the use of cash collateral, including a motion seeking authority to use cash collateral and an interim order (the “Interim Cash Collateral Order”), in the form attached hereto as Exhibit D, and a final order (the “Final Cash Collateral Order” and together with the Interim Cash Collateral Order, the “Cash Collateral Orders”), approving same, which Cash Collateral Orders shall, without limitation, provide the Prepetition Secured Parties adequate protection for the use of their cash collateral as described in the Interim Cash Collateral Order; and (x) any other agreements, instruments, pleadings, orders and/or documents that are filed by debtors and debtors in possession in the Chapter 11 Cases (including any exhibits, amendments, modifications or supplements made from time to time thereto).  Each of the Restructuring Documents shall be consistent in all respects with, and shall contain, the terms and conditions set forth in this Agreement, and shall otherwise be in form and substance acceptable to the Company and the Majority Holders; provided, however, that notwithstanding the foregoing, the Governance Documents shall be acceptable only to the Majority Holders.

2.             Representations of the Holder Parties and the Company.  Each of the Holder Parties, severally and not jointly, and the Company (subject to necessary Bankruptcy Court approval) hereby represents and warrants that, as of the Execution Date, the following statements are true, correct and complete:

(a)           It has all requisite corporate, partnership, limited liability company or similar authority to execute this Agreement and carry out the transactions contemplated hereby and perform its obligations contemplated hereunder; and the execution and delivery of this Agreement and the performance of such Party’s obligations hereunder have been duly authorized by all necessary corporate, partnership, limited liability company or other similar action on its part.

(b)           The execution, delivery and performance by such Party of this Agreement does not and shall not (i) violate (A) any provision of law, rule or regulation applicable to it or (B) its charter or bylaws (or other similar governing documents) or (ii) with respect to the Company only, conflict with, result in a breach of or constitute a default under (with or without notice or lapse of time or both) any contractual obligation to which it is a party or it or its assets are bound, in each case, other than any such violation, conflict, breach or default with respect to which a waiver has been obtained prior to the Execution Date and which waiver has not been subsequently revoked.

(c)           This Agreement is the legally valid and binding obligation of such Party, enforceable against it in accordance with its terms, except as enforcement may be limited by bankruptcy, insolvency, reorganization, moratorium or other similar laws relating to or limiting creditors’ rights generally or by equitable principles relating to enforceability.

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(d)           The execution and delivery by such Party of this Agreement does not require any authorization of, filing with, registration of or before, consent from, approval of or other action by or notice to any federal, state or other governmental authority or regulatory body, in each case, other than any such authorization, filing, registration, consent, approval, action or notice which has been obtained, provided, or otherwise satisfied prior to the Execution Date and which authorization, filing, registration, consent, approval, action, or notice has not been subsequently revoked.

(e)           If such Party is a Holder Party, such Holder Party (i) either (A) is the sole legal and beneficial owner of (1) the First Lien Lender Claims, (2) the First Lien Noteholder Claims, (3) the claims of the holders of those certain 11.0%/12.0% Senior Secured Second Lien PIK Toggle Notes (the “Second Lien Noteholders”) issued by Walter pursuant to that certain Indenture for 11.0%/12.0% Senior Secured Second Lien PIK Toggle Notes due 2019 dated as of March 27, 2014 (the “Second Lien Indenture”) among Wilmington Trust, as trustee and collateral agent (the “Second Lien Trustee”), Walter, as issuer, and certain subsidiaries of Walter, as guarantors, (the “Second Lien Claims”), (4) the claims of the holders of those certain 9.875% Senior Notes issued by Walter pursuant to that certain Indenture for 9.875% Senior Notes due 2020 dated as of November 21, 2012 among Union Bank, N.A. (“Union Bank”), as trustee, and certain subsidiaries of Walter party thereto (the “9.875% Unsecured Claims”), and/or (5) the claims of the holders of those certain 8.50% Senior Notes issued by Walter pursuant to that certain Indenture for 8.50% Senior Notes due 2021 dated as of March 27, 2013 (the “Unsecured Indenture” and, together with the First Lien Credit Facility, the First Lien Indenture and the Second Lien Indenture, the “Debt Documents”) among Union Bank, as trustee, and certain subsidiaries of Walter party thereto (together with the 9.875% Unsecured Claims, the “Unsecured Claims”), set forth below its name on the signature page hereof (or the Joinder (as defined below)), in each case, free and clear of any and all claims, liens and encumbrances (other than those imposed by securities laws applicable to unregistered securities), or (B) has sole investment and voting discretion with respect to such First Lien Claims, Second Lien Claims and/or Unsecured Claims in respect to matters relating to the Restructuring contemplated by this Agreement and has the power and authority to bind the beneficial owner(s) of such First Lien Claims, Second Lien Claims and/or Unsecured Claims to the terms of this Agreement and (ii) has full power and authority to act on behalf of, vote and consent to matters concerning such First Lien Claims, Second Lien Claims and/or Unsecured Claims in respect to matters relating to the Restructuring contemplated by this Agreement and dispose of, convert, assign and transfer such First Lien Claims, Second Lien Claims and/or Unsecured Claims (with respect to each Holder Party, all of such First Lien Lender Claims, First Lien Noteholder Claims, Second Lien Claims and/or Unsecured Claims under clauses (A) and (B) and any additional First Lien Lender Claims, First Lien Noteholder Claims, Second Lien Claims and/or Unsecured Claims it owns, has such control over from time to time, or acquires after the Execution Date, collectively, its “Participating Claims”).  Further, such Holder Party has made no prior written assignment, sale, participation, grant, conveyance, or other transfer of, and has not entered into any other written agreement to assign, sell, participate, grant, convey or otherwise transfer, in whole or in part, any portion of its right, title, or interests in such Participating Claims that are subject to this Agreement, the terms of which written agreement are, as of the date hereof, inconsistent with the representations and warranties of such Holder Party herein or would render such Holder Party otherwise unable to comply with this Agreement and perform its obligations hereunder.

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(f)            If such party is a Holder Party, such Holder Party (i) has such knowledge and experience in financial and business matters of this type that it is capable of evaluating the merits and risks of entering into this Agreement and of making an informed investment decision, and has conducted an independent review and analysis of the business and affairs of the Company that it considers sufficient and reasonable for purposes of entering into this Agreement and (ii) is an “accredited investor” (as defined by Rule 501 of the Securities Act of 1933, as amended).

3.             Agreements of the Holder Parties

(a)           From the Execution Date until the date that is the earlier of (i) the effective date of the Plan, (ii) the consummation of the 363 Sale and (iii) the termination of this Agreement pursuant to Section 6 (such date, the “End Date”) and subject to the terms and conditions hereof and except as the Company and the Majority Holders may expressly release a Holder Party in writing from any of the following obligations, each Holder Party:

(i)            hereby agrees, prior to the occurrence of a Triggering Event, not to propose, file, support or vote for any restructuring, refinancing, workout, plan of arrangement, plan of reorganization or other recapitalization transaction for the Company other than the Restructuring;

(ii)           hereby agrees, prior to the occurrence of a Triggering Event, to vote (when solicited to do so after receipt of a Disclosure Statement approved by the Bankruptcy Court and by the applicable deadline for doing so) its Participating Claims in favor of the Plan and not to change or withdraw such votes;

(iii)          shall not, prior to the occurrence of a Triggering Event, object to, or vote any of such Participating Claims to reject or impede, the Plan, support directly or indirectly any such objection or impediment or otherwise take any action or commence any proceeding to delay, impede, interfere or oppose, or to seek any modification of the Plan or any Restructuring Documents;

(iv)          shall not, except to the extent expressly contemplated under this Agreement, including, without limitation, by the Cash Collateral Orders, direct the First Lien Agent, the First Lien Trustee, the Second Lien Trustee, or the Collateral Agents to exercise any right or remedy for the enforcement, collection, or recovery of any of the Participating Claims, and any other claims against, or interests in, the Company;

(v)           hereby agrees to support the Sale Motion, entry into the Stalking Horse APA, and to instruct the First Lien Agent and the First Lien Trustee, as applicable, in connection with the applicable credit bid for the Assets in connection with the 363 Sale; and

(vi)          without limiting the consent, approval or other rights contained herein, hereby agrees, in its capacity as a holder of Participating Claims, to (A) (1) support and complete the Restructuring and all other actions contemplated in connection therewith and under the Restructuring Documents and (2) exercise any and all necessary and appropriate rights in its capacity as a holder of Participating Claims  in furtherance of the Restructuring and the Restructuring Documents, and (3) use reasonable best efforts to obtain any and all governmental, regulatory, and/or third-party approvals (including, as applicable, Bankruptcy Court approvals) required for the Restructuring, if any, (B) use reasonable best efforts to cause the milestones set forth in Section 6 to be satisfied so as

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to not allow a Support Termination Event (as defined below) to occur (provided that such obligation shall continue after a Triggering Event with respect to milestones related to the 363 Sale), and (C) not take any actions, or fail to take any actions, where such taking or failing to take actions would be, in either case, (i) inconsistent with this Agreement or the Restructuring Documents or (ii) otherwise inconsistent with, or reasonably expected to prevent, interfere with, delay or impede the implementation or consummation of, the Restructuring.

Notwithstanding the foregoing, nothing in this Section 3(a) shall require any Holder Party to (A) incur any expenses, liabilities or other obligations, or agree to any commitments, undertakings, concessions, indemnities or other arrangements that could result in expenses, liabilities or other obligations to any Holder Party or (B) provide any information that it determines, in its discretion, to be sensitive or confidential.

(b)           The Parties agree that this Agreement does not constitute a commitment to, nor shall it obligate any of the Parties to, provide any new financing or credit support.

(c)           Subject to Section 3(f), each Holder Party agrees that, from the Execution Date until the End Date, it shall not sell, assign, grant, transfer, convey, hypothecate or otherwise dispose of any Participating Claims, or any option thereon or any right or interest (voting or otherwise) in any or all of its Participating Claims, except to a party that (i) is a Holder Party; provided, however, that any such Participating Claims shall automatically be deemed to be subject to the terms of this Agreement, or (ii) executes and delivers a Joinder (as defined below) to Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”) and the Company prior to the relevant sale, assignment, grant, transfer, conveyance, hypothecation or other disposition.  With respect to any transfers effectuated in accordance with clause (ii) above, (A) such transferee shall be deemed to be a Holder Party for purposes of this Agreement, subject to Section 3(e), and (B) the Company shall be deemed to have acknowledged such transfer.

(d)           This Agreement shall in no way be construed to preclude any Holder Party from acquiring additional Participating Claims; provided, however, that any such additional Participating Claims shall automatically be deemed to be subject to all of the terms of this Agreement and each such Holder Party agrees that such additional Participating Claims shall be subject to this Agreement.  Each Holder Party agrees to provide to Akin Gump and the Company notice in accordance with Section 13 hereof of the acquisition of any additional Participating Claims within three (3) business days of the consummation of the transaction acquiring such additional Participating Claims.

(e)           Any person that receives or acquires a portion of the Participating Claims pursuant to a sale, assignment, grant, transfer, conveyance, hypothecation or other disposition of such Participating Claims by a Holder Party hereby agrees to be bound by all of the terms of this Agreement (as such terms may be amended from time to time in accordance with the terms hereof) (any such person, together with each holder of Participating Claims that becomes a Holder Party pursuant to Section 19, each a “Joining Party”) by executing and delivering to Akin Gump and the Company a joinder in the form attached hereto as Exhibit E (the “Joinder”).  The Joining Party shall thereafter be deemed to be a “Holder Party” and a party for all purposes under this Agreement and all of the First Lien Claims, Second Lien Claims and Unsecured Claims then held by such Joining Party shall be deemed Participating Claims hereunder, and such Joining Party shall have the consent or approval rights of, and be deemed to be, a Holder Party for all purposes under this Agreement.  Each Joining Party shall indicate, on the appropriate schedule annexed to its Joinder, the number and amount of First Lien Lender Claims, First Lien

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Noteholder Claims, Second Lien Claims and/or Unsecured Claims held by such Joining Party. With respect to the Participating Claims held by the Joining Party upon consummation of the sale, assignment, grant, transfer, conveyance, hypothecation or other disposition of such Participating Claims, the Joining Party hereby makes the representations and warranties of the Holder Parties set forth in Section 2 to the other Parties.

(f)            Notwithstanding anything herein to the contrary, (i) any Holder Party may transfer any of its Participating Claims to an entity that is acting in its capacity as a Qualified Marketmaker (as defined below) without the requirement that the Qualified Marketmaker be or become a Holder Party; provided, however, that the Qualified Marketmaker subsequently transfers all right, title and interest in such Participating Claims to a transferee that is or becomes a Holder Party as provided above, and the transfer documentation between the transferring Holder Party and such Qualified Marketmaker shall contain a requirement that provides as such; and (ii) to the extent any Holder Party is acting in its capacity as a Qualified Marketmaker, it may transfer any Participating Claims that it acquires from a holder of such Participating Claims that is not a Holder Party without the requirement that the transferee be or become a Holder Party. Notwithstanding the foregoing, if, at the time of the proposed transfer of such Participating Claims to the Qualified Marketmaker, such Participating Claims (x) may be voted on (1) the Plan or (2) any dissolution, winding up, liquidation, reorganization, assignment for the benefit of creditors, merger, transaction, consolidation, business combination, joint venture, partnership, sale of assets, financing (debt or equity), recapitalization, restructuring or similar transaction involving the Company, other than the Plan or the 363 Sale (an “Alternative Transaction”), the proposed transferor Holder Party must first vote such Participating Claims in accordance with the requirements of Section 3(a), or (y) have not yet been and may not yet be voted on the Plan or any Alternative Transaction and such Qualified Marketmaker does not transfer such Participating Claims to a subsequent transferee prior to the third (3rd) business day prior to the expiration of the voting deadline (such date, the “Qualified Marketmaker Joinder Date”), such Qualified Marketmaker shall be required to (and the transfer documentation to the Qualified Marketmaker shall have provided that it shall), on the first business day immediately following the Qualified Marketmaker Joinder Date, become a Holder Party with respect to such Participating Claims in accordance with the terms hereof (provided that the Qualified Marketmaker shall automatically, and without further notice or action, no longer be a Holder Party with respect to such Participating Claims at such time that the transferee of such Participating Claims becomes a Holder Party with respect to such Participating Claims).  For these purposes, “Qualified Marketmaker” means an entity that (X) holds itself out to the market as standing ready in the ordinary course of business to purchase from and sell to customers Participating Claims, or enter with customers into long and/or short positions in First Lien Claims, Second Lien Claims or Unsecured Claims, in its capacity as a dealer or market maker in such First Lien Claims, Second Lien Claims or Unsecured Claims, and (Y) is in fact regularly in the business of making a market in claims, interests and/or securities of issuers or borrowers.

4.             Agreements, Representations and Warranties of the Company

(a)           Subject to the terms and conditions hereof and except as the Majority Holders may expressly release the Company in writing from any of the following obligations (which release may be withheld, conditioned or delayed by the Majority Holders):

(i)            From the Execution Date until the End Date, the Company agrees (A) to prepare or cause to be prepared the Restructuring Documents (including, without limitation, all relevant motions, applications, orders, agreements and other documents), each of which, for the avoidance of doubt, shall contain terms and conditions consistent

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with this Agreement and shall otherwise be in form and substance acceptable to the Company and the Majority Holders, except for the Governance Documents, which shall be acceptable only to the Majority Holders, (B) to provide draft copies of the Restructuring Documents, any documents filed in connection with recognition or other proceedings, if any, filed in Canada (the “Canadian Proceedings”), and all other pleadings and documents the Company intends to file with the Bankruptcy Court, in each case, to Akin Gump as soon as reasonably practicable, but in no event less than two (2) business days before such documents are to be filed with the Bankruptcy Court; provided that each such pleading or document shall be consistent in all respects with, and shall otherwise contain, the terms and conditions set forth in this Agreement and such other terms and conditions as are acceptable to the Company and the Majority Holders; and (C) without limiting any approval rights set forth herein, consult in good faith with Akin Gump regarding the form and substance of any of the foregoing documents in advance of the filing, execution, distribution or use (as applicable) thereof.

(ii)           Without limiting the consent, approval or other rights contained herein, the Company agrees to (A) (1) support and complete the Restructuring and all other actions contemplated in connection therewith and under the Restructuring Documents, (2) take any and all necessary and appropriate actions in furtherance of the Restructuring and the Restructuring Documents and (3) use reasonable best efforts to obtain any and all governmental, regulatory, and/or third-party approvals (including, as applicable, Bankruptcy Court approvals) required for the Restructuring, if any, (B) use reasonable best efforts to cause the milestones set forth in Section 6 to be satisfied so as to not allow a Support Termination Event to occur (provided that such obligation shall continue after a Triggering Event with respect to milestones related to the 363 Sale), and (C) not take any actions, or fail to take any actions, where such taking or failing to take actions would be, in either case, (i) inconsistent with this Agreement or the Restructuring Documents or (ii) otherwise inconsistent with, or reasonably expected to prevent, interfere with, delay or impede the implementation or consummation of, the Restructuring.

(iii)          Unless pursuant to a Fiduciary Action as set forth in Section 24 hereof, the Company shall (A) cease and cause to be terminated any ongoing solicitation, discussions and negotiations with respect to any Alternative Transaction, (B) not, directly or indirectly, seek, solicit, negotiate, support, engage in or initiate discussions relating to, or enter into any agreements relating to, any Alternative Transaction, and (C) not solicit or direct any person or entity, including any of their representatives or members of the Company’s board of directors (or equivalent) or any direct or indirect holders of existing equity securities of the Company, to undertake any of the foregoing; provided, however, that the Company’s activities to pursue the 363 Sale are not a breach of this Section 4(a)(iii).

(iv)          The Company agrees to timely file a formal objection to any motion filed with the Bankruptcy Court by any Person seeking the entry of an order (A) directing the appointment of an examiner or a trustee, (B) converting any Chapter 11 Case to a case under chapter 7 of the Bankruptcy Code other than as contemplated by the Plan and the Restructuring or (C) dismissing any of the Chapter 11 Cases.  For purposes of this Section 4(a), “Person” shall mean an individual, a partnership, a joint venture, a limited liability company, a corporation, a trust, an unincorporated organization, a group, a governmental or regulatory authority, or any legal entity or association.

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(v)           The Company agrees to timely file a formal written response in opposition to or take all appropriate actions to oppose (if circumstances do not allow for the filing of a formal written response) any objection filed with the Bankruptcy Court by any Person with respect to the entry of the Interim Cash Collateral Order and/or the Final Cash Collateral Order.

(vi)          The Company agrees not to enter into any settlement, compromise or agreement with any authorized representative of retirees or employees or a retiree committee, unless such settlement, compromise or agreement is in form and substance acceptable to the Company and the Majority Holders.

(vii)         The Company shall use reasonable best efforts to obtain entry of the RSA Order, which order shall include a waiver or modification of the automatic stay to provide any notices contemplated by and in accordance with this Agreement, by the Bankruptcy Court as soon as practicable after July 15, 2015 (the “Petition Date”), but in no event later than 60 calendar days after the Petition Date (which RSA Order, for avoidance of doubt, shall be in form and substance acceptable to the Company and the Majority Holders).

(viii)        Within a reasonable period of time prior to taking any steps towards commencing a sale, marketing, restructuring or similar process with respect to the direct or indirect subsidiaries of Walter that are formed, incorporated or otherwise domiciled in Canada (collectively, the “Canadian Entities”), Walter shall cause to be appointed to the board of Walter Energy Canada Holdings, Inc. an independent director mutually agreeable to the Company and the Majority Holders (and, upon the request of such independent director, Walter shall cause such independent director to be appointed to the board of any other Canadian Entity so requested).

(ix)          The Company agrees to timely file a formal written response in opposition to, and defend against, any objection filed with the Bankruptcy Court by any Person with respect to the Sale Motion, the Bidding Procedures Order, the Sale Order, and any related agreements and/or documents.

(b)           Regardless of whether the Restructuring is consummated, the Company shall promptly pay in cash all documented fees, costs and expenses of (i) Akin Gump, as lead counsel, Burr Forman LLP (“Burr Forman”), as Alabama counsel, Cassels Brock & Blackwell LLP (“Cassels”), as Canadian counsel, and Lazard Frères & Co. LLC, as financial advisor, to the Holder Parties (“Lazard” and together with Akin Gump, Burr Forman and Cassels, the “Holder Parties’ Advisors”) and (ii) any consultants or other advisors retained by the Holder Parties collectively (and not individually) (the parties described in this section 4(b)(ii) collectively, the “Consultants”) in connection with the Restructuring; provided that the Holder Parties shall provide notice to the Company in accordance with Section 13 hereof prior to retaining any such Consultants, in each case, in accordance with engagement letters (if any) of such professional (including the Restructuring Fee as defined in Lazard’s engagement letter), and in each case, without further order of, or application to, the Bankruptcy Court or notice to any party other than as provided in the Cash Collateral Order; provided further that no success fees shall be payable to any Consultant.  In addition, regardless of whether the Restructuring is consummated, the Company shall promptly reimburse each Holder Party in cash for all documented out-of-pocket costs or expenses (without limiting the Company’s obligations pursuant to the previous sentence, which out-of-pocket costs or expenses shall not include any professional or advisor fees of such Holder Party) incurred by such Holder Party in connection with this Agreement or the

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Restructuring.  Simultaneously with the execution of this Agreement, the Company shall pay or reimburse, as applicable, all fees, costs and expenses of the Holder Parties or the Holder Parties’ Advisors incurred at any time prior to the Execution Date and described in the previous two sentences.

(c)           From the Execution Date until the End Date, the Company shall (i) operate the business of the Company and its direct and indirect subsidiaries in the ordinary course in a manner that is consistent with this Agreement, the Business Plan, past practices, and use commercially reasonable efforts to preserve intact the Company’s business organization and relationships with third parties (including lessors, licensors, suppliers, distributors and customers) and employees, (ii) keep the Holder Parties reasonably informed about the operations of the Company and its direct and indirect subsidiaries, (iii) subject to applicable non-disclosure agreements and the terms thereof, provide the Holder Parties any information reasonably requested regarding the Company or any of its direct and indirect subsidiaries and provide, and direct the Company’s employees, officers, advisors and other representatives to provide, to Akin Gump and Lazard, (A) reasonable access during normal business hours to the Company’s books, records and facilities, subject to reasonable safety precautions, and (B) reasonable access to the management and advisors of the Company for the purposes of evaluating the Company’s assets, liabilities, operations, businesses, finances, strategies, prospects and affairs, (iv) promptly notify the Holder Parties of any governmental or third party complaints, litigations, investigations or hearings (or communications indicating that the same may be contemplated or threatened) and (v) use commercially reasonable efforts to obtain any and all required governmental, regulatory and/or third party approvals necessary or required for the implementation or consummation of the Restructuring (including the Bankruptcy Court’s approval of the relevant Restructuring Documents).

5.             363 Sale Triggering Events.  Upon the Majority Holders’ giving of written notice of the occurrence of a Triggering Event (as defined below) to the Company in accordance with Section 13 hereof, and in the absence of an unresolved Triggering Event Dispute (as defined below), notwithstanding anything to the contrary herein or in the Restructuring Documents, the Company shall cease pursuing and shall withdraw the Plan (and the Holder Parties shall no longer have any obligation to support the Plan) and instead exclusively use its best efforts to pursue and consummate the 363 Sale if any one or more of the following events occurs (each, a “Triggering Event”):

(a)           at 5:00 p.m. prevailing Central Time on July 15, 2015, unless the Company shall have filed a motion seeking the appointment of a retiree committee under section 1114 of the Bankruptcy Code (the “1114 Retiree Committee Appointment Motion”), which motion shall be in form and substance acceptable to the Company and the Majority Holders;

(b)           (i) at 5:00 p.m. prevailing Central Time on August 12, 2015, unless the Company shall have made a proposal under sections 1113 and 1114 of the Bankruptcy Code to the United Mine Workers of America (“UMWA”) or (ii) at 5:00 p.m. prevailing Central Time on August 26, 2015, unless the Company shall have made a proposal under sections 1113 and 1114 of the Bankruptcy Code to the United Steelworkers (“USW”), in each case, in form and substance acceptable to the Majority Holders;

(c)           at 5:00 p.m. prevailing Central Time on August 12, 2015, unless the hearing on the 1114 Retiree Committee Appointment Motion shall have commenced in the Bankruptcy Court;

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(d)           at 5:00 p.m. prevailing Central Time on August 26, 2015, unless the Company shall have filed the Plan (except the Plan supplements) and Disclosure Statement (except exhibits), each consistent with the Restructuring Term Sheet and in form and substance acceptable to the Company and the Majority Holders, with the Bankruptcy Court;

(e)           at 5:00 p.m. prevailing Central Time on October 21, 2015, unless the Company shall have filed with the Bankruptcy Court the exhibits to the Disclosure Statement, including projections for the time period to be set forth in the Business Plan, in form and substance acceptable to the Company and the Majority Holders;

(f)            at 5:00 p.m. prevailing Central Time on October 28, 2015, unless the Bankruptcy Court shall have entered the Disclosure Statement Order in form and substance acceptable to the Company and the Majority Holders;

(g)           at 5:00 p.m. prevailing Central Time on October 21, 2015 unless (i) a motion seeking approval of the Bankruptcy Court of an agreement between the Pension Benefit Guaranty Corporation ( the “PBGC”) and the Company pursuant to which the Company’s qualified single employer defined benefit pension plans will be terminated, which agreement shall be in form and substance acceptable to the Majority Holders, shall have been filed with the Bankruptcy Court, or motions to terminate the Company’s qualified single employer defined benefit pension plans have been filed by the Company with the Bankruptcy Court and (ii) motions to terminate the Company’s excess and supplemental non-qualified pension plans, in each case in form and substance acceptable to the Majority Holders, have been filed by the Company with the Bankruptcy Court;

(h)           at 5:00 p.m. prevailing Central Time on October 21, 2015, unless (i) motion(s) seeking the approval of the Bankruptcy Court of settlement(s) with respect to the collective bargaining agreement(s) (the “Collective Bargaining Agreement(s)”) entered into with the authorized representative(s) of the respective UMWA and/or USW employees in form and substance acceptable to the Company and the Majority Holders (each, a “Labor Settlement”) shall have been filed or (ii) if no such motion(s) shall have been filed with the Bankruptcy Court with respect to any such Labor Settlement(s), a motion(s) under section 1113 of the Bankruptcy Code (including a motion filed pursuant to section 1113(c) of the Bankruptcy Code (an “1113 Motion”) seeking the rejection of certain Collective Bargaining Agreement(s) of the Company with the UMWA and the USW), in each case in form and substance acceptable to the Company and the Majority Holders and which can be combined with the motions required under Section 5(i) below, shall have been filed by the Company with the Bankruptcy Court;

(i)            at 5:00 p.m. prevailing Central Time on October 21, 2015, unless (i) a motion seeking the approval of the Bankruptcy Court of the settlement(s) with respect to a Retiree Group (as defined below) entered into with the applicable authorized representative of the respective retirees or the retiree committee, each in form and substance acceptable to the Company and the Majority Holders (a “Retiree Settlement”) shall have been filed or (ii) if no such motion shall have been filed with the Bankruptcy Court with respect to any such Retiree Settlement, motions under section 1114 of the Bankruptcy Code, in each case in form and substance acceptable to the Company and the Majority Holders and which can be combined with the motions required under Section 5(h) above, shall have been filed by the Company with the Bankruptcy Court with respect to “retiree benefits” (as defined in section 1114 of the Bankruptcy Code) affecting the Company being received by UMWA retirees, United Steelworkers retirees, and non-union retirees (each, a “Retiree Group”);

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(j)            at 5:00 p.m. prevailing Central Time on November 4, 2015, unless the Company shall have commenced the Solicitation;

(k)           at 5:00 p.m. prevailing Central Time on November 11, 2015, unless (i) the hearings with respect to the motions filed pursuant to Section 5(h) and Section 5(i) above shall have commenced in the Bankruptcy Court or (ii) if no such hearings shall have commenced with respect to such motions, the Bankruptcy Court shall have approved a Labor Settlement or Retiree Settlement, as applicable;

(l)            at 5:00 p.m. prevailing Central Time on December 9, 2015, unless the Bankruptcy Court shall have (i) entered an order approving each of the motions filed pursuant to Section 5(h) and Section 5(i) above and granting relief acceptable to the Company and to the Majority Holders or (ii) if no such order shall have been entered with respect to any such motions, the Bankruptcy Court shall have approved a Labor Settlement or Retiree Settlement, as applicable;

(m)          at 5:00 p.m. prevailing Central Time on the date that is 21 days after the date on which the orders described in clause (i) of Section 5(l) above are entered by the Bankruptcy Court, unless the Company shall have (i) implemented the relief granted by the Bankruptcy Court in such order or (ii) entered into a settlement with the applicable parties with respect to any Collective Bargaining Agreement or with the applicable Retiree Group, as applicable, which settlement is approved by the Bankruptcy Court and is in form and substance acceptable to the Company and the Majority Holders;

(n)           the occurrence of a strike, work slowdown or other concerted labor activity that lasts for more than three (3) days and reduces production by over 100,000 tonnes, as measured against the Company’s mining plan;

(o)           if, as of the effective date of the Plan, the aggregate amount of all allowed or projected Administrative and Priority Claims (as defined herein) exceeds $10.0 million, which  projections the Company, in consultation with the Holder Parties’ Advisors, shall reasonably formulate in advance of the confirmation hearing in connection with the Plan.  For purposes hereof, “Administrative and Priority Claims” means any non-ordinary course administrative expense claims and non-ordinary course priority tax claims.  For the avoidance of doubt, Administrative and Priority Claims do not include any claims for fees and expenses of any professional, claims arising under sections 503(b)(9) or 507(b) of the Bankruptcy Code, post-petition operating expenses, severance obligations and payments, ordinary course administrative and priority tax claims, cure amounts related to assumed executory contracts, reclamation and environmental obligations, Coal Act and Black Lung obligations, and employee and retiree benefit obligations accrued in the ordinary course of business prior to implementing relief under sections 1113 and 1114 of the Bankruptcy Code;

(p)           at 5:00 p.m. prevailing Central Time on January 13, 2016, unless the Bankruptcy Court shall have entered the Confirmation Order in form and substance acceptable to the Company and the Majority Holders; or

(q)           at 5:00 p.m. prevailing Central Time on February 3, 2016, unless there shall have occurred a substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan.

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If the Company disputes, in writing, the occurrence of a Triggering Event within one business day of receiving notice thereof (a “Triggering Event Dispute”) and the Company and the Majority Holders are not able to resolve the Triggering Event Dispute within one (1) business day thereafter, the Company may seek  an expedited determination from the Bankruptcy Court regarding whether a Triggering Event has occurred; provided that if no determination by the Bankruptcy Court occurs within five (5) business days from the date on which the Majority Holders provide written notice to the Company in accordance with Section 13 hereof that a Triggering Event has occurred, then the Triggering Event shall have occurred for purposes of this Agreement and there shall be no Triggering Event Dispute.  In any hearing regarding a Triggering Event Dispute, the only issue that may be raised by the Company, the Majority Holders or any other party shall be whether, in fact, a Triggering Event has occurred.

6.             Termination of Obligations.  Following written notice to the Company or the Holder Parties, as applicable, in accordance with Section 13 hereof, this Agreement may be terminated as follows and, except as otherwise provided herein, all obligations of the Parties shall immediately terminate and be of no further force and effect upon such termination (each such termination event, a “Support Termination Event”):

(a)           by the mutual written consent of the Company and the Majority Holders;

(b)           by the Majority Holders upon (x) a breach (other than an immaterial breach) by the Company of any of the undertakings, representations, warranties or covenants of the Company set forth in this Agreement, including the Company’s obligations under Section 4, or (y) the failure by the Company to act in a manner materially consistent with this Agreement, which breach or failure to act remains uncured for a period of three (3) business days after the receipt of written notice in accordance with Section 13 hereof of such breach from the Majority Holders;

(c)           by the Company upon a breach (other than an immaterial breach) by the Holder Parties of any of the undertakings, representations, warranties or covenants of the Holder Parties set forth in this Agreement, which breach remains uncured for a period of three (3) business days after the receipt of written notice in accordance with Section 13 hereof of such breach from the Company;

(d)           (i) by the Majority Holders, in the event a Fiduciary Action occurs (whether or not notice of such is provided) or (ii) by the Company, if the Company so elects, in connection with a Fiduciary Action upon two (2) business days prior written notice to the Majority Holders in accordance with Section 13 hereof ;

(e)           by the Majority Holders upon the occurrence of any of the following events, unless such event is waived or the applicable deadline is extended by the Majority Holders in writing (which waiver or extension may be withheld, conditioned or delayed by the Majority Holders):

(i)            at 5:00 p.m. prevailing Central Time on July 15, 2015, unless the Company shall have commenced the Chapter 11 Cases;

(ii)           on or prior to July 15, 2015 and concurrently with the filing of the Chapter 11 Cases, unless the Company shall have filed a Cleansing Document (as defined in the applicable confidentiality agreements by and between Walter and certain of the Holder Parties), as required by such confidentiality agreements;

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(iii)          at 5:00 p.m. prevailing Central Time on September 9, 2015, unless the Company shall have filed with the Bankruptcy Court the Sale Motion;

(iv)          at 5:00 p.m. prevailing Central Time on September 30, 2015, unless the Bankruptcy Court shall have entered the Bidding Procedures Order in form and substance acceptable to the Company and the Majority Holders;

(v)           at 5:00 p.m. prevailing Central Time on February 3, 2016, unless the Bankruptcy Court shall have entered a Confirmation Order in form and substance acceptable to the Company and the Majority Holders that has become a Final Order; provided that the foregoing shall not constitute a “Support Termination Event” if prior to such time the Bankruptcy Court shall have entered the Sale Order in form and substance acceptable to the Company and the Majority Holders, which Sale Order provides that the successor clause contained in the Collective Bargaining Agreements between the Company and the UMWA is not enforceable against the purchaser of assets pursuant to the 363 Sale (or the Bankruptcy Court otherwise grants relief to the Company under section 1113 of the Bankruptcy Code and the Company implements such relief which eliminates the successor clause contained in the Collective Bargaining Agreements between the Company and the UMWA). “Final Order” means an order or judgment of the Bankruptcy Court (or any other court of competent jurisdiction) entered by the Clerk of the Bankruptcy Court (or such other court) on the docket in the Chapter 11 Cases (or the docket of such other court), which has not been modified, amended, reversed, vacated or stayed and as to which (A) the time to appeal, petition for certiorari, or move for a new trial, stay, reargument or rehearing has expired and as to which no appeal, petition for certiorari or motion for new trial, stay, reargument or rehearing shall then be pending or (B) if an appeal, writ of certiorari, new trial, stay, reargument or rehearing thereof has been sought, such order or judgment of the Bankruptcy Court (or other court of competent jurisdiction) shall have been affirmed by the highest court to which such order was appealed, or certiorari shall have been denied, or a new trial, stay, reargument or rehearing shall have been denied or resulted in no modification of such order, and the time to take any further appeal, petition for certiorari or move for a new trial, stay, reargument or rehearing shall have expired, as a result of which such order shall have become final in accordance with Rule 8002 of the Federal Rules of Bankruptcy Procedure; provided that the possibility that a motion under Rule 60 of the Federal Rules of Civil Procedure, or any analogous rule under the Federal Rules of Bankruptcy Procedure, may be filed relating to such order, shall not cause an order not to be a Final Order;

(vi)          at 5:00 p.m. prevailing Central Time on February 3, 2016, unless (A) there shall have occurred a substantial consummation (as defined in section 1101 of the Bankruptcy Code) of the Plan or (B) a consummation of the 363 Sale;

(vii)         if the Company fails to obtain entry of the Interim Cash Collateral Order and the Final Cash Collateral Order within 5 and 45 calendar days, respectively, after the Petition Date, which Cash Collateral Orders, for the avoidance of doubt, shall be in form and substance acceptable to the Company and the Majority Holders, and shall provide as adequate protection, among other things, cash interest payments to Holder Parties on account of First Lien Claims in an amount equal to 80% of the contractual non-default rate on the First Lien Claims and payment of fees and expenses of the Holder Parties’ Advisors and certain other parties in accordance with the terms of the Cash Collateral Orders;

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(viii)        if the Company fails to obtain entry of an RSA Order within 60 days after the Petition Date, which order shall include a waiver or modification of the automatic stay to provide any notices contemplated by and in accordance with this Agreement;

(ix)          upon the filing by the Company of any motion or other request for relief seeking to (A) dismiss any of the Chapter 11 Cases, (B) convert any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code other than as contemplated by the Restructuring, or (C) appoint a trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases;

(x)           upon the entry of an order by the Bankruptcy Court (A) dismissing any of the Chapter 11 Cases, (B) converting any of the Chapter 11 Cases to a case under chapter 7 of the Bankruptcy Code other than as contemplated by the Restructuring, (C) appointing a trustee or an examiner pursuant to section 1104 of the Bankruptcy Code in any of the Chapter 11 Cases, (D) terminating exclusivity under section 1121 of the Bankruptcy Code, (E) making a finding of fraud, dishonesty or misconduct by any executive, officer or director of the Company, regarding or relating to the Company, or (F) vacating, amending, terminating, extending or modifying the Cash Collateral Orders without the consent of the Majority Holders;

(xi)          upon the Company’s withdrawal, waiver, amendment or modification, or the filing of (or announced intention to file) a pleading seeking to withdraw, waive, amend or modify, any term or condition of any of the Restructuring Documents or any documents related thereto, including motions, notices, exhibits, appendices and orders, in a manner not acceptable in form and substance to the Majority Holders;

(xii)         the Company files, proposes or otherwise supports any plan of liquidation, asset sale of all or substantially all of the Company’s assets or plan of reorganization other than the Restructuring;

(xiii)        an order is entered by the Bankruptcy Court granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure on the same) on any of the Company’s assets (other than in respect of insurance proceeds or with respect to assets having a fair market value of less than $1,000,000 in the aggregate);

(xiv)        the issuance by any governmental authority, including any regulatory authority or court of competent jurisdiction (including the Bankruptcy Court), of any ruling or order denying any requisite approval of, delaying, impeding or enjoining the confirmation or consummation of the Plan, the 363 Sale or any other aspect of the Restructuring;

(xv)         the Company experiences any circumstance, change, effect, event, occurrence, state of facts or development, either alone or in combination that has had, or is reasonably likely to have a material adverse effect on the financial condition, business, assets, prospects or operations of the Company taken as a whole;

(xvi)        a failure by the Company to pay the fees and expenses set forth in Section 4(b) of this Agreement;

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(xvii)       the entry of an order by any court of competent jurisdiction invalidating, disallowing, subordinating, or limiting, in any respect, as applicable, the enforceability, priority, or validity of the claims and liens of the First Lien Lenders under the First Lien Credit Facility or the claims and liens of the First Lien Noteholders under the First Lien Indenture as stipulated to by the Company in the Interim Cash Collateral Order, if such claims and liens have a fair market value in excess of $1,000,000 in the aggregate, without the written consent of the Majority Holders;

(xviii)      the entry of an order by any court of competent jurisdiction granting the relief sought in an involuntary proceeding against the Company seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief in respect of the Company or the Company’s debts, or of a substantial part of the Company’s assets, under any federal, state or foreign bankruptcy, insolvency, administrative, receivership or similar law now or hereafter in effect (provided that such involuntary proceeding is not dismissed within a period of thirty (30) days after the filing thereof);

(xix)        except in each case with respect to the Restructuring, if the Company (A) voluntarily commences any case or files any petition seeking bankruptcy, winding up, dissolution, liquidation, administration, moratorium, reorganization or other relief under any federal, state or foreign bankruptcy, insolvency, administrative receivership or similar law now or hereafter in effect, except as provided for in this Agreement, (B) consents to the institution of, or fails to contest in a timely and appropriate manner, any involuntary proceeding or petition described above, (C) applies for or consents to the appointment of a receiver, administrator, administrative receiver, trustee, custodian, sequestrator, conservator or similar official for the Company or for a substantial part of the Company’s assets, (D) files an answer admitting the material allegations of a petition filed against it in any such proceeding, (E) makes a general assignment or arrangement for the benefit of creditors or (F) takes any corporate action for the purpose of authorizing any of the foregoing;

(xx)         a “Termination Event” under and as defined in the Cash Collateral Orders has occurred;

(xxi)        unless otherwise agreed to in writing by the Majority Holders, the Canadian Entities (A) incur any new secured debt or any unsecured debt outside of the ordinary course of business (other than as it relates to the Permitted Non-Debtor Affiliate Payments (as such term is defined in the Interim Cash Collateral Order)) or (B) commence, or become subject to, any restructuring or insolvency proceeding in any jurisdiction; or

(xxii)       unless otherwise agreed to in writing by the Majority Holders, commencement of a sale process or other actions in furtherance of a disposition of any material assets of the Canadian Entities.

Upon the termination of this Agreement pursuant to this Section 6, this Agreement shall forthwith become void and of no further force or effect, each Party shall be released from its commitments, undertakings and agreements under or related to this Agreement, and there shall be no liability or obligation on the part of any Party; provided, however, that in no event shall any such termination relieve a Party from (i) liability for its breach or non-performance of its obligations hereunder prior to the date of such termination, notwithstanding any termination of

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this Agreement by any other Party, and (ii) obligations under this Agreement which expressly survive any such termination pursuant to Section 16; provided further, however, that notwithstanding anything to the contrary herein, (i) the right to terminate this Agreement under this Section 6 shall not be available to any Party whose failure to fulfill any material obligation under this Agreement has been the cause of, or resulted in, the occurrence of a Support Termination Event and (ii) any Support Termination Event may be waived only in accordance with this Agreement and the procedures established by Section 9, in which case the Support Termination Event so waived shall be deemed not to have occurred, this Agreement shall be deemed to continue in full force and effect, and the rights and obligations of the Parties shall be restored, subject to any modification set forth in such waiver.  Upon termination of this Agreement, any and all consents, agreements, undertakings, tenders, waivers, forbearances and votes delivered by a Holder Party prior to such termination shall be deemed, for all purposes, to be null and void ab initio and shall not be considered or otherwise used in any manner by the Company or any other party.  For the avoidance of doubt, the automatic stay arising pursuant to section 362 of the Bankruptcy Code shall be deemed waived or modified for purposes of providing notice or exercising rights hereunder.

7.             Good Faith Cooperation; Further Assurances. The Parties shall cooperate with each other in good faith and shall coordinate their activities (to the extent practicable) in respect of all matters concerning the implementation and consummation of the Restructuring.  Further, each of the Parties shall take such action (including executing and delivering any other agreements and making and filing any required regulatory filings) as may be reasonably necessary or as may be required by order of the Bankruptcy Court, to carry out the purposes and intent of this Agreement (provided, that nothing set forth in this Section 7 shall require any Holder Party to provide any information that it determines, in its discretion, to be sensitive or confidential or to take any actions other than in its capacity as a holder of Participating Claims).  Each of the Parties hereby covenants and agrees (a) to negotiate in good faith and in a timely manner (giving effect to the milestones set forth in Section 5 and Section 6) the Restructuring Documents (including, without limitation, the Plan and Disclosure Statement, both consistent with the Restructuring Term Sheet) and (b) subject to the satisfaction of the terms and conditions set forth herein, to execute the Restructuring Documents.

8.             Remedies.  All remedies that are available at law or in equity, including specific performance and injunctive or other equitable relief, to any Party for a breach of this Agreement by another Party shall be available to the non-breaching Party (for the avoidance of doubt, if there is a breach of the Agreement by a Holder Party, money damages shall be an insufficient remedy to the other Holder Parties or the Company and either the Company or the Holder Parties can seek specific performance as against another Holder Party); provided, however, that in connection with any remedy asserted in connection with this Agreement, each Party agrees to waive any requirement for the securing or posting of a bond in connection with any remedy.  All rights, powers and remedies provided under this Agreement or otherwise available in respect hereof at law or in equity shall be cumulative and not alternative, and the exercise of any right, power or remedy thereof by any Party shall not preclude the simultaneous or later exercise of any other such right, power or remedy by such Party or any other Party.

9.             Amendments and Waivers.  This Agreement may be amended or waived only upon written approval of both (a) the Company and (b) the Majority Holders; provided, however, that in no event shall this Agreement be so amended or waived with respect to any Holder Party in any manner that would adversely affect such Holder Party’s legal rights under this Agreement in a disproportionate or discriminatory manner (as compared to all other Holder Parties), without such Holder Party’s prior written consent; provided, further, however, that the date set forth in Section 6(e)(vi) shall not be extended past March 31, 2016 without the prior written consent of Holder Parties holding at least 66.66% in principal amount of the First Lien Claims held by the Holder Parties, and shall not be extended past

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June 30, 2016 without the prior written consent of each Holder Party; and provided  further that amendments to the definition of “Majority Holders”, including the provisos therein, or to this Section 9, shall require the written consent of each Holder Party.  Any amendment or waiver of any condition, term or provision to this Agreement must be in writing.  Any amendment or waiver made in compliance with this Section 9 shall be binding on all of the Parties, regardless of whether a particular Party has executed or consented to such amendment or waiver.

10.          Independent Analysis.  Each of the Holder Parties and the Company hereby confirms that it has made its own decision to execute this Agreement based upon its own independent assessment of documents and information available to it, as it has deemed appropriate.

11.          Representation by Counsel.  Each Party acknowledges that it has had the opportunity to be represented by counsel in connection with this Agreement and the transactions contemplated by this Agreement.  Accordingly, any rule of law or any legal decision that would provide any Party with a defense to the enforcement of the terms of this Agreement against such Party based upon lack of legal counsel, shall have no application and is expressly waived.

12.          Governing Law.  This Agreement shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.  By its execution and delivery of this Agreement, each of the Parties hereby irrevocably and unconditionally agrees for itself that any legal action, suit or proceeding against it with respect to any matter under or arising out of or in connection with this Agreement or for recognition or enforcement of any judgment rendered in any such action, suit or proceeding, may be brought in either a state or federal court of competent jurisdiction in the State and County of New York. By execution and delivery of this Agreement, each of the Parties hereby irrevocably accepts and submits itself to the nonexclusive jurisdiction of each such court, generally and unconditionally, with respect to any such action, suit or proceeding.  Notwithstanding the foregoing consent to jurisdiction in either a state or federal court of competent jurisdiction in the State and County of New York, upon the commencement of the Chapter 11 Cases, each of the Parties hereby agrees that, if the Chapter 11 Cases are pending, the Bankruptcy Court shall have exclusive jurisdiction over all matters arising out of or in connection with this Agreement.  EACH PARTY UNCONDITIONALLY WAIVES TRIAL BY JURY IN ANY LEGAL ACTION OR PROCEEDING REFERRED TO ABOVE.

13.          Notices.  All notices, requests, demands, document deliveries and other communications under this Agreement shall be in writing and shall be deemed to have been duly given, provided or made (a) when delivered personally, (b) when sent by electronic mail (“e-mail”) or facsimile, (c) one (1) business day after deposit with an overnight courier service or (d) three (3) business days after mailed by certified or registered mail, return receipt requested, with postage prepaid to the Parties at the following addresses, facsimile numbers or e-mail addresses (or at such other addresses, facsimile numbers or e-mail addresses for a Party as shall be specified by like notice):

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If to the Company:

Walter Energy, Inc.
3000 Riverchase Galleria, Suite 1700
Birmingham, Alabama  35244
Facsimile:  (205) 776-7859
Email:  earl.doppelt@walterenergy.com
Attention:  Earl H. Doppelt, Esq.

with a copy to (which shall not constitute notice):

Paul, Weiss, Rifkind, Wharton & Garrison LLP
1285 Avenue of the Americas
New York, New York  10019
Facsimile: (212) 757-3990
Attention:  Kelley A. Cornish, Esq. (kcornish@paulweiss.com)

and

Paul, Weiss, Rifkind, Wharton & Garrison LLP
2001 K Street, NW
Washington, DC  20006-1047
Facsimile:  (202) 223-7420
Attention:  Claudia R. Tobler, Esq. (ctobler@paulweiss.com)

If to the Holder Parties:  To each Holder Party at the addresses, facsimile numbers or e-mail addresses set forth below the Holder Party’s signature page to this Agreement (or to the signature page to a Joiner in the case of any Holder that becomes a party hereto after the Execution Date)

with a copy to (which shall not constitute notice):

Akin Gump Strauss Hauer & Feld LLP
One Bryant Park
New York, New York  10036
Facsimile:  (212) 872-1002
Attention:  Ira Dizengoff, Esq. (idizengoff@akingump.com)

and

Akin Gump Strauss Hauer & Feld LLP
1333 New Hampshire Avenue, N.W.
Washington, DC 20036
Facsimile:  (202) 887-4288
Attention:  James Savin, Esq. (jsavin@akingump.com)

14.          Reservation of Rights.  Except as expressly provided in this Agreement, nothing herein is intended to, or does, in any manner waive, limit, impair or restrict (a) the ability of each Party to protect and preserve its rights, remedies and interests, including the First Lien Claims, Second Lien Claims, Unsecured Claims and any other claims against the Company or other parties, or its full participation in any bankruptcy proceeding, including the rights of a Holder Party under any applicable bankruptcy,

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insolvency, foreclosure or similar proceeding, in each case, so long as the exercise of any such right does not breach such Holder Party’s obligations hereunder; (b) the ability of a Holder Party to purchase, sell or enter into any transactions in connection with the Participating Claims, subject to the terms hereof; (c) any right of any Holder Party (i) under the Debt Documents, or which constitutes a waiver or amendment of any provision of any Debt Document or (ii) under any other applicable agreement, instrument or document that gives rise to a Holder Party’s Participating Claims, or which constitutes a waiver or amendment of any provision of any such agreement, instrument or document, subject to the terms of Section 3(a) hereof; (d) the ability of a Holder Party to consult with its advisors (including the Holder Parties’ Advisors), other Holder Parties or the Company; or (e) the ability of a Holder Party to enforce any right, remedy, condition, consent or approval requirement under this Agreement or any of the Restructuring Documents.  Without limiting the foregoing sentence in any way, after the termination of this Agreement pursuant to Section 6, the Parties each fully reserve any and all of their respective rights, remedies, claims and interests, subject to Section 6, in the case of any claim for breach of this Agreement.  Further, nothing in this Agreement shall be construed to prohibit any Party from appearing as a party-in-interest in any matter to be adjudicated in the Chapter 11 Cases, so long as such appearance and the positions advocated in connection therewith are consistent with this Agreement and the Restructuring Documents and are not for the purpose of, and could not reasonably be expected to have the effect of, hindering, delaying or preventing the consummation of the Restructuring.

15.          Rule of Interpretation.  Notwithstanding anything contained herein to the contrary, it is the intent of the Parties that all references to votes or voting in this Agreement be interpreted to include votes or voting on a plan of reorganization under the Bankruptcy Code.  Time is of the essence in the performance of the obligations of each of the Parties.  The words “hereof,” “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement.  References to any Articles, Sections, Exhibits and Schedules are to such Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. All Exhibits and Schedules annexed hereto or referred to herein (including any exhibits, schedules or attachments thereto) are hereby incorporated in and made a part of this Agreement as if set forth in full herein.  Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular.  Whenever the words “include,” “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation,” whether or not they are in fact followed by those words or words of like import.  “Writing,” “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form.  Any reference to “business day” means any day, other than a Saturday, a Sunday or any other day on which banks located in New York, New York are closed for business as a result of federal, state or local holiday and any other reference to day means a calendar day.

16.          Survival.  Notwithstanding (a) any sale of the Participating Claims in accordance with Section 3 or (b) the termination of this Agreement in accordance with its terms, the agreements and obligations of the Parties in Sections 4(b), 11, 12, 13, 14, 15, 16, 17, 18, 19, 20, 21, 22, 23(a), 24, and 25 shall survive such sale and/or termination and shall continue in full force and effect for the benefit of the Parties in accordance with the terms hereof; provided however that the Company’s obligation to pay fees and expenses as set forth in Section 4(b) shall survive only with respect to those documented fees and expenses incurred through and including the date this Agreement is terminated.

17.          Successors and Assigns; Severability; Several Obligations.  Subject to Section 3, this Agreement is intended to bind and inure to the benefit of the Parties and their respective permitted successors, assigns, heirs, executors, estates, administrators and representatives.  The invalidity or unenforceability at any time of any provision hereof in any jurisdiction shall not affect or diminish in any way the continuing validity and enforceability of the remaining provisions hereof or the continuing validity and enforceability of such provision in any other jurisdiction.  The agreements, representations

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and obligations of the Holder Parties under this Agreement are, in all respects, several and not joint and several.

18.          Third-Party Beneficiaries.  This Agreement is intended for the benefit of the Parties and no other person or entity shall be a third party beneficiary hereof or have any rights hereunder.

19.          Counterparts; Additional Holder Parties.  This Agreement may be executed in several counterparts, each of which shall be deemed to be an original, and all of which together shall be deemed to be one and the same agreement.  Execution copies of this Agreement may be delivered by facsimile, electronic mail or otherwise, each of which shall be deemed to be an original for the purposes of this paragraph.  Any holder of First Lien Claims that is not already an existing Holder Party may execute the Joinder and, in doing so, shall become a Joining Party and shall thereafter be deemed to be a “Holder Party” and a party for all purposes under this Agreement.

20.          Entire Agreement.  This Agreement and the Exhibits and Schedules attached hereto, constitutes the entire agreement of the Parties with respect to the subject matter hereof and supersedes all prior agreements (oral and written) and all other prior negotiations between and among the Company and the Holder Parties (and their respective advisors) with respect to the subject matter hereof; provided, however, that the Parties acknowledge and agree that any confidentiality agreements heretofore executed between the Company and any Holder Party shall continue in full force and effect as provided therein.

21.          Headings.  The section headings of this Agreement are for convenience of reference only and shall not, for any purpose, be deemed a part of this Agreement and shall not affect the interpretation of this Agreement.

22.          Settlement Discussions.  This Agreement is part of a proposed settlement of matters that could otherwise be the subject of litigation among the Parties.  Nothing herein shall be deemed an admission of any kind.  Pursuant to Federal Rule of Evidence 408, any applicable state rules of evidence and any other applicable law, foreign or domestic, this Agreement and all negotiations relating thereto shall not be admissible into evidence in any proceeding other than to prove the existence of this Agreement or in a proceeding to enforce the terms of this Agreement.

23.          Publicity.

(a)           The Company shall not (i) use the name of any Holder Party in any communication (including a press release, pleading or other publicly available document) (other than a communication with the legal, accounting, financial and other advisors to the Company who are under obligations of confidentiality to the Company with respect to such communication, and whose compliance with such obligations the Company shall be responsible for) without such Holder Party’s prior written consent or (ii) disclose to any person, other than legal, accounting, financial and other advisors to the Company (who are under obligations of confidentiality to the Company with respect to such disclosure, and whose compliance with such obligations the Company shall be responsible for), the principal amount or percentage of the Participating Claims held by any Holder Party or any of its respective subsidiaries; provided, however, that the Company shall be permitted to disclose at any time the aggregate principal amount of, and aggregate percentage of, First Lien Claims, Second Lien Claims and Unsecured Claims of the Participating Claims held by the Holder Parties as a group.  Notwithstanding the foregoing, the Holder Parties hereby consent to the disclosure by the Company in the Restructuring Documents or as otherwise required by law or regulation, of the execution, terms and contents of this Agreement, provided, however, that (i) if the Company determines that it is required to attach a copy of this Agreement to any Restructuring Document or any other filing or similar document relating to the transactions contemplated hereby, it will redact any reference to a specific Holder Party and such Holder Party’s holdings and (ii) if

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disclosure is required by applicable law, advance notice of the intent to disclose shall be given by the disclosing Party to each Holder Party (who shall have the right to seek a protective order prior to disclosure), it being agreed that there is no requirement to include such information in any filing with the Securities and Exchange Commission or any Canadian Securities Administrator.

(b)           Notwithstanding the foregoing, the Company will submit to Akin Gump all press releases, public filings, public announcements or other communications with any news media, in each case, to be made by the Company relating to this Agreement or the transactions contemplated hereby and any amendments thereof , and will take Akin Gump’s view with respect to such communications into account.  The Company will submit to Akin Gump and Lazard in advance all material mass written communications with customers, vendors and employees (including representatives of employees) relating to the transactions contemplated by this Agreement, and will take Akin Gump’s and Lazard’s views with respect to such communications into account.  Nothing contained herein shall be deemed to waive, amend or modify the terms of any confidentiality or non-disclosure agreement between the Company and any Holder Party, including the confidentiality and non-disclosure provisions contained in the Debt Documents.

24.          Fiduciary Duties; Relationship Among Holder Parties and the Company.  Notwithstanding anything to the contrary herein, the duties and obligations of the Holder Parties under this Agreement shall be several, not joint.  Furthermore, nothing in this Agreement shall require the Company to take any action, or to refrain from taking any action, to the extent that taking such action or refraining from taking such action will, upon the advice of outside counsel, constitute a breach of the Company’s board of directors’ fiduciary obligations under applicable law (any such action, or refraining from action, being a “Fiduciary Action”); provided, however, that (i) to the extent that taking such action or refraining from taking such action absent this Section 24 could, or would be reasonably expected to, result in a breach of this Agreement, the Company shall use commercially reasonable efforts to give the Holder Parties not less than three (3) business days prior written notice of, and in any event written notice contemporaneously with, in accordance with Section 13 hereof such anticipated action or anticipated refraining from taking such action, (ii) the Majority Holders may terminate this Agreement in accordance with Section 6(d), and (iii) specific performance shall not be available as a remedy if this Agreement is terminated in accordance with this Section 24.  None of the Holder Parties shall have any fiduciary duty, any duty of trust or confidence in any form, or other duties or responsibilities to each other, any First Lien Lender, any First Lien Noteholder, the Company, or any of the Company’s creditors or other stakeholders, including without limitation any holders of Second Lien Claims or Unsecured Claims, and there are no commitments among or between the Holder Parties.  It is understood and agreed that any Holder Party may trade in any debt or equity securities of the Company without the consent of the Company or any other Holder Party, subject to applicable securities laws and Section 3(d) of this Agreement.  No prior history, pattern or practice of sharing confidences among or between any of the Holder Parties and/or the Company shall in any way affect or negate this understanding and agreement.

25.          No Solicitation.  This Agreement and transactions contemplated herein are the product of negotiations among the Parties, together with their respective representatives.  Notwithstanding anything herein to the contrary, this Agreement is not, and shall not be deemed to be, a solicitation of votes for the acceptance of the Plan or any plan of reorganization for the purposes of sections 1125 and 1126 of the Bankruptcy Code or otherwise.  The Company will not solicit acceptances of the Plan from any party until such party has been provided with copies of a Disclosure Statement containing adequate information as required by section 1125 of the Bankruptcy Code.

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26.          Conflicts Between this Agreement, the Restructuring Term Sheet, the Sale Term Sheet and the Related Restructuring Documents.  In the event the terms and conditions as set forth in the Restructuring Term Sheet or the Sale Term Sheet and this Agreement are inconsistent, this Agreement shall control.  In the event of any conflict among the terms and provisions of (a) the Plan, this Agreement and/or the Restructuring Term Sheet, the terms and provisions of the Plan shall control and (b) the Stalking Horse APA, this Agreement and/or the Sale Term Sheet, the terms and provisions of the Stalking Horse APA shall control.  Notwithstanding the foregoing, nothing contained in this Section 26 shall affect, in any way, the requirements set forth herein for the amendment of this Agreement.

[Remainder of page intentionally left blank]

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IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed and delivered by their respective duly authorized officers, solely in their respective capacity as officers of the undersigned and not in any other capacity, as of the date first set forth above.

THE COMPANY:

WALTER ENERGY, INC.,
on behalf of itself and each of its direct and indirect subsidiaries set forth on Exhibit A hereto

By:	/s/ Earl H. Doppelt
Name:	Earl H. Doppelt
Its:	Executive Vice President
General Counsel & Secretary

Signature Page to Restructuring Support Agreement

EXHIBIT A

SUBSIDIARIES

Atlantic Development and Capital LLC

Atlantic Leaseco LLC

Blue Creek Coal Sales, Inc.

Blue Creek Energy, Inc.

J.W. Walter, Inc.

Jefferson Warrior Railroad Company, Inc.

Jim Walter Homes, LLC

Jim Walter Resources, Inc.

Maple Coal Co. LLC

Sloss-Sheffield Steel & Iron Company

SP Machine, Inc.

Taft Coal Sales & Associates, Inc.

Tuscaloosa Resources, Inc.

V Manufacturing Company

Walter Black Warrior Basin LLC

Walter Coke, Inc.

Walter Energy Holdings, LLC

Walter Exploration & Production LLC

Walter Home Improvement, Inc.

Walter Land Company

Walter Minerals, Inc.

Walter Natural Gas, LLC

EXHIBIT B

RESTRUCTURING TERM SHEET

THIS TERM SHEET (THE “TERM SHEET”) IS FOR DISCUSSION PURPOSES ONLY AND IS NOT A SOLICITATION OF ACCEPTANCES OR REJECTIONS WITH RESPECT TO A CHAPTER 11 PLAN OF REORGANIZATION.  IT DOES NOT CONTAIN ALL OF THE TERMS OF A PROPOSED PLAN OF REORGANIZATION.  THIS TERM SHEET SHALL NOT BE CONSTRUED AS (I) AN OFFER CAPABLE OF ACCEPTANCE, (II) A BINDING AGREEMENT OF ANY KIND, (III) A COMMITMENT TO ENTER INTO, OR OFFER TO ENTER INTO, ANY AGREEMENT OR (IV) AN AGREEMENT TO FILE ANY CHAPTER 11 PLAN OF REORGANIZATION OR DISCLOSURE STATEMENT OR CONSUMMATE ANY TRANSACTION OR TO VOTE FOR OR OTHERWISE SUPPORT ANY PLAN OF REORGANIZATION.  THIS TERM SHEET IS A SETTLEMENT AND DOES NOT REFLECT THE VIEWS OF ANY PARTY AS TO THE VALUATION OF THE DEBTORS OR OF THE COMPANY.

Does Not Contain All Material Terms

Walter Energy, Inc. et al.

Plan Term Sheet

July 15, 2015

This Term Sheet sets forth the principal terms of a proposed pre-negotiated jointly administered chapter 11 plan (such plan, together with any exhibits, schedules, attachments or appendices thereto, in each case as may be amended, supplemented or otherwise modified from time to time in accordance with the terms of the Restructuring Support Agreement (as defined below), the “Plan”) of Walter Energy, Inc. and certain of its subsidiaries, which is to be filed in chapter 11 cases commenced in the United States Bankruptcy Court for the Northern District of Alabama (the “Bankruptcy Court”).  This Term Sheet and the Plan are components of a potential restructuring transaction described in a restructuring support agreement (the “Restructuring Support Agreement”) entered into by and among the Company and certain existing lenders or holders of securities that are signatories thereto.  This Term Sheet shall be attached to, and incorporated into, such Restructuring Support Agreement.  This Term Sheet is neither a complete list of all the terms and conditions of the restructuring transaction contemplated in the Restructuring Support Agreement, and shall not constitute an offer to sell or buy, nor the solicitation of an offer to sell or buy any of the securities referred to herein or the solicitation of acceptances of a chapter 11 plan.  Any such offer or solicitation shall only be made in compliance with all applicable laws.  Without limiting the generality of the foregoing, this Term Sheet and the undertakings contemplated herein are subject in all respects to the negotiation, execution and delivery of mutually acceptable definitive documentation consistent herewith.  In the event of an inconsistency between this Term Sheet and the definitive documentation, the provisions of such definitive documentation shall govern.  This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and other rules of similar import.

THIS TERM SHEET IS BEING PROVIDED AS PART OF A PROPOSED COMPREHENSIVE RESTRUCTURING TRANSACTION, EACH ELEMENT OF WHICH IS

CONSIDERATION FOR THE OTHER ELEMENTS AND AN INTEGRAL ASPECT OF THE PROPOSED RESTRUCTURING.  THE STATEMENTS CONTAINED HEREIN ARE PROTCTED BY FRE 408, AND NOTHING IN THIS TERM SHEET SHALL CONSTITUTE OR BE CONSTRUED AS AN ADMISSION OF ANY FACT OR LIABILITY, A STIPULATION OR A WAIVER, AND EACH STATEMENT CONTAINED HEREIN IS MADE WITHOUT PREJUDICE, WITH A FULL RESERVATION OF ALL RIGHTS, REMEDIES, CLAIMS AND DEFENSES OF THE COMPANY AND CONSENTING FIRST LIEN CREDITORS.

TERMS AND CONDITIONS OF THE PLAN

Defined Terms and Capital Structure

The Company and Filing Entities

Walter Energy, Inc. (“Walter Energy”), a Delaware company, and certain of its wholly owned direct and indirect subsidiaries (collectively, the “Company”).

Walter Energy and its subsidiaries who file for relief under chapter 11 of title 11 of the United States Code (the “Bankruptcy Code”) with the Bankruptcy Court (such filings, the “Chapter 11 Cases”) are referred to herein as the “Debtors.” The date on which the Chapter 11 Cases are commenced shall be the “Petition Date.”

After the Effective Date (as defined below), Walter Energy shall be referred to herein as “Reorganized Walter Energy” and the surviving Debtors that are reorganized under the Plan shall be collectively referred to as the “Reorganized Debtors.”

“Non-Debtor Subsidiary” means any direct or indirect wholly owned subsidiary of Walter Energy or other interests owned by a Debtor that is not a Debtor in the Chapter 11 Cases, including (a) Walter Energy’s non-U.S. subsidiaries; (b) Black Warrior Methane Corp. and Black Warrior Transmission Corp.; and (c) Cardem Insurance Co., Ltd.

Exhibit A identifies the Debtors and Non-Debtor Subsidiaries.

Current Capital Structure

The indebtedness of, and equity interests in, the Debtors are as follows:

(a)         Indebtedness under that certain senior secured first lien Credit Agreement dated as of April 1, 2011 (as further amended, restated, amended and restated, supplemented or otherwise modified from time to time, the “First Lien Credit Agreement”) by and among Walter Energy, as U.S. borrower, Western Coal Corp. and Walter Energy Canada Holdings, Inc., as Canadian borrowers, the lenders from time to time parties thereto, and Morgan Stanley Senior Funding, Inc. as administrative agent (in such capacity, the “Bank Agent”), which provides for the

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issuance of:

(i)                                     revolving loan indebtedness (the “Revolving Loans,” the claims related thereto, including any adequate protection claims arising under the cash collateral orders entered by the Bankruptcy Court (the “Cash Collateral Orders”), the “Revolving Loan Claims” and the lenders with a commitment to provide Revolving Loans or with outstanding Revolving Loans, the “Revolving Lenders”); and

(ii)           term loan indebtedness (the “First Lien Term Loan” and the claims related thereto, including any adequate protection claims arising under the Cash Collateral Orders, the “First Lien Term Loan Claims” and the lenders with outstanding First Lien Term Loan, the “First Lien Term Loan Lenders”).

(b)         9.50% Senior Secured Notes due 2019 (the “First Lien Notes” and the claims related thereto, including any adequate protection claims arising under the Cash Collateral Orders, the “First Lien Note Claims” and the holders thereof, the “First Lien Noteholders”) issued on September 27, 2013, March 27, 2014, and July 14, 2014, under that certain Indenture dated as of September 27, 2013 (as further amended, supplemented or otherwise modified from time to time, the “First Lien Notes Indenture”) by and among Walter Energy, as issuer, the guarantors from time to time parties thereto, and Wilmington Trust, National Association, as successor trustee and collateral agent to Union Bank, N.A. (in such capacity, the “First Lien Notes Indenture Trustee”).

(c)          11.0%/12.0% Senior Secured Second Lien PIK Toggle Notes due 2020 (the “Second Lien Notes” and the claims related thereto, including any adequate protection Claims arising under the Cash Collateral Orders, the “Second Lien Note Claims” and the holders thereof, the “Second Lien Noteholders”) issued under the Indenture dated as of March 27, 2014 (as further amended, supplemented or otherwise modified from time to time, the “Second Lien Notes Indenture”) among Walter Energy, as issuer, the guarantors from time to time parties thereto, and Wilmington Trust, National Association, as trustee and collateral agent (in such capacity, the “Second Lien Notes Indenture Trustee”).

(d)         9.875% Senior Notes due 2020 (the “9.875% Unsecured Notes” and the claims related thereto, the “9.875% Unsecured Notes Claims” and the holders

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thereof, the “9.875% Unsecured Noteholders”) issued under the Indenture dated as of November 21, 2012 (as further amended, supplemented or otherwise modified from time to time, the “9.875% Notes Indenture”) among Walter Energy, as issuer, the guarantors from time to time parties thereto, and Wilmington Trust, National Association, as successor trustee to Union Bank, N.A.

(e)          8.50% Senior Notes due 2021 (the “8.50% Unsecured Notes” and the claims related thereto, the “8.50% Unsecured Notes Claims” and the holders thereof, the “8.50% Unsecured Noteholders”) issued under the Indenture dated as of March 27, 2013 (as further amended, supplemented or otherwise modified from time to time, the “8.50% Notes Indenture”) among Walter Energy, as issuer, the guarantors from time to time parties thereto, and Wilmington Trust, National Association, as successor trustee to Union Bank, N.A.

(f)           The common stock and any other Interest (as defined below) of any kind in Walter Energy and rights or options to acquire such Interests owned by existing holders (the “Old Common Stock” and related claims, including any claim arising from rescission of a purchase or sale of a security of or Interest in Walter Energy (including Old Common Stock), for damages arising from the purchase or sale of such a security or Interest, or for reimbursement, contribution or indemnification allowed under section 502 of the Bankruptcy Code on account of such a claim, and any other claim subject to subordination under section 510(b) of the Bankruptcy Code, the “Old Common Stock Claims).

(g)          “Interest” means all rights (including unpaid dividends) arising from any equity security within the meaning of section 101(16) of the Bankruptcy Code or any other instrument evidencing an ownership interest in any of the Debtors or Non-Debtor Subsidiaries, whether or not transferable, and any option, warrant, or right, contractual or otherwise, to acquire, sell or subscribe for any such interest.

The Revolving Loan Claims, First Lien Term Loan Claims and First Lien Note Claims shall be referred to herein, collectively, as the “First Lien Debt Claims.”

The First Lien Debt Claims and the Second Lien Note Claims shall be referred to herein, collectively, as the “Secured Debt Claims.”

The 9.875% Unsecured Note Claims and the 8.50% Unsecured Note Claims shall be referred to herein, collectively, as the

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“Unsecured Note Claims.”

Consenting First Lien Creditors

“Consenting Revolving Lenders” means those Revolving Lenders that are signatories to the Restructuring Support Agreement, in their capacities as such.

“Consenting First Lien Term Loan Lenders” means those First Lien Term Loan Lenders that are signatories to the Restructuring Support Agreement, in their capacities as such.

“Consenting First Lien Noteholders” means those holders of First Lien Notes that are signatories to the Restructuring Support Agreement, in their capacities as such.

“Consenting First Lien Creditors” means, collectively, the Consenting Revolving Lenders, the Consenting First Lien Term Loan Lenders and the Consenting First Lien Noteholders.

Required Consenting First Lien Creditors

“Required Consenting First Lien Creditors” means Consenting First Lien Creditors holding 55% or more in principal amount of the First Lien Debt Claims held by the Consenting First Lien Creditors as of the time of such determination; provided that such Consenting First Lien Creditors holding 55% or more in principal amount include at least four (4) unaffiliated Consenting First Lien Creditors and provided further that with respect to any of (X) approval of any provisions of the Restructuring Documents (as defined in the Restructuring Support Agreement) dealing with the corporate governance of the Company from and after the effective date of the Plan or of documents relating to the corporate governance of the purchaser from and after the consummation of the 363 Sale (as defined in the Restructuring Support Agreement), including but not limited to board composition, affiliate and/or related party transaction limitations/protections, voting rights, pre-emptive rights, tag-along/drag-along rights and transfer restrictions or (Y) any financing(s) or funding(s) (whether debt or equity) obtained or arranged for (in whole or in part) by the Company in the form of debtor-in-possession or similar financing(s), or by the reorganized Company or purchaser in the 363 Sale prior to, upon or in connection with the closing of a Restructuring (as defined in the Restructuring Support Agreement), then in any case of (X) or (Y) the Required Consenting First Lien Creditors shall include 55% or more in principal amount of the First Lien Debt Claims held by the Consenting First Lien Creditors as of the time of such determination and at least four (4) unaffiliated Consenting First Lien Creditors (which must also include at least three (3) unaffiliated Consenting First Lien Creditors who are Initial Holders (as defined in the Restructuring Support Agreement).

Effective Date

“Effective Date,” if any, of the Plan in the Chapter 11 Cases shall be the date on which all the conditions to consummation of the Plan have been satisfied in full or waived, and the Plan becomes effective. On the Effective Date, all Debtors shall be reorganized

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pursuant to the Plan in accordance with and pursuant to the Bankruptcy Code.

Treatment of Claims and Interests

Unclassified Claims; Priority Tax Claims

(a)         Administrative Claims: Except with respect to administrative expense claims that are professional fee claims or priority tax claims, and except to the extent that a holder of an allowed administrative expense claim (including a claim arising under section 503(b)(9) of the Bankruptcy Code that has not been paid pursuant to a motion filed with the Bankruptcy Code) and the Debtors agree to a less favorable treatment, each holder of an allowed administrative expense claim shall be paid in full in cash on the later of the initial distribution date under the Plan or the date such administrative expense claim is allowed, and the date such allowed administrative claim becomes due and payable, or as soon thereafter as is practicable; provided, however, that allowed administrative expense claims that arise in the ordinary course of the Debtors’ business, including administrative claims arising from or with respect to the sale of goods or services on or after the Petition Date, the Debtors’ executory contracts and unexpired leases, and all administrative claims that are Intercompany Claims (as defined below), shall be paid in the ordinary course of business in accordance with the terms and subject to the conditions of any agreements governing, instruments evidencing, or other documents relating to, such transactions, without further action by the holders of such administrative claims or further approval by the Bankruptcy Court.

(b)         Professional Fee Claims. All final requests for payment of professional claims and requests for reimbursement of expenses of members of any statutory committee must be filed no later than sixty (60) days after the Effective Date. After notice and a hearing in accordance with the procedures established by the Bankruptcy Code and prior orders of the Bankruptcy Court, the allowed amounts of such professional claims and expenses shall be determined by the Bankruptcy Court.

(c)          Priority Tax Claims. Except to the extent that a holder of an allowed priority tax claim and the Debtors agree to a less favorable treatment, each holder of an allowed priority tax claim shall receive, at the sole option of the Reorganized Debtors either (i) cash in an amount equal to such allowed priority tax claim on the later of the initial distribution date and the date such claim becomes an allowed claim (or as soon thereafter as practical), (ii) through equal annual installment payments in cash, of a total value, as of the

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Effective Date, equal to the allowed amount of such claim, over a period ending not later than five (5) years after the Petition Date, or (iii) treatment in a manner not less favorable than the most favored non-priority unsecured claim provided for by the Plan.

Revolving Loan Claims

Holders of Revolving Loan Claims, other than Revolving Loan Claims for unfunded commitments relating to outstanding letters of credit that have not been drawn as of the Effective Date, shall receive on the Effective Date in full and final satisfaction of the Revolving Loan Claims their pro rata share of the new common stock of reorganized Walter Energy (the “New Walter Energy Common Stock”) to be distributed to holders of First Lien Debt Claims (the “First Lien Stock Distribution”), which First Lien Stock Distribution shall constitute [   %] of the Walter Energy Common Stock, subject to dilution resulting from additional New Walter Energy Common Stock issued pursuant to the Management Incentive Plan (as defined below). Holders of Revolving Loan Claims for unfunded commitments relating to outstanding letters of credit that have not been drawn as of the Effective Date shall have their Revolving Loan Claims either (x) reinstated in their face amount as part of a letter of credit facility under the Exit Financing, and the Revolving Loan Claim commitments related thereto shall be canceled on the Effective Date, or (y) have the outstanding letters of credit under the Revolving Loans as of the Effective Date replaced by letters of credit issued under the Exit Financing or issued by a bank that is not part of the Exit Financing by providing cash collateral to such bank from the Exit Financing and the letters of credit issued under the First Lien Credit Agreement shall be canceled.

First Lien Debt Claims (Other than Revolving Loan Claims)

Holders of First Lien Debt Claims (other than Revolving Loan Claims) shall receive on the Effective Date in full and final satisfaction of the First Lien Debt Claims (other than Revolving Loan Claims) their pro rata share of the First Lien Stock Distribution.

Second Lien Note Claims

[Treatment TBD.]

In accordance with and pursuant to section 510(a) of the Bankruptcy Code and the Intercreditor Agreement (defined below), all distributions to holders of Second Lien Note Claims (including any deficiency claims on account thereof) shall be made directly to holders of First Lien Debt Claims in accordance with and subject to the Intercreditor Agreement until all First Lien Debt Claims are paid in full, and only thereafter to holders of Second Lien Note Claims (and any such deficiency claims).

“Intercreditor Agreement” means that certain Amended and

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Restated Intercreditor Agreement dated as of March 27, 2014 (as amended, supplemented or otherwise modified from time to time) among Walter Energy, the other grantors party thereto, Morgan Stanley Senior Funding, Inc., as First-Lien Credit Agreement Collateral Agent and Authorized Representative for the Credit Agreement Secured Parties, Union Bank, N.A., as Initial Additional Collateral Agent and Initial Additional Authorized Representative for the Initial Additional First-Lien Secured Parties, Wilmington Trust, National Association, as Second-Lien Notes Collateral Agent and Second-Lien Notes Authorized Representative for the Second-Lien Notes Secured Parties, and each Additional Collateral Agent and Authorized Representative from time to time party thereto.

Other Secured Claims

To the extent that any other secured claim exists, except to the extent that a holder of an allowed other secured claim agrees to less favorable treatment with the Debtors, with the consent of the Required Consenting First Lien Creditors, or the Reorganized Debtors, each holder of an allowed other secured claim shall (i)  be reinstated and rendered unimpaired in accordance with section 1124(2) of the Bankruptcy Code, notwithstanding any contractual provision or applicable non-bankruptcy law that entitles the holder of an allowed other secured claim to demand or to receive payment of such allowed other secured claim prior to the stated maturity of such allowed other secured claim from and after the occurrence of a default, (ii) receive cash in an amount equal to such allowed other secured claim as determined in accordance with section 506(a) of the Bankruptcy Code, on the later of the initial distribution date under the Plan and thirty (30) days after the date such other secured claim is allowed (or as soon thereafter as is practicable), or (iii)  receive the collateral securing its allowed other secured claim on the later of the initial distribution date under the Plan and the date such other secured claim becomes an allowed other secured claim, or as soon thereafter as is practicable, in each case as determined by the Debtors and consented to by the Required Consenting First Lien Creditors.

Other Priority Claims

The allowed other priority claims of the Debtors shall be unimpaired. Except to the extent that a holder of an allowed other priority claim and the Debtors agree to less favorable treatment to such holder, each holder of an allowed other priority claim shall be paid in full in cash on the later of the initial distribution date under the Plan and thirty (30) days after the date when such other priority claim is allowed; provided, however, that other priority claims that arise in the ordinary course of the Debtors’ business and which are not due and payable on or before the Effective Date shall be paid in the ordinary course of

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business in accordance with the terms thereof.

Unsecured Claims

[Treatment TBD]

Unsecured Claims shall include all general unsecured claims against the Debtors, including, without limitation, (i) any deficiency claims on account of the Secured Debt Claims; (ii) Unsecured Note Claims, (iii) if applicable, claims on account of the Company’s withdrawal from the UMWA 1974 Multi-Employer Pension Plan, (iv) if applicable, claims on account of modifying the Company’s OPEB obligations, (v) any other unsecured labor-related claims and (vi) unsecured trade claims.

Intercompany Claims and Intercompany Interests

“Intercompany Claims” means (a) any claim held by one of the Debtors against any other Debtor or Non-Debtor Subsidiary, including, without limitation, (i) any account reflecting intercompany book entries by such Debtor with respect to any other Debtor or Non-Debtor Subsidiary, (ii) any claim not reflected in book entries that is held by such Debtor, and (iii) any derivative claim asserted or assertable by or on behalf of such Debtor against any other Debtor or Non-Debtor Subsidiary; or (b) any claim held by any Non-Debtor Subsidiary against Walter Energy or any other Debtor or other Non-Debtor Subsidiary, including, without limitation, (i) any account reflecting intercompany book entries by such Non-Debtor Subsidiary and the Debtor or Non-Debtor Subsidiary with respect to any other Non-Debtor Subsidiary or Debtor or Non-Debtor Subsidiary, (ii) any claim not reflected in book entries that is held by such Non-Debtor Subsidiary or Debtor, and (iii) any derivative Claim asserted or assertable by or on behalf of such Debtor or Non-Debtor Subsidiary against any other Debtor or Non-Debtor Subsidiary.

“Intercompany Interest” means any Interest held by Walter Energy in any of the other Debtors or Non-Debtor Subsidiaries, or held by any of the Debtors or Non-Debtor Subsidiaries in any other Debtor or Non-Debtor Subsidiary, or other investments in the form of Interests in non-debtor entities.

Except as otherwise provided for in the Plan or the Restructuring Support Agreement, each Intercompany Claim and each Intercompany Interest shall, at the option of the Reorganized Debtors, be either (i) reinstated, (ii) released, waived, and discharged, (iii) treated as a dividend, or (iv) contributed to capital or exchanged for equity of a subsidiary of Walter Energy.

Old Common Stock Claims and Old Common Stock	Holders of Old Common Stock Claims and Old Common Stock shall not receive any distribution on account thereof, and such Old Common Stock Claims and Old Common Stock shall be

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discharged and canceled on the Effective Date.

Other Provisions of the Plan

Other Provisions	The Plan shall contain other terms and conditions as agreed to by the Debtors and the Required Consenting First Lien Creditors.

Exit Financing

That certain financing arrangement to be entered into by the Reorganized Debtors on the Effective Date, which shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors.

Executory Contracts and Unexpired Leases

To the extent necessary in connection with the Plan, the Debtors shall seek to assume pursuant to, inter alia, section 365 of the Bankruptcy Code, those executory contracts and unexpired leases that may be mutually agreed upon by the Debtors and the Required Consenting First Lien Creditors.

The Reorganized Debtors shall indemnify any person who served or was employed by the Debtors as one of the Debtors’ directors, officers or employees if that person served or was employed in such capacity as of the Petition Date and as of the Effective Date for any claims arising from and after the Petition Date to the Effective Date; provided, however, that in no event shall any of the Reorganized Debtors be obligated for amounts that have been determined by final order to have resulted from gross negligence, willful misconduct, fraud intentional tort or criminal conduct.

Tax Related Issues (Structuring & Otherwise)

The Debtors shall work with the Consenting First Lien Creditors and shall use good-faith efforts to structure the Plan to the maximum extent possible in a tax-efficient and cost-effective manner for the benefit of the parties to the Restructuring Support Agreement and the Reorganized Debtors.

Corporate Governance/Board Membership

Corporate governance shall be determined by the Required Consenting First Lien Creditors. On the Effective Date, the members of the new board of Reorganized Walter Energy (the “New Board”) will comprise those individuals selected by such Required Consenting First Lien Creditors.

Management Incentive Plan and Other Employee Benefit Plans

Following the Effective Date, Reorganized Walter Energy shall reserve an aggregate amount of up to 10% of the New Walter Energy Common Stock (on an as-diluted basis) for distribution to certain employees (the “Management Incentive Plan”). The terms of the Management Incentive Plan shall be determined by the New Board. Treatment of other employee benefit plans [TBD].

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Conditions Precedent to Confirmation of the Plan

Confirmation of the Plan is subject to:

•                  The Bankruptcy Court having entered an order in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors, approving the Disclosure Statement (as defined in the Restructuring Support Agreement) as containing adequate information within the meaning of section 1125 of the Bankruptcy Code.

•                  The Plan and all documents contained in any Plan supplement, including any exhibits, schedules, amendments, modifications or supplements thereto, having been filed in substantially final form and in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors; provided, however, that the Corporate Governance Documents (as defined in the Restructuring Support Agreement) shall be acceptable only to the Required Consenting First Lien Creditors.

•                  The Bankruptcy Court having entered an order or orders with respect to each Retiree Group (as defined below) approving (a) a settlement with respect to each Retiree Group with the applicable authorized representative of the respective retirees or the retiree committee, in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors, or (b) a motion under section 1114 of the Bankruptcy Code authorizing termination of retiree benefits ( as defined in section 1114 of the Bankruptcy Code) being received by United Mine Workers of America (“UMWA”) retirees, United Steelworkers (“USW”) retirees, or non-union retirees (each, a “Retiree Group”), in each case in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors.

•                  The Bankruptcy Court having entered an order or orders approving (a) a settlement with the authorized representative for the UMWA and the USW, in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors, with respect to the applicable Collective Bargaining Agreement, or (b) a motion under section 1113 of the Bankruptcy Code in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors rejecting the Collective Bargaining Agreements with the USWA and/or USW, as applicable, in each case in form and substance acceptable to the Debtors and the Required

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Consenting First Lien Creditors.

Conditions Precedent to Consummation of the Plan

Unless waived in writing by the Debtors, on the one hand, and the Required Consenting First Lien Creditors, on the other hand, the occurrence of the Effective Date shall be subject to the satisfaction of such conditions precedent agreed upon by the Required Consenting First Lien Creditors and the Debtors, including, without limitation, the following:

•                  The Restructuring Support Agreement shall have been assumed by the Debtors pursuant to an order of the Bankruptcy Court and shall not have been terminated in accordance with its terms.

•                  Negotiation, execution and delivery of definitive documentation with respect to the Plan and any Plan supplement documents, in a form and substance acceptable to the Required Consenting First Lien Creditors and the Debtors, and otherwise consistent with the terms and conditions described in this Term Sheet or the Restructuring Support Agreement, as applicable; provided, however, that the Corporate Governance Documents shall be acceptable only to the Required Consenting First Lien Creditors.

•                  The Bankruptcy Court shall have entered the Confirmation Order (as defined in the Restructuring Support Agreement) in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors, and the Confirmation Order shall be a Final Order.

•                  As of the effective date of the Plan, the aggregate amount of all allowed or projected Administrative and Priority Claims (as defined in the Restructuring Support Agreement) shall not exceed $10.0 million, which projections the Company, in consultation with the Holder Parties’ Advisors (as defined in the Restructuring Support Agreement), shall reasonably formulate in advance of the confirmation hearing in connection with the Plan. For purposes hereof, “Administrative and Priority Claims” means any non-ordinary course administrative expense claims and non-ordinary course priority tax claims. For the avoidance of doubt, Administrative and Priority Claims do not include any claims for fees and expenses of any professional, claims arising under sections 503(b)(9) or 507(b) of the Bankruptcy Code, post-petition operating expenses, severance obligations and payments, ordinary course administrative and priority tax claims, cure amounts related to assumed executory contracts, reclamation and environmental obligations, Coal Act and Black Lung

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obligations, and employee and retiree benefit obligations accrued in the ordinary course of business prior to implementing relief under sections 1113 and 1114 of the Bankruptcy Code.

•                  On and simultaneously with the occurrence of the Effective Date, the Debtors shall have closed on the Exit Financing, which Exist Financing shall be in form and substance acceptable to the Debtors and the Required Consenting First Lien Creditors.

Releases	To the fullest extent permitted by applicable law, the Plan shall contain customary releases.

Exculpation and Injunctions	The Plan shall contain customary exculpation and injunction provisions.

Claims of the Debtors

The Reorganized Debtors shall retain all rights to commence and pursue any causes of action, other than any causes of action released by the Debtors pursuant to the release and exculpation provisions outlined in this Term Sheet and the Restructuring Support Agreement.

Discharge of the Debtors	The Plan shall contain customary discharge provisions.

Cancellation of Notes, Instruments, Certificates, and Other Documents

On the Effective Date, except to the extent otherwise provided in this Term Sheet or the Plan, all notes, instruments, certificates, and other documents evidencing claims or interests, including the Credit Agreement, the First Lien Notes Indenture, the Second Lien Notes Indenture, the 9.875% Notes Indenture and the 8.50% Notes Indenture, shall be cancelled, and the obligations of the Debtors thereunder or in any way related thereto shall be deemed satisfied in full and discharged; provided, however, that any such agreement shall continue in effect solely to allow holders of Claims to receive distributions under the Plan, allow holders of claims to retain their respective rights and obligations vis-à-vis other holders of claims pursuant to applicable governing documents, and to preserve any charging liens of the indenture trustees under the applicable indentures.

Issuance of New Securities; Execution of the Plan Restructuring Documents

On the Effective Date, the Reorganized Debtors shall issue and execute all securities, notes, instruments, certificates, and other documents required to be issued and executed in accordance with the Plan.

Miscellaneous

Surety Bonds. The Debtors shall maintain their existing surety and reclamation bonds in place, as may be amended from time to time on commercially reasonable terms and conditions. Except as otherwise provided in this Term Sheet, all outstanding letters

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of credit that currently backstop the Debtors’ existing surety and reclamation bonds shall be reinstated or replaced in their face amount under the Exit Financing.

No Admission. Nothing in the Term Sheet is or shall be deemed to be an admission of any kind.

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Exhibit A

Debtors	Non-Debtor Subsidiaries (Canada)	Non-Debtor Subsidiaries (U.K. and Other)
Walter Energy, Inc.	Walter Energy Canada Holdings, Inc.	Energybuild Group Limited
Atlantic Development and Capital, LLC	Walter Canadian Coal Partnership	Energybuild Holdings Ltd.
Atlantic Leaseco, LLC	Wolverine Coal ULC	Energybuild Opencast Ltd.
Blue Creek Coal Sales, Inc.	Wolverine Coal Partnership	Energybuild Mining Ltd.
Blue Creek Energy, Inc.	Brule Coal ULC	Energybuild Ltd.
J.W. Walter, Inc.	Brule Coal Partnership	Mineral Extraction and Handling Ltd.
Jefferson Warrior Railroad Company, Inc.	Cambrian Energybuild Holdings ULC	Black Warrior Methane Corp.
Jim Walter Homes, LLC	Willow Creek Coal ULC	Black Warrior Transmission Corp.
Jim Walter Resources, Inc.	Willow Creek Coal Partnership	Cardem Insurance Co. Ltd.
Maple Coal Co., LLC	Pine Valley Coal Ltd.
Sloss-Sheffield Steel & Iron Company	0541237 BC, Ltd.
SP Machine, Inc.	Belcourt Saxon Coal Ltd.
Taft Coal Sales & Associates, Inc.	Belcourt Saxon Coal Limited Partnership
Tuscaloosa Resources, Inc.
V Manufacturing Company
Walter Black Warrior Basin LLC
Walter Coke, Inc.
Walter Energy Holdings,

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LLC
Walter Exploration & Production LLC
Walter Home Improvement, Inc.
Walter Land Company
Walter Minerals, Inc.
Walter Natural Gas, LLC

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EXHIBIT C

SALE TERM SHEET

Summary of Principal Terms of Proposed Sale of Substantially

All of the Assets of Walter Energy, Inc. and Its Debtor Subsidiaries

The following summary of principal terms (this “Term Sheet”) provides an outline of a proposed sale of substantially all of the assets of Walter Energy, Inc. (“Walter Energy”) and its direct and indirect subsidiaries (collectively, the “Company” or the “Seller”) that are debtors in chapter 11 cases (the “Chapter 11 Cases”) being commenced contemporaneously herewith, with such sale being conducted pursuant to sections 105, 363(b), (f), (k) and (m), and 365 of title 11 of the United States Code (the “Bankruptcy Code”).(1)  This Term Sheet is a summary of the agreed upon terms between the Company and the unaffiliated group of lenders and noteholders (the “First Lien Committee”) under, respectively, that certain (i) Credit Agreement dated as of April 1, 2011 by and among Walter Energy, as the U.S. borrower, Western Coal Corp. and Walter Energy Canada Holdings, Inc., as the Canadian borrowers, the lenders party thereto (each, a “Lender” and collectively, the “Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (the “First Lien Agent”) (as the same may be and has been amended, amended and restated, supplemented, waived and/or otherwise modified from time to time, the “Credit Agreement”) and (ii) Indenture dated as of September 27, 2013 among Walter Energy and each of the guarantors party thereto, and Wilmington Trust, National Association, as successor trustee and collateral agent (the “First Lien Trustee”), relating to 9.500% Senior Secured Notes Due 2019 (the “Indenture”), regarding a proposed sale transaction.

The terms and conditions described herein are part of a comprehensive proposal, each element of which is consideration for the other elements and is an integral aspect of such proposal.  This Term Sheet does not constitute an offer or a legally binding obligation of the Company, the First Lien Committee, Purchaser (as defined below), or any other party in interest, and no legally binding obligation will exist unless and until definitive documents, including an asset purchase agreement (as may be amended from time to time in accordance therewith, the “Asset Purchase Agreement”), are executed by and among the appropriate parties.  The transactions contemplated by this Term Sheet will be subject to agreed upon conditions to be set forth in such definitive documents.  This Term Sheet is proffered in the nature of a settlement proposal in furtherance of settlement discussions and is entitled to protection from any use or disclosure to any party or person pursuant to Federal Rule of Evidence 408 and any other rule of similar import.  Capitalized terms herein not otherwise defined shall have the meanings given them in that certain Restructuring Support Agreement dated as of [•], 2015 among Walter Energy, certain members of the First Lien Committee and certain other parties from time to time party thereto (the “Restructuring Support Agreement”).

Transaction Overview

Seller	The Company.

Purchaser

A new Delaware limited liability company to be organized prior to the execution of the Asset Purchase Agreement by the First Lien Committee, the First Lien Agent and the First Lien Trustee (“Purchaser”) on behalf of all of the Lenders under the Credit

(1)  Treatment of and consideration for the assets of foreign subsidiaries and non-collateral assets TBD.

Agreement and noteholders under the Indenture. The Asset Purchase Agreement and the related Sale Order (as defined below) shall permit the Purchaser to designate one or more of its affiliates as a “purchaser” thereunder with respect to any particular assets.

Sale

This Term Sheet describes a proposed sale by the Company of all of its right, title, and interest in, to, and under the Purchased Assets (as defined below) to Purchaser, free and clear of any and all pledges, options, charges, liabilities, liens, claims, encumbrances, successor liability or security interests except certain permitted liens to be agreed (if any) and the Assumed Liabilities (as defined below), and the assumption by Purchaser of the Assumed Liabilities, pursuant to sections 105, 363(b) (f), (m) and (k) and 365 of the Bankruptcy Code (collectively, the “Sale”).

The Seller and Purchaser shall consummate the Sale as soon as practicable but in any event no later than the second (2nd) business day (such date of consummation being the “Closing Date”) after the conditions set forth in the Asset Purchase Agreement have been satisfied or waived (other than those conditions which, by their terms, are to be satisfied or waived at the closing (the “Closing”) of the transactions under the Asset Purchase Agreement (but subject to the satisfaction thereof at the Closing)).

Purchase Price

The aggregate consideration for the Purchased Assets shall consist of the following (collectively, the “Purchase Price”): (i) cash (a) in an amount sufficient to satisfy the reasonable and documented fees and expenses incurred by estate professionals to the extent such fees and expenses (x) are accrued and unpaid as of the Closing Date, (y) with respect to hourly or monthly professional fees, have been authorized pursuant to the Approved Budget (as defined in the Cash Collateral Orders) and the Cash Collateral Orders, and (z) with respect to any transaction-based fees, have been approved by the Bankruptcy Court, plus (b)  in the amount of $[TBD] to pay for any assets that cannot be acquired through a credit bid,(2) plus (c) in the amount of $[TBD](3); (ii) pursuant to section 363(k) of the Bankruptcy Code, a credit bid of the obligations owed by the Company arising under the Credit Agreement and the Indenture in an amount equal to $[TBD]; and (iii) assumption of the

(2)  See footnote 1 above.

(3)  Such amount shall be sufficient to pay, among other things, transfer taxes due in connection with the Sale and accrued but unpaid professional fees of the Steering Committee, in each case, that have not otherwise been assumed by the Purchaser.

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Assumed Liabilities, including the payment of Cure Costs (as defined below).

Purchased Assets

“Purchased Assets” shall include all assets of the Company except the Excluded Assets (as defined below), including without limitation: (i) all accounts receivable and pre-paid expenses, (ii) all cash and cash equivalents, (iii) all intellectual property rights, (iv) all of the Seller’s owned personal property, equipment, fixtures, and other assets customarily considered ‘PP&E’ or any rights under leases relating thereto to the extent such leases constitute Assumed Contracts and [all stock, partnership, membership and other equity or similar interests owned by the Company in any entity that is not a Seller], (v) all deposits (excluding professional fee retainers) and prepaid or deferred charges and expenses of the Seller, (vi) all right, title, and interest of the Seller in each owned real property and under each real property lease which is an Assumed Contract (as defined below), including mining leases, coal leases and coal mining leases (including underground coal mining and gob gas leases), coal land leases, coal degasification leases, all coal, mineral, oil and gas rights, title and interests, together with all short form leases, memoranda and amendments relating to the foregoing (and any present or future rights, title and interests arising from or related to the foregoing), (vii) subject to agreed exceptions, all of the documents that are used or useful in, held for use in or intended to be used in, or that arise in any way out of, the business of the Seller and all other business conducted by the Seller (the “Business”), (viii) all Assumed Contracts, (ix) all third party property and casualty insurance proceeds to the extent receivable by the Purchaser or the Seller in respect of the Business or the Purchased Assets after the Closing Date, (x) all general intangibles of the Seller, (xi) all goodwill associated with the Purchased Assets, (xii) all claims, causes of action, and rights of recovery related to the Purchased Assets, including against counterparties to the Assumed Contracts, (xiii)  any permits, licenses, certificates or similar documents from any governmental entity relating to the Purchased Assets or the Business, (xiv) all coal inventory located on the Seller’s owned or leased real property or belonging to the Seller, (xv) any claim, right, or interest in any credit, refund, rebate, abatement or other recovery relating to the Purchased Assets or the Business for taxes or otherwise, including those arising under the Assumed Contracts (subject to agreed-upon offsets with respect to tax refunds or other credits) and (xvi) any causes of action arising under chapter 5 of the Bankruptcy Code, including against directors, officers and advisors of the Seller (such causes of action against directors, officers and advisors or

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as otherwise agreed being “Specified Actions”), provided that the Specified Actions will be waived effective as of the Closing Date.

Excluded Assets

The Purchased Assets shall not include the following: (i) minute books, stock ledgers and organizational documents, (ii) contracts and leases of the Seller that are not Assumed Contracts and any obligations related thereto, (iii) equity securities of, or ownership in, the Seller, (iv) director and officer insurance policies and claims thereunder, (v) all insurance policies of the Seller and (vi) any other assets specified as such in the Asset Purchase Agreement (collectively, the “Excluded Assets”).

Assumed Liabilities / Excluded Liabilities

“Assumed Liabilities” shall include only the following liabilities of the Seller: (i) all liabilities of the Seller under the Assumed Contracts, including amounts necessary to cure any defaults as a condition to assuming the Assumed Contracts (the “Cure Costs”), (ii) post-petition trade payables related to the Purchased Assets incurred in the ordinary course of the Seller’s Business during the Chapter 11 Cases to the extent included in the Approved Budget (as defined in the Cash Collateral Orders), (iii) all liabilities arising out of the operation of the Purchased Assets for periods following the Closing Date, including (a) workers’ compensation liabilities relating to any Employee of Purchaser (as defined below) arising out of an event that occurs after the Closing Date and (b) any and all Black Lung liabilities of any Employee of Purchaser first occurring on or after the lapse of the statutory period following the Closing Date for Purchaser to become a responsible operator to and with respect to such Employee of Purchaser under the Black Lung Benefits Act or under the Federal Coal Mine Health and Safety Act of 1969, (iii) any liabilities related to benefits of Employees of Purchaser specifically agreed to be assumed in writing by Purchaser (if any, the “Assumed Benefits”) and (iv) tax liabilities relating to the Purchased Assets or the Business for a tax period (or the portion thereof) beginning on the Closing Date and agreed-upon transfer, deed and other similar taxes payable with respect to the Sale excluding, for the avoidance of doubt, (x) all income tax or similar liabilities of the Seller for any tax period, (y) agreed-upon transfer, deed and other similar taxes payable with respect to the Sale and (z) any tax or similar liability related to the Excluded Assets.

All pre-petition and post-petition liabilities of the Seller, other than Assumed Liabilities, shall be “Excluded Liabilities”,

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including, without limitation:

•                  All claims or liabilities or other obligations with respect to the employees of Seller (the “Employees of Seller”) or former employees, or both (or their representatives) of Seller or any predecessor of Seller based on any action or inaction occurring prior to or on the Closing Date, including payroll, vacation, sick leave, unemployment benefits, retirement benefits, pension benefits, employee stock option, equity compensation, employee stock purchase, or profit sharing plans, health care and other welfare plans or benefits (including COBRA), or any other employee plans or arrangements or benefits or other compensation of any kind to any employee, and obligations of any kind including any liability pursuant to the WARN Act;

•                  Any liability (whether arising before, on or after the Closing Date) with respect to any Employee of Seller or former Employee of Seller who is not hired by Purchaser. All employees of Seller who are hired by Purchaser shall be referred to herein as “Employees of Purchaser”;

•                  Except as included in Assumed Liabilities, all Black Lung liabilities and workers’ compensation liabilities related to the Purchased Assets, including to and with respect to Employees of Purchaser and former Employees of Seller who worked or who were employed at the Purchased Assets, including, but not limited to, any such Black Lung liabilities and workers’ compensation liabilities of the Seller or any of Seller’s predecessors;

•                  Any liability or other obligations arising under, relating to or with respect to any Employee Benefit Plan or any other employee benefit plan, policy, program, agreement or arrangement at any time maintained, sponsored or contributed to by Seller or any ERISA Affiliate, or with respect to which Seller or any ERISA Affiliate has any liability, including with respect to any underfunded pension liability to any employee benefit plan, the PBGC, IRS or Department of Labor or otherwise;

• Any liability or other obligations arising under, relating to or with respect to any multi-employer pension plan;

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•                  Except for the Assumed Benefits, any liabilities or other obligations to any current or former Employee of Seller or any beneficiary thereof, relating to any employee benefits or compensation arrangement; and

•                  Except for the Assumed Benefits, any liability or other obligations under any employment, collective bargaining agreement or arrangement, severance, retention or termination agreement or arrangement with any employee, consultant or contractor (or its representatives) of Seller.

Assumed Contracts / Excluded Contracts

“Assumed Contracts” shall include the Seller’s contracts, supply agreements, joint venture agreements, operating and joint operating agreements, participation agreements, exploration agreements (including minerals and coalbed gas exploration agreements), leases, and other written obligations to the extent not previously rejected with the consent of Purchaser, in each case, as set forth on a schedule to be attached to the Asset Purchase Agreement (the “Contract Schedule”) [(excluding any such agreements under which Seller has or could have operator liability)]; provided that Purchaser has the right at any time before the earlier of (x) the date that is two (2) business days prior to the Closing Date and (y) the date on which the Bankruptcy Code or Bankruptcy Court otherwise would require a determination to assume or reject such contract or lease to (i) amend the Contract Schedule to designate any other contract which has not been rejected by the Seller to be an Assumed Contract, and (ii) to remove from the Contract Schedule an Assumed Contract for any reason up to the date of the Sale hearing.

Notwithstanding the foregoing, if an Assumed Contract is subject to a cure dispute or other dispute as to the assumption or assignment of such Assumed Contract that has not been resolved to the satisfaction of Purchaser by the earlier of (x) and (y) above, then the (x) or (y) above shall be extended to the earlier of (A) a resolution to such dispute or (B) 120 days following the Closing Date (the “Extended Contract Period”). If before the Closing Date there are contracts or leases that have not been designated as an Assumed Contract or a contract, lease, or other obligation to be removed from the Contract Schedule (an “Excluded Contract”), then the Seller shall not assume or reject any such contract and lease, pursuant to section 365 of the Bankruptcy Code and any order of the Bankruptcy Court, until the earlier of the date the Purchaser so directs the Seller or the end of the Extended Contract Period. Purchaser shall be

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responsible for any obligations or liabilities arising during any Extended Contract Period related to any contract or lease that has not been assumed or rejected as of the Closing Date as provided above. Purchaser shall not assume or otherwise have any liability with respect to any Excluded Contract. For the avoidance of doubt, all collective bargaining agreements (“CBAs”) to which the Company is bound or a party shall be Excluded Contracts.

Seller Representations and Warranties in Asset Purchase Agreement

The Company will make customary representations and warranties in the context of section 363 credit bid transactions (qualified by scheduled disclosures), including, without limitation, representations and warranties concerning: organization, subsidiaries, power and authority, noncontravention and consents, financial statements, related party transactions, regulatory approvals, litigation, regulatory investigations, material contracts, compliance with laws, permits, environmental matters, employee and employee benefit matters, health and safety matters, real property, intellectual property, taxes, no liability to brokers and such other matters as Purchaser may reasonably request.

Purchaser Representations and Warranties

Purchaser will make customary representations and warranties in the context of section 363 credit bid transactions, including without limitation representations and warranties concerning: organization, power and authority, noncontravention and consents and no liability to brokers and such other matters as the Seller may reasonably request.

Seller Covenants

The Company will make customary and other negative and operating covenants in the context of section 363 credit bid transactions (subject to agreed upon exceptions), including without limitation covenants concerning: (i) conduct of business; (ii) provision of financial and operating data, and reasonable access to the Company’s senior personnel, facilities, books, contracts and records, subject to agreed upon protections; (iii) reasonable best efforts to obtain approval of the Bidding Procedures and the Sale Motion (each as defined below) seeking the entry of orders in the Chapter 11 Cases in form and substance acceptable to the Seller and the Purchaser, including the Sale Order and other case-management undertakings (e.g., covenants and milestones substantially similar to those set forth in the Restructuring Support Agreement) on or before the relevant Sale Milestones (as defined below); (iv) the Company’s entry into any material contract (definition to be agreed) or any renewal of a material contract; (v) notice of certain agreed upon events; (vi) further assurances regarding administration,

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accounts receivable and similar items; (vii) commercially reasonable efforts to pay all post-petition accounts payable (subject to the Budget Covenant) and collect all accounts receivable in the ordinary course of business and (viii) such other covenants reasonably acceptable to the Seller as Purchaser may reasonably request.

Purchaser Covenants

The Purchaser will be subject to agreed-upon covenants, including with respect to (i) actions necessary to obtain regulatory approvals and the satisfaction of applicable closing conditions and (ii) Assumed Benefits.

Tax Cooperation

The Seller and Purchaser shall agree to cooperate in good faith to structure the Asset Purchase Agreement and related transactions in a tax efficient manner for the Purchaser and the Seller, including with respect satisfying the requirements of a “G reorganization” and transfer taxes.

Regulatory Approvals

Regulatory approvals may be required in connection with the Sale, including to the extent applicable, under the HSR Act (the “Regulatory Approvals”). Purchaser and Seller shall use reasonable best efforts to obtain the Regulatory Approvals.

Bidding Procedures

The Sale shall be conducted in accordance with bidding procedures (the “Bidding Procedures”) in form and substance acceptable to the Seller and Purchaser, and as approved by an order of the Bankruptcy Court (the “Bidding Procedures Order”).(4)

Sale Milestones

•                  Subject in all respects to the Restructuring Support Agreement, on or before [September 9, 2015] (the “Filing Deadline”), the Seller shall have filed (i) the Sale Motion, including a proposed order (the “Sale Order”) approving the Sale and providing for, among other things, the sale of the Purchased Assets to the Purchaser free and clear of all liens, claims, successor liability, security interests and other encumbrances (including without limitation easements or similar restrictions, conditions, covenants, exceptions or reservations) (except Assumed Liabilities) pursuant to section 363(f) of the Bankruptcy Code and “good faith”

(4)  For example, only bids that comply in all respects with the Bidding Procedures shall be considered by the Seller (each such bid, a “Qualified Bid”).  Moreover and for the avoidance of doubt, (i) Purchaser’s offer to purchase the Purchased Assets pursuant to the Asset Purchase Agreement as provided herein shall be a Qualified Bid for all purposes related to the Bidding Procedures and (ii) in the event that any other Qualified Bid is submitted, the Seller shall conduct an auction for the Purchased Assets (the “Auction”) and the Seller, subject to Bankruptcy Court approval and any applicable consultation rights with the First Lien Committee, shall select the highest or otherwise best Qualified Bid (the “Winning Bid”).

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protections to the Purchaser pursuant to section 363(m) of the Bankruptcy Code and (ii) appropriate supporting declarations, in each case, in form and substance acceptable to the Seller and the Purchaser and which identifies Purchaser as the stalking horse for the Purchased Assets.

• On or before [September 30, 2015], the Bankruptcy Court shall have (i) held a hearing to consider approval of the Bidding Procedures and (ii) entered the Bidding Procedures Order.

• Pursuant to the Bidding Procedures Order, any and all Qualified Bids shall be submitted on or before [December 14, 2015] (the “Bid Deadline”).

• If any other Qualified Bid is submitted prior to the Bid Deadline, the Seller shall have commenced the Auction on or before [January 6, 2016].

• On or before [January 13, 2016], the Bankruptcy Court shall have entered the Sale Order, which shall be in form and substance acceptable to the Seller and Purchaser.

• The Closing Date shall have occurred by no later than [February 3, 2016], with one 30 day extension, if the Regulatory Approvals have not been obtained (the “End Date”).

• Each of the documents set forth above shall be consistent with this Term Sheet and the Asset Purchase Agreement and shall otherwise be acceptable to the Seller and the Purchaser.

Purchase Price Allocation

Within one hundred twenty (120) days after the Closing Date, the Purchaser shall deliver to the Seller a schedule (the “Allocation Schedule”) allocating the Purchase Price and any other items that are treated as additional purchase price for tax purposes among the Purchased Assets. The Allocation Schedule shall be reasonable and shall be prepared in accordance with Section 1060 of the Internal Revenue Code of 1986, as amended, and the Treasury Regulations promulgated thereunder.

Bidder Protections	The Bidding Procedures Order shall contain language, in form and substance acceptable to the Seller and the Purchaser, approving the following provisions:

Break-Up Fee: The Seller will pay to Purchaser a break-up fee in cash equal to 3.00% of the value (excluding Assumed

9

Liabilities) of Purchaser’s offer to purchase the Purchased Assets pursuant to the Asset Purchase Agreement immediately upon the earlier of (i) Bankruptcy Court approval of the Winning Bid if a Qualified Bid other than Purchaser’s offer to purchase the Purchased Assets pursuant to the Asset Purchase Agreement is the Winning Bid, (ii) termination of the Asset Purchase Agreement if, as of such termination, Seller (but not Purchaser) was in breach of any of its representations, warranties, covenants or other agreements in the Asset Purchase Agreement or (iii) if the Asset Purchase Agreement is terminated (other than as set forth in clause (ii) above or as a result of the Purchaser’s breach of any of its representations, warranties, covenants or other agreements in the Asset Purchase Agreement), consummation by the Seller of a financing, sale, restructuring or other similar transaction in respect of a substantial portion of the Purchased Assets or the Business within nine (9) months of such termination (the earlier of (i), (ii) and (iii) being a “Protection Event”).

Expense Reimbursement. The Company shall reimburse the Purchaser’s and the First Lien Committee’s reasonable pre-Closing Date out-of-pocket costs, fees and expenses (including reasonable legal, financial advisory, accounting and other similar costs, fees and expenses) incurred in connection with the formation and operation of Purchaser, this Term Sheet, the Asset Purchase Agreement, the Sale and to the extent such out-of-pocket costs, fees and expenses are not otherwise paid or reimbursed by the Company under the Cash Collateral Orders promptly upon a Protection Event (collectively referred to as the “Expense Reimbursement”).

The full amount of the anticipated Expense Reimbursement shall be afforded super priority administrative expense protection pursuant to sections 507 and 503(b) of the Bankruptcy Code.

Treatment of Senior Management	[TBD]

Closing Conditions

The Asset Purchase Agreement shall contain, among other conditions, the following conditions to the obligation of the Seller and the Purchaser to consummate the Sale, in each case, in addition to other conditions that may be agreed upon by Purchaser and the Seller in the Asset Purchase Agreement:

• Entry of the Sale Order in form and substance, including with respect to all findings of fact and conclusions of law,

10

acceptable to the Seller and the Purchaser and such Sale Order not being subject to any stay or appeal;

• No injunctions or other order or similar ruling or determination of any governmental authority preventing (or delaying beyond the End Date) the consummation of the Sale;

• Lien releases and termination statements with respect to all liens (other than permitted liens) on the Purchased Assets;

• The Company and the Purchaser, as applicable, shall have received agreed upon Regulatory Approvals;

•                  Seller’s representations and warranties in the Asset Purchase Agreement which do not contain materiality qualifiers will be accurate in all material respects on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all material respects as of that specified date) and Seller’s representations and warranties in the Asset Purchase Agreement which contain materiality qualifiers will be accurate in all respects on and as of the Closing Date (except those representations and warranties that address matters only as of a specified date, which shall be true and correct in all respects as of that specified date), in each case, except where the failure of such representations and warranties to be true and correct would not have a material adverse effect (as agreed upon and excluding, for the avoidance of doubt, any reasonably anticipated effects of the Chapter 11 Cases);

•                  The representations and warranties of the Purchaser contained in the Asset Purchase Agreement which are not subject to a materiality qualification shall be true and correct in all material respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct in all material respects as of such date) and the representations and warranties of the Purchaser which are subject to a materiality qualification, shall be true and correct in all respects on and as of the Closing Date (except for representations and warranties expressly stated to relate to a specific date, in which case such representations and warranties shall be true and correct as of such date), in each case, except where the failure of such representations and warranties to be so true and correct would not have, or be reasonably likely to have, in the aggregate, a material adverse effect on the ability of

11

Purchaser to consummate the transactions contemplated by the Asset Purchase Agreement.

• No material breach of the Purchaser’s or the Seller’s pre-closing or closing covenants in the Asset Purchase Agreement;

•                  Since the execution of the Asset Purchase Agreement, no material adverse change (as agreed upon and excluding, for the avoidance of doubt, any reasonably anticipated effects of the Chapter 11 Cases) to the Purchased Assets or the Business shall have occurred; and

•                  The Bankruptcy Court determines that Seller can sell the Purchased Assets free and clear of the successor clause in the UMWA CBAs, the UMWA agrees to waive/remove the successor clause in the UMWA CBAs, or the Bankruptcy Court grants a motion (the “Section 1113(c) Motion”) filed by the applicable Seller pursuant to 1113(c) of the Bankruptcy Code authorizing the applicable Seller to reject the UMWA CBAs.

Termination	The Asset Purchase Agreement will contain customary termination provisions, including, but not limited to:

(i) by written agreement of each of the Seller and Purchaser;

(ii) at the written election of the Seller or the Purchaser if the closing does not occur on or prior to the End Date; provided that the terminating party is not in breach of any representation, warranty, covenant or other agreement in the Asset Purchase Agreement so as to cause the conditions to closing not to be satisfied;

(iii) by written notice from Purchaser:

(1)                                 upon a breach by the Seller of any representation, warranty, covenant or agreement in the Asset Purchase Agreement or the Sale Order, which breach (a) would cause any of the Purchaser’s conditions to the closing not to be satisfied (provided that the Purchaser is not itself then in breach) and (b) has not been cured within ten (10) business days;

(2) Other than as contemplated by the Sale Motion, upon Seller taking steps in furtherance of a competing transaction or the dismissal or conversion of any of the Chapter 11 Cases;

(3) upon the appointment of a trustee or examiner (except a fee examiner) pursuant to section 1104 of

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the Bankruptcy Code;

(4) upon failure to meet Sale Milestones; or

(5)                                 if for any reason (other than as a result of its own breach of the Asset Purchase Agreement) Purchaser is unable, pursuant to section 363(k) of the Bankruptcy Code, to credit bid in payment of all or any portion of the Purchase Price (other than the Assumed Liabilities and the cash portion of the Purchase Price, as provided above); provided that the inability to credit bid post-petition interest payable under Section 506(b) of the Bankruptcy Code or any other amount not in excess of $1 million shall not give rise to a termination right under this clause (iii)(5).

(iv) by written notice from the Seller upon a breach by the Purchaser of any representation, warranty, covenant or agreement in the Asset Purchase Agreement, which breach (a) would cause any of the Seller’s conditions to the closing not to be satisfied (provided that the Seller is not itself then in breach) and (b) has not been cured within ten (10) business days;

(v) at the written election of either the Seller or the Purchaser:

(1) upon the dismissal or conversion of any of the Chapter 11 Cases;

(2) if, at the end of the Auction, Purchaser is not determined by Seller to be the bidder with the Winning Bid (or the back-up bidder);

(3) upon permanent denial of required Regulatory Approvals;

(4) upon the termination of the Restructuring Support Agreement by the Majority Holders (as defined therein) in accordance with its terms; or

(5) upon any Termination Event (as defined in the Cash Collateral Orders); or

(vi) at the written election of either the Seller or the Purchaser, if a court of competent jurisdiction or other governmental authority has issued an order or taken any other action permanently restraining, enjoining or otherwise prohibiting the consummation of the closing under the Asset Purchase Agreement and such order or action has become final and non-appealable.

Releases	The Asset Purchase Agreement shall contain a full mutual release between and among the Seller, the Purchaser, the First

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Lien Committee, the First Lien Agent, the First Lien Trustee and each of their respective affiliates.

Confidentiality

This Term Sheet and all communications and information regarding the Sale contemplated hereby, including the identity of the Purchaser, and the existence, structure, terms, conditions and provisions proposed or discussed are provided for the sole and exclusive benefit of the Company, and, except as consented to by Purchaser in writing or as may be ordered by a court of competent jurisdiction or as necessary in connection with the Section 1113(c) Motion and any related negotiations and proceedings, may not be disclosed to or shared with any person or entity other than the Company’s Board of Directors and those of the Company’s officers, directors, employees, representatives and advisors that are involved in the bankruptcy and sale process or otherwise on a “need to know” basis and who maintain the confidentiality hereof until such time as the Sale Motion (or the Restructuring Support Agreement) is filed with the Bankruptcy Court.

Labor Matters

Prior to the Closing Date, the Purchaser shall set initial terms and conditions of employment, including, without limitation, wages, benefits, job duties and responsibilities and work assignment. The Purchaser shall determine which Employees of Seller, if any, to offer employment after the Closing, in its sole discretion. Only Employees of Seller who are offered and then accept such offer of employment with the Purchaser based on the initial terms and conditions set by the Purchaser will become an Employee of Purchaser after the Closing Date. Notwithstanding the foregoing, nothing herein will, after the Closing Date, impose on the Purchaser any obligation to retain any Employee of Purchaser in its employment.

CBAs

Seller shall obtain the consent of the Purchaser before extending or renewing (or permitting to be extended or renewed) the term of any CBA absent Seller’s ability to terminate such CBA prior to the Closing Date. The Purchaser does not accept or assume any CBAs between Seller and its employees, and expressly declines to be bound by or accept the terms of any such CBAs. Other than the Assumed Benefits, the Purchaser is not and shall not be obligated to, and does not, accept or adopt any wage rates, employee benefits, employee policies or any other terms and conditions of employment.

Definitive Agreements and Due	The Asset Purchase Agreement and such other definitive agreements for the acquisition of the Purchased Assets as the parties mutually agree upon (collectively, the “Definitive

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Diligence

Agreements”) shall memorialize this Term Sheet and contain such representations, warranties, covenants, conditions, and indemnities as set forth herein or as the parties shall mutually agree. The signing of the Definitive Agreements will be subject to, among other things, the negotiation by the Seller and Purchaser of acceptable terms and conditions for the Definitive Agreements as well as additional legal, accounting, financial, tax, business and regulatory due diligence. For the avoidance of doubt, this Term Sheet is non-binding and in the event of any inconsistency between this Term Sheet and any Definitive Agreement, such Definitive Agreement shall govern.

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EXHIBIT D

INTERIM CASH COLLATERAL ORDER

THE UNITED STATES BANKRUPTCY COURT
FOR THE NORTHERN DISTRICT OF ALABAMA

SOUTHERN DIVISION

)
In re:	)	Chapter 11
)
WALTER ENERGY, INC., et al.	)	Case No. 15- ( )
)
Debtors.(1))		(Joint Administration Requested)
)
)

INTERIM ORDER (A) AUTHORIZING

POSTPETITION USE OF CASH COLLATERAL,

(B) GRANTING ADEQUATE PROTECTION TO PREPETITION

SECURED PARTIES, (C) SCHEDULING A FINAL HEARING PURSUANT

TO BANKRUPTCY RULE 4001(b) AND (D) GRANTING RELATED RELIEF

Upon the motion (the “Motion”)(2) dated July 15, 2015 of the above-captioned debtors and debtors in possession (collectively, the “Debtors”), pursuant to sections 105, 361, 362, 363, 507(b) and 552(b) of title 11 of the United States Code (the “Bankruptcy Code”) and Federal Rules of Bankruptcy Procedure (the “Bankruptcy Rules”) 2002, 4001, 6003, 6004 and 9014, seeking entry of this interim order (this “Interim Order”) and a final order:

(I)                                   authorizing the Debtors, subject and pursuant to the terms and conditions set forth in this Interim Order, to (a) use the Cash Collateral (as defined herein), which Cash Collateral shall be used in accordance with the

(1)                                 The Debtors in these cases, along with the last four digits of each Debtor’s federal tax identification number, are: Walter Energy, Inc. (9953); Atlantic Development and Capital, LLC (8121); Atlantic Leaseco LLC (5308); Blue Creek Coal Sales, Inc. (6986); Blue Creek Energy, Inc. (0986); J.W. Walter, Inc. (0648); Jefferson Warrior Railroad Company, Inc. (3200); Jim Walter Homes, LLC (4589); Jim Walter Resources, Inc. (1186); Maple Coal Co. LLC (6791); Sloss-Sheffield Steel & Iron Company (4884); SP Machine, Inc. (9945); Taft Coal Sales & Associates, Inc. (8731); Tuscaloosa Resources, Inc. (4869); V Manufacturing Company (9790); Walter Black Warrior Basin LLC (5973); Walter Coke, Inc. (9791); Walter Energy Holdings, LLC (1596); Walter Exploration & Production LLC (5786); Walter Home Improvement, Inc. (1633); Walter Land Company (7709); Walter Minerals, Inc. (9714); and Walter Natural Gas, LLC (1198). The location of the Debtors’ corporate headquarters is 3000 Riverchase Galleria, Suite 1700, Birmingham, Alabama 35244-2359.  Contemporaneously herewith, the Debtors have filed a motion requesting joint administration of the Debtors’ bankruptcy cases.

(2)                                 Capitalized terms used but not otherwise defined herein have the meanings ascribed to them in the Motion.

Budget Covenant (as defined herein), including a budget acceptable in all respects to the Steering Committee (as defined herein) and Administrative Agent (as defined herein), each in their sole discretion, including any variances therefrom and the financial covenants (as such budget may be extended, varied, supplemented, or otherwise modified in accordance with the provisions of this Interim Order or the Final Order (as defined herein), the “Approved Budget”) and (b) provide adequate protection on account of the diminution in the value of the Prepetition Collateral (as defined herein) as a consequence of the Debtors’ use, sale or lease of the Prepetition Collateral, including any Cash Collateral (as defined below), and/or the imposition of the automatic stay to the Prepetition Secured Parties (as defined herein) who have been granted prepetition liens and security interests under the following documents (collectively, the “Prepetition Debt Documents”):

(a)                                 the Credit Agreement, dated as of April 1, 2011 (as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “Credit Agreement” and together with all mortgage, security, pledge, guaranty and collateral agreements, including the 1L Security Agreement (as defined below) and all other documentation executed in connection with any of the foregoing, each as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Lien Credit Documents”), among Walter Energy, Inc. (“Walter”), as U.S. borrower, Western Coal Corp. and Walter Energy Canada Holdings, Inc., as Canadian borrowers, the lenders from time to time party thereto (collectively, the “First Lien Lenders”), and Morgan Stanley Senior Funding, Inc., as administrative agent (in such capacity, the “Administrative Agent”);

(b)                                 the Indenture, dated as of September 27, 2013 (as amended, waived, supplemented or otherwise modified from time to time, the “First Lien Indenture” and together with all mortgage, security, pledge, guaranty and collateral agreements, including the 1L Notes Collateral Agreement (as defined below) and all other documentation executed in connection with the foregoing, each as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “First Lien Indenture Documents” and together with the First Lien Credit Documents, the “First Lien Documents”), among Walter, as issuer, certain of its subsidiaries, as guarantors, and Wilmington Trust, National Association (as successor to Union Bank, N.A.), as trustee (in such capacity, the “First Lien Trustee”) and collateral agent for the noteholders from time to time of the 9.50% Senior Secured Notes due 2019 (collectively, the “First Lien Noteholders” and, together with the First Lien Trustee, the Administrative Agent and the First Lien Lenders, the “First Lien Secured Parties”);

(c)                                  the Indenture, dated as of March 27, 2014 (as amended, waived, supplemented or otherwise modified from time to time, the “Second Lien Indenture” and together with all mortgage, security, pledge, guaranty and collateral agreements, including the 2L Collateral Agreement (as defined below) and all other documentation executed in connection with the foregoing, each as amended, restated, amended and restated, waived, supplemented or otherwise modified from time to time, the “Second Lien Indenture Documents”), among Walter, as issuer, certain of its subsidiaries, as guarantors, and Wilmington Trust, National Association, as trustee (in such capacity, the “Second Lien Trustee” and, together with the First Lien Trustee, the “Indenture Trustees”) and collateral agent for the noteholders from time to time of the 11.0%/12.0% Senior Secured Second Lien PIK Toggle Notes due 2020 (collectively, the “Second Lien Noteholders” and, together with the Second Lien Trustee and the First Lien Secured Parties, collectively, the “Prepetition Secured Parties”);

(II)                              scheduling, pursuant to Bankruptcy Rule 4001, an interim hearing (the “Interim Hearing”) on the Motion to be held before this Court to consider entry of this Interim Order, which, among other things, authorizes the Debtors’ use of Cash Collateral and grants adequate protection to the Prepetition Secured Parties;

(III)                         subject to entry of the Final Order (as defined herein) and to the extent set forth herein, waiving the Debtors’ right to surcharge the Prepetition Collateral pursuant to Bankruptcy Code section 506(c);

(IV)                          modifying the automatic stay imposed by Bankruptcy Code section 362 to the extent necessary to implement and effectuate the terms of this Interim Order;

(V)                               scheduling, pursuant to Bankruptcy Rule 4001, a final hearing (the “Final Hearing”) granting the relief requested in the Motion on a final basis pursuant to the final order (the “Final Order”); and

(VI)                          waiving any applicable stay with respect to the effectiveness and enforceability of this Interim Order (including a waiver pursuant to Bankruptcy Rule 6004(h)).

The Interim Hearing having been held by this Court on July 15, 2015; and upon the record made by the Debtors at the Interim Hearing (including the First Day Declaration); and this

Court having heard and resolved or overruled all objections to the interim relief requested in the Motion; and it appearing that the interim relief requested in the Motion is in the best interests of the Debtors, their estates and creditors; and after due deliberation and consideration and sufficient cause appearing therefor,

IT IS FOUND, DETERMINED, ORDERED AND ADJUDGED, that:

1.                                      The Motion.  The Motion is granted on an interim basis as set forth herein.  Any objection to the Motion to the extent not withdrawn or resolved is hereby overruled.

2.                                      Jurisdiction.  This Court has core jurisdiction over the above-captioned chapter 11 cases (the “Chapter 11 Cases”) commenced on July 15, 2015 (the “Petition Date”), this Motion, and the parties and property affected hereby pursuant to 28 U.S.C. §§ 157(b) and 1334.  Venue is proper before this Court pursuant to 28 U.S.C. §§ 1408 and 1409.

3.                                      Statutory Committees.  As of the date hereof, no official committee of unsecured creditors (the “Creditors’ Committee”) or any other official committee has been appointed in the Chapter 11 Cases.

4.                                      Notice.  The Debtors have caused notice of the Motion, the relief requested therein and the Interim Hearing to be served on:  (a) the Office of the Bankruptcy Administrator for the Northern District of Alabama (the “Bankruptcy Administrator”); (b) counsel to the Administrative Agent; (c) counsel to the First Lien Trustee; (d) counsel to the Second Lien Trustee; (d) counsel to a steering committee (the “Steering Committee”) of First Lien Lenders and First Lien Noteholders; (e) the Internal Revenue Service; (f) the Securities and Exchange Commission; (g) the U.S. Environmental Protection Agency; (h) counsel to the United Mine Workers of America; (i) counsel to the United Steel Workers; (j) the holders of the fifty (50) largest unsecured claims against the Debtors, on a consolidated basis; and (k) the United States

Attorney for the Northern District of Alabama.  Under the circumstances, the notice given by the Debtors of the Motion, the relief requested therein and of the Interim Hearing constitutes due and sufficient notice thereof and complies with Bankruptcy Rules 2002 and 4001(b) and (d).

5.                                      Debtors’ Stipulations.  Subject to the rights granted to certain parties, other than the Debtors, to challenge the Prepetition Secured Parties’ claims and liens before the termination of the Challenge Period (as defined herein) as set forth below in paragraph 16, the Debtors admit, stipulate, and agree that:

(a)                                 As of the Petition Date, all of the Debtors (excluding Jefferson Warrior Railroad Company, Inc., Jim Walter Homes, LLC, Walter Home Improvement, Inc., Blue Creek Energy, Inc., Sloss-Sheffield Steel & Iron Company, SP Machine, Inc., and V Manufacturing Company) (collectively, the “Obligated Debtors”) were unconditionally indebted and liable to the Prepetition Secured Parties, without defense, counterclaim or offset of any kind, for the following:

(i)            all debts, liabilities and obligations of every kind and nature owed by the Obligated Debtors under the First Lien Credit Documents, including, without limitation, the Loans (as defined in the Credit Agreement) made by the First Lien Lenders to such Debtors in the outstanding aggregate principal amount of $978,178,601.35 of term loans, and US$ 54,153,604.00 and C$24,070,494.00 (the “Canadian LCs”) in outstanding letters of credit, plus accrued and unpaid interest, fees (including any prepayment fees), expenses, penalties, premiums and other obligations incurred in connection therewith, in each case in accordance with the terms of the First Lien Credit Documents (collectively, the “Credit Agreement Obligations”); the Credit Agreement Obligations are unconditionally guaranteed by the U.S. Subsidiary Guarantors (as defined in the Credit Agreement) and are secured by first priority security interests in and liens on (the “Credit Agreement Liens”) substantially all of the assets of Walter and the U.S. Subsidiary Guarantors, including Cash Collateral (as defined herein) (the “Prepetition Collateral”), pursuant to and on the terms set forth in (A) the U.S. Guaranty and Collateral Agreement, dated as of April 1, 2011 (as amended, restated, supplemented or otherwise modified from time to time, the “1L Security Agreement”), among

Walter, the U.S. Subsidiary Guarantors and Morgan Stanley Senior Funding, Inc., as collateral agent (in such capacity, the “Credit Agreement Collateral Agent”), (B)  the Grant of Security Interest in United States Trademarks, dated as of April 1, 2011, made by Walter to the Credit Agreement Collateral Agent, and (C) such other mortgage, security, pledge, guaranty and collateral agreements executed in connection with the Credit Agreement;

(ii)           all debts, liabilities and obligations of every kind and nature owed by the Obligated Debtors under the First Lien Indenture Documents (collectively, the “First Lien Indenture Obligations” and together with the Credit Agreement Obligations, the “First Lien Obligations”), including, without limitation, the Notes (as defined in the First Lien Indenture) issued to the First Lien Noteholders in the outstanding aggregate principal amount of $970,000,000 under the First Lien Indenture, plus accrued and unpaid interest, fees, penalties, premium, expenses and other obligations incurred in connection therewith, in each case in accordance with the terms of the First Lien Indenture Documents; the First Lien Indenture Obligations are unconditionally guaranteed by the same entities that have guaranteed the Credit Agreement Obligations and secured, pari passu with the Credit Agreement Liens, by first priority security interests in and liens on the Prepetition Collateral (collectively with the Credit Agreement Liens, the “Prepetition First Priority Liens”), pursuant to and in accordance with the terms of (A) the First-Lien Notes Collateral Agreement, dated as of September 27, 2013 (as amended, restated, supplemented or otherwise modified from time to time, the “1L Notes Collateral Agreement”), among Walter, certain of its subsidiaries from time to time party thereto and Wilmington Trust, National Association (as successor to Union Bank, N.A.), as collateral agent (in such capacity, the “1L Notes Collateral Agent”), (B) the Grant of Security Interest in United States Trademarks, dated as of September 27, 2013, made by Walter to the 1L Notes Collateral Agent, and (C) such other mortgage, security, pledge, guaranty and collateral agreements executed in connection with the First Lien Indenture; and

(iii)          all debts, liabilities and obligations of every kind and nature owed by the Obligated Debtors under the Second Lien Indenture Documents (collectively, the “Second Lien Indenture Obligations” and together with the First Lien Obligations, the “Prepetition Obligations”), including, without limitation, the Notes (as defined in the Second Lien Indenture) issued to the Second Lien Noteholders in the outstanding aggregate principal amount (including interest that has been capitalized) of $360.5 million under the Second Lien Indenture, plus accrued and unpaid interest, fees, penalties, premium, expenses and other obligations incurred in connection therewith, in each case in accordance with the terms of the Second Lien Indenture Documents; the Second Lien Indenture Obligations are unconditionally guaranteed by the same entities that have guaranteed the First Lien Obligations and secured by second priority security interests in and liens on the Prepetition Collateral (the “Prepetition Second Priority Liens” and together with the Prepetition First Priority Liens, the “Prepetition Liens”), pursuant to and in accordance with the terms of (A) the Second-Lien Notes Collateral Agreement, dated as of March 27, 2014 (as amended, restated, supplemented or otherwise modified from time to time, the “2L Notes Collateral Agreement”), among Walter, certain of its subsidiaries from time to time party thereto and Wilmington Trust, National Association, as collateral agent (in such capacity, the “2L Notes Collateral Agent”), (B) the Grant of Security Interest in United States Trademarks, dated as of March 27, 2014, made by Walter to the 2L Notes Collateral Agent, and (C) all other mortgage, security, pledge, guaranty and collateral agreements executed in connection with the Second Lien Indenture.

(b)                                 The Prepetition Obligations constitute the legal, valid, binding, non-avoidable obligations of the Obligated Debtors.

(c)                                  The Prepetition Liens are valid, binding, perfected, non-avoidable, and enforceable liens on and security interests in the Prepetition Collateral, subject in each case, solely as among the Prepetition Secured Parties, to the terms of the Intercreditor Agreement (as defined herein) and, prior to giving effect to this Interim Order, those other liens explicitly permitted by the applicable Prepetition Debt Documents (in each case, only to the extent such permitted exceptions were valid, properly perfected, non-avoidable liens senior in priority to the respective liens and security interests of the Prepetition Secured Parties on the Petition Date) (the “Permitted Priority Liens”), if any.

(d)                                 (i) No portion of the Prepetition Obligations, the Prepetition Debt Documents, and the transactions contemplated thereby is subject to contest, attack, objection, recoupment, defense, setoff, counterclaim, avoidance, recharacterization, reclassification, reduction, disallowance, recovery, disgorgement, attachment, “claim” (as defined in the

Bankruptcy Code), impairment, subordination or other challenge pursuant to the Bankruptcy Code or applicable nonbankruptcy law; (ii) the Debtors do not have any claims, challenges, counterclaims, causes of action, defenses, recoupment, disgorgement, or setoff rights related to the Prepetition Obligations or the Prepetition Debt Documents, whether arising under the Bankruptcy Code or applicable nonbankruptcy law, on or prior to the date hereof, against the Prepetition Secured Parties and their respective affiliates, subsidiaries, agents, officers, directors, employees, attorneys and advisors; and (iii) the Debtors each irrevocably waive, for themselves, and their subsidiaries, shareholders, and affiliates, any right to challenge or contest in any way the perfection, validity, priority and enforceability of the Prepetition Liens or the validity or enforceability of the Prepetition Obligations and the Prepetition Debt Documents.  Any order entered by the Court in relation to the establishment of a bar date for any claims (including without limitation administrative expense claims) in any of the Chapter 11 Cases or any successor cases shall not apply to the Prepetition Secured Parties.  The Prepetition Obligations, Prepetition Liens, interests, rights, priorities and protections granted to, or in favor of the Prepetition Secured Parties, as set forth in this Interim Order and in the applicable Prepetition Debt Documents shall be deemed a timely filed proof of claim on behalf of these Prepetition Secured Parties in each of these Chapter 11 Cases, and none of the Prepetition Secured Parties shall be required to file a proof of claim with respect thereto.

(e)                                  Each of the Debtors and the Debtors’ estates, on its own behalf and on behalf of its past, present and future predecessors, successors, heirs, subsidiaries, and assigns (collectively, the “Releasors”) shall, to the maximum extent permitted by applicable law, unconditionally, irrevocably, fully and forever release, remise, acquit, relinquish, irrevocably waive and discharge each of the Prepetition Secured Parties and each of their respective former, current, or future officers, employees, directors, agents, representatives, owners, members, partners, financial advisors, legal advisors, shareholders, managers, consultants, accountants, attorneys, affiliates, and predecessors in interest (collectively, the “Releasees”) of and from any and all claims, demands, liabilities, responsibilities, disputes, remedies, causes of action, indebtedness and obligations, rights, assertions, allegations, actions, suits, controversies, proceedings, losses, damages, injuries, attorneys’ fees, costs, expenses, or judgments of every type, whether known, unknown, asserted, unasserted, suspected, unsuspected, accrued, unaccrued, fixed, contingent, pending, or threatened including, without limitation, all legal and equitable theories of recovery, arising under common law, statute or regulation or by contract, of every nature and description that exist on the date hereof relating to any of the Prepetition Debt Documents, or the transactions contemplated under such documents, including, without limitation, (i) any so-called “lender liability,” equitable subordination, equitable disallowance or recharacterization claims or defenses, (ii) any and all claims and causes of action arising under the Bankruptcy Code, and (iii) any and all claims and causes of action regarding the validity, priority, perfection or avoidability of the Prepetition Liens and the Prepetition Obligations.  The Debtors’ acknowledgments, stipulations, and releases shall be binding on the Debtors and their respective representatives, successors and assigns and, only subject to any action timely commenced by a Creditors’ Committee (to the extent appointed) or any other party in interest, and in any case which is granted the requisite standing before the expiration of the Challenge Period (as defined herein) as provided in paragraph 16, on each of the Debtors’ estates, all creditors thereof and each of their respective representatives, successors and assigns, including, without limitation, any trustee or other representative appointed by the Court, whether such trustee or representative is appointed in cases under chapter 11 or chapter 7 of the Bankruptcy Code.

(f)                                   For purposes of this Interim Order, the term “Cash Collateral” shall mean and include all “cash collateral” as defined in section 363 of the Bankruptcy Code in which the Prepetition Secured Parties have a perfected lien, security interest or other interest, in each case whether existing on the Petition Date, arising pursuant to this Interim Order, or otherwise.  The Debtors stipulate that any and all of the Debtors’ cash, cash equivalents, negotiable instruments, investment property, securities, and any amounts generated from the use, sale, lease or other disposition of the Prepetition Collateral, in each case wherever located, constitute Cash Collateral and Prepetition Collateral of the Prepetition Secured Parties.

(g)                                  As of the Petition Date, the Debtors have not brought and are not aware of any claims, objections, challenges, causes of action, including without limitation, avoidance claims under chapter 5 of the Bankruptcy Code against the Prepetition Secured Parties arising out of or related to the Prepetition Obligations.

(h)                                 To the Debtors’ knowledge, as of the Petition Date, there were no other perfected liens on or security interests in the Prepetition Collateral except for the Prepetition Liens and the Permitted Priority Liens.

6.                                      Section 552(b).  Each of the Prepetition Secured Parties shall be entitled to all of the rights and benefits of Bankruptcy Code section 552(b).  Subject to, and effective upon entry of the Final Order, the “equities of the case” exception under Bankruptcy Code section 552(b) shall not apply to the Prepetition Secured Parties with respect to proceeds, products, or profits of any of the Prepetition Collateral.

7.                                      Findings Regarding the Use of Cash Collateral and Prepetition Collateral.

(a)                                 Good cause has been shown for the entry of this Interim Order.

(b)                                 The Debtors have an immediate need to use the Cash Collateral to permit, among other things, the orderly continuation of their businesses, pay their operating expenses and preserve the going concern value of the Debtors.

(c)                                  The preservation and maintenance of the Debtors’ businesses and assets is necessary to maximize value.  Absent the Debtors’ ability to use Cash Collateral in accordance with the terms hereof (including, without limitation, the Budget Covenant), the continued operation of the Debtors’ businesses would not be possible, and irreparable harm to the Debtors, their estates, and their creditors would occur.  Authorization to use the Cash Collateral is therefore (i) critical to the Debtors’ ability to maximize the value of these chapter 11 estates, (ii) in the best interests of the Debtors and their estates, and (iii) necessary to avoid immediate and irreparable harm to the Debtors, their creditors, and their assets, businesses, goodwill, reputation, and employees.

(d)                                 The terms of the use of the Cash Collateral pursuant to this Interim Order are fair and reasonable, and reflect the Debtors’ exercise of prudent business judgment consistent with their fiduciary duties.

(e)                                  The Steering Committee, the Administrative Agent, the Credit Agreement Collateral Agent, the First Lien Trustee, the Second Lien Trustee, the 1L Notes Collateral Agent, and the 2L Notes Collateral Agent, as applicable, have consented to (or, as applicable, has been directed to, or it has been asserted that they are deemed to have, consented to pursuant to the Intercreditor Agreement referred to below), conditioned upon the entry of this Interim Order, the Debtors’ proposed use of Cash Collateral, on the terms and conditions set forth in this Interim

Order and in accordance with the Budget Covenant.  Pursuant and subject to the terms of the Amended and Restated Intercreditor Agreement, dated as of March 27, 2014 (as amended, supplemented or otherwise modified from time to time, the “Intercreditor Agreement”), among Walter, the other grantors from time to time party thereto, the Credit Agreement Collateral Agent, the 1L Notes Collateral Agent, the 2L Notes Collateral Agent, and each additional Collateral Agent (as defined in the Intercreditor Agreement) and Authorized Representative (as defined in the Intercreditor Agreement) from time to time party thereto, the 1L Notes Collateral Agent, the First Lien Noteholders, the 2L Notes Collateral Agent and the Second Lien Noteholders are precluded from objecting to the use of Cash Collateral under certain circumstances, including if the Credit Agreement Collateral Agent has consented thereto and the adequate protection provisions set forth herein are adhered to.

(f)                                   The continued use of Cash Collateral has been negotiated in good faith and at arms’ length among the Debtors, the Steering Committee, the Credit Agreement Collateral Agent (on behalf of the First Lien Lenders) and the Administrative Agent, as applicable, and, therefore, the use of the Cash Collateral by the Debtors in accordance with the terms of this Interim Order shall be deemed to have been extended, issued, or made in “good faith”.

(g)                                  The Debtors and certain of the Prepetition Secured Parties have entered into that certain Restructuring Support Agreement (as amended from time to time in accordance therewith, the “RSA”), which contains the parties’ agreements and undertakings with respect to the Debtors’ restructuring.

8.                                      Authorization of Use of Cash Collateral.  Subject to the terms hereof and in accordance with the Budget Covenant, the Debtors are hereby authorized to use the Cash Collateral during the period from the Petition Date through and including the Termination Date for: (a) working capital requirements; (b) general corporate purposes; (c) adequate protection payments to the Prepetition Secured Parties as contemplated herein; and (d) the costs and expenses of administering these Chapter 11 Cases (including payments benefiting from the Carve-Out) incurred in the Chapter 11 Cases; provided that the Debtors shall not be authorized to use Cash Collateral to pay fees or expenses (x) in excess of $50,000 per month (the “Committee Monthly Cap”), on account of Professional Persons (as defined herein) retained by any official committee appointed in these Chapter 11 Cases, including any Creditors’ Committee, (y) in excess of $25,000 (the “Investigation Budget”) for the Creditors’ Committee to investigate (but not prepare, initiate or prosecute) Claims and Defenses (as defined herein) against the Prepetition Secured Parties before the termination of the Challenge Period (as defined herein), or (z) to initiate or prosecute proceedings or actions on account of any Claims and Defenses against the Prepetition Secured Parties.  For the avoidance of doubt and notwithstanding any other provision of this Interim Order, other than the Investigation Budget (which may be used solely for the purposes authorized in this paragraph 8), no Cash Collateral, Prepetition Collateral, Collateral or any proceeds thereof, or any portion of the Carve-Out may be used directly or indirectly by any Debtor, any official committee appointed in the case, including the Creditors’ Committee, or any trustee appointed in the Chapter 11 Cases or any successor case, or any other person, party or entity to (i) investigate, object, contest, or raise any defense to the validity, perfection, priority, extent, or enforceability of the Prepetition Obligations, the Prepetition Liens or any action purporting to do any of the foregoing; (ii) investigate, assert or prosecute any Claims and Defenses against the Prepetition Secured Parties or their respective predecessors-in-interest, agents, affiliates, representatives, attorneys, or advisors or any action purporting to do the foregoing in respect of the Prepetition Obligations and/or the Prepetition Liens; (iii) prevent, hinder, or otherwise delay the Prepetition Secured Parties’ enforcement, or realization on the Prepetition Obligations, Cash Collateral, the Prepetition Liens, the Adequate Protection Obligations, or the Adequate Protection Liens in accordance with the Interim Order; (iv) seek to modify any of the rights granted to the Prepetition Secured Parties hereunder (other than with the consents contemplated hereunder); (v) apply to the Court for authority to approve superpriority claims or grant liens (other than the Approved Liens (as defined below)) in the Collateral or any portion thereof that are senior to, or on parity with, the Adequate Protection Liens, Superpriority Claims or Prepetition Liens, unless all Prepetition Obligations and claims under this Interim Order and the Final Order have been refinanced or paid in full in cash (including the cash collateralization of any letters of credit) or otherwise agreed to in writing by the Administrative Agent and the Steering Committee, each in its sole discretion; or (vi) seek to pay any amount on account of any claims arising prior to the Petition Date unless such payments are agreed to in writing by the Steering Committee in its sole discretion, are authorized in any “first day” orders, or are otherwise included in the Approved Budget.

9.                                      Entitlement to Adequate Protection.  The Prepetition Secured Parties are entitled to adequate protection of their respective interests in the Prepetition Collateral (including, without limitation, the Cash Collateral) on which the Prepetition Secured Parties hold perfected security interests as of the Petition Date in an amount equal to the aggregate postpetition diminution in value of the Prepetition Collateral, including any Cash Collateral, from and after the Petition Date (such diminution in value, the “Diminution in Value”), including, without limitation, to the extent such diminution results from the sale, lease or use by the Debtors of the Prepetition Collateral, the subordination of the Prepetition Liens to the Carve-Out, or the

imposition of the automatic stay pursuant to Bankruptcy Code section 362 (such adequate protection, as set forth in paragraphs 10 and 11 below, the “Adequate Protection Obligations”).

10.                               Adequate Protection Claims and Liens.

(a)                                 Adequate Protection for the First Lien Secured Parties.  As adequate protection for the Diminution in Value of the Prepetition Collateral, the First Lien Secured Parties are hereby granted the following claims, liens, rights and benefits:

(i)                                     First Lien Superpriority Claim.  The Adequate Protection Obligations due to the First Lien Secured Parties (the “First Lien Adequate Protection Obligations”) shall constitute allowed joint and several superpriority claims against each of the Debtors as provided in Bankruptcy Code section 507(b) (collectively, the “First Lien Superpriority Claim”), with priority over any and all administrative expenses and all other claims against the Debtors, now existing or hereafter arising, of any kind whatsoever, including, without limitation, all other administrative expenses of the kind specified in Bankruptcy Code sections 503(b) and 507(b), and over any and all other administrative expenses or other claims arising under any other provision of the Bankruptcy Code, including, without limitation, Bankruptcy Code sections 105, 326, 327, 328, 330, 331, 365, 503, 506, 507(a), 507(b), 546, 552, 726, 1113 or 1114, whether or not such expenses or claims may become secured by a judgment lien or other nonconsensual lien, levy or attachment, subject and subordinate only to the Carve-Out;

(ii)                                  First Lien Adequate Protection Liens.  Subject to the Carve-Out, as security for the First Lien Adequate Protection Obligations, effective as of the Petition Date and perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or the possession or control by the First Lien Secured Parties of any Postpetition Collateral (as defined below), the following security interests and liens are hereby granted to the First Lien Secured Parties (all such liens and security interests, the “First Lien Adequate Protection Liens”):

(A)                               Pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), a valid, binding, continuing, enforceable, fully-perfected, non-avoidable additional and replacement first priority lien on, and security interest in, all property (including any previously unencumbered property), whether now owned or hereafter acquired or existing and wherever located, of each Debtor and each Debtor’s “estate” (as created pursuant to Bankruptcy Code section 541(a)), of any kind or nature whatsoever, real or personal, tangible or intangible, and now existing or hereafter acquired or created, including, without limitation, all cash, accounts, inventory, goods, contract rights, mineral rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, owned real estate, real property leaseholds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each Debtor (other than Walter), other equity or ownership interests held by a Debtor, including equity interests in subsidiaries and non-wholly-owned subsidiaries, money, investment property, and causes of action (including causes of action arising under Bankruptcy Code section 549 and any related action under Bankruptcy Code section 550) and, subject to entry of the Final Order, the proceeds of any causes of action under Bankruptcy Code sections 502(d), 544, 545, 547, 548, 550 (except as provided above) or 553 or the proceeds of any other avoidance actions under the Bankruptcy Code or applicable non-bankruptcy law (collectively, the “Avoidance Actions”), Cash Collateral, and all cash and non-cash proceeds, rents, products, substitutions, accessions, and profits of any of the collateral described above, documents, vehicles, intellectual property, securities, partnership or membership interests in limited liability companies and capital stock, including, without limitation, the products, proceeds and supporting obligations thereof, whether in existence on the Petition Date or thereafter created, acquired, or arising and wherever located (all such property (including the Junior Collateral (as defined herein)), other than the Prepetition Collateral in existence immediately prior to the Petition Date, being collectively referred to as, the “Postpetition Collateral” and collectively with the Prepetition Collateral, the “Collateral”), which liens and security interests shall be senior to any and all other liens and security interests other than the Carve-Out and the Permitted Priority Liens, if any, and liens granted to third parties on Cash Collateral to secure Approved Collateralized Obligations (as defined below) (the “Approved Liens”).

(B)                               Subject to the Carve-Out, pursuant to Bankruptcy Code sections 361(2) and 363(c)(2), a valid, binding, continuing,

enforceable, fully-perfected non-avoidable junior priority replacement lien on, and security interest in, all property, whether now owned or hereafter acquired or existing and wherever located, of each Debtor and each Debtor’s “estate” (as created pursuant to Bankruptcy Code section 541(a)), property of any kind or nature whatsoever, real or personal, tangible or intangible, and now existing or hereafter acquired or created, including, without limitation, all cash, accounts, inventory, goods, contract rights, mineral rights, instruments, documents, chattel paper, patents, trademarks, copyrights, and licenses therefor, accounts receivable, receivables and receivables records, general intangibles, payment intangibles, tax or other refunds, insurance proceeds, letters of credit, contracts, owned real estate, real property leaseholds, fixtures, deposit accounts, commercial tort claims, securities accounts, instruments, investment property, letter-of-credit rights, supporting obligations, machinery and equipment, real property, leases (and proceeds from the disposition thereof), all of the issued and outstanding capital stock of each Debtor (other than Walter), other equity or ownership interests held by a Debtor, including equity interests in subsidiaries and non-wholly-owned subsidiaries, money, investment property, causes of action, Cash Collateral, and all cash and non-cash proceeds, rents, products, substitutions, accessions, and profits of any of the collateral described above, documents, vehicles, intellectual property, securities, partnership or membership interests in limited liability companies and capital stock, including, without limitation, the products, proceeds and supporting obligations thereof, whether now existing or hereafter acquired, that is subject only to (x) the Permitted Priority Liens, or (y) valid and non-avoidable liens in existence immediately prior to the Petition Date that are perfected after the Petition Date to the extent permitted by Bankruptcy Code section 546(b), which valid, perfected and unavoidable liens are senior in priority to the security interests and liens in favor of the Administrative Agent and the First Lien Trustee (the “Junior Collateral”).

(C)                               The Adequate Protection Liens shall not be (1) subject or subordinate to, or pari passu with, (a) any lien or security interest that is avoided and preserved for the benefit of the Debtors and their estates under Bankruptcy Code section 551 or (b) any lien or security interest arising on or after the Petition Date subject to the Carve-Out, or (2) except as otherwise set forth in paragraphs 10(a)(ii)(A) and 10(a)(ii)(B) hereof, subordinated to or made pari passu with any other lien, claim or security interest under Bankruptcy Code sections 363 or 364 or otherwise.

(iii)                               Carve-Out.  For purposes hereof, the “Carve-Out” shall mean, following the Termination Date, the sum of:  (A) all fees required to be paid to the clerk of the Court and the Bankruptcy Administrator (without regard to the Carve-Out Trigger Notice (as defined herein)); (B) reasonable fees and expenses up to $25,000 in the aggregate incurred by a trustee appointed under Bankruptcy Code section 726(b) (without regard to the Carve-Out Trigger Notice); (C) subject to the Committee Monthly Cap with respect to Professional Fees incurred by Professional Persons retained by the Creditors’ Committee or any other statutory committee appointed in the Chapter 11 Cases, and subject to any Professional Fees permitted to be incurred under the Investigation Budget, to the extent allowed, whether by interim order, procedural order or otherwise, all accrued and unpaid reasonable fees, costs, and expenses (the “Professional Fees”) incurred by persons or firms retained by the Debtors, the Creditors’ Committee or any other statutory committee appointed in the Chapter 11 Cases (if any) pursuant to Bankruptcy Code section 327, 328, or 363 (collectively, the “Professional Persons”) at any time before or on the day of delivery by the Administrative Agent or Steering Committee of a Carve-Out Trigger Notice (the “Pre-Trigger Date Fees”); and (D) after the delivery by the Administrative Agent or Steering Committee of the Carve-Out Trigger Notice (the “Trigger Date”), to the extent allowed at any time, whether by interim order, procedural order or otherwise, the payment of (1) all Professional Fees of Professional Persons retained by the Debtors and (2) subject to the Committee Monthly Cap, the payment of Professional Fees of Professional Persons incurred by the Creditors’ Committee or any other statutory committee appointed in the Chapter 11 Cases, not to exceed $5 million in the aggregate for clauses (1) and (2) incurred after the Trigger Date (the amount set forth in this clause (D) being the “Post-Carve Out Trigger Notice Cap”); provided that nothing herein shall be construed to impair the ability of any party to object to the fees, expenses, reimbursement or compensation described in clauses (C) or (D) above, on any grounds.  On the day on which a Carve-Out Trigger Notice is given to the Debtors, such Carve-Out Trigger Notice also shall constitute a demand to the Debtors to utilize all cash on hand as of such date and any available cash thereafter held by any Debtor to fund a reserve in an aggregate amount equal to the accrued and unpaid Pre-Trigger Date Fees plus the Post-Carve Out Trigger Notice Cap, and the Debtors shall deposit and hold any such amounts in a segregated account at a financial institution selected by the Debtors for such purpose and solely for the benefit of the Professional Persons entitled thereto.  The reserved funds shall be released from time to time from the segregated account to pay when due any Pre-Trigger Date Fees and any fees and expenses incurred after Post-Carve Out Trigger Notice that are included in the Post-Carve Out Trigger Notice Cap under clause (D) above.  Such account and amounts therein shall be free and clear of all liens, claims and interests of any party other than the Professional Persons entitled thereto.  Notwithstanding the foregoing, (X) the Carve-Out shall not include, apply to or be available for any fees or expenses incurred by any party in connection with (1) the investigation, preparation, initiation or prosecution of any claims, causes of action, proceeding, adversary proceeding or other litigation against any of the Prepetition Secured Parties (in such capacity), including challenging the amount, validity, perfection, priority or enforceability of or asserting any defense, counterclaim or offset to, the Prepetition Obligations and the Prepetition Liens granted under the Prepetition Debt Documents in favor of the Prepetition Secured Parties, including, without limitation, for lender liability or pursuant to Bankruptcy Code section 105, 510, 544, 547, 548, 549, 550 or 552, applicable nonbankruptcy law or otherwise; (2) attempts to modify any of the rights granted to the Prepetition Secured Parties hereunder (other than with the consents contemplated hereunder); (3) attempts to prevent, hinder or otherwise delay any of the Prepetition Secured Parties’ enforcement or realization upon any Collateral in accordance with the Prepetition Debt Documents and this Interim Order; or (4) paying any amount on account of any claims arising before the Petition Date unless such payments are approved by an order of this Court, in the Approved Budget or otherwise consented to by the Steering Committee in its sole discretion, and (Y) so long as the Carve-Out Trigger Notice shall not have been delivered, the Carve-Out shall not be reduced by the payment of Professional Fees allowed at any time by this Court.  Any claim incurred in connection with any of the activities described above (other than as permitted in connection with the Investigation Budget in an amount not exceeding such Investigation Budget) shall not be allowed, treated or payable as an administrative expense claim for purposes of section 1129(a)(9)(A) of Bankruptcy Code.  For purposes of the foregoing, “Carve-Out Trigger Notice” shall mean a written notice delivered by the Administrative Agent or the Steering Committee to the Debtors, Debtors’ counsel, the Bankruptcy Administrator, and counsel to the Creditors’ Committee (if any), upon the occurrence and during the continuance of a Termination Event (as defined below), stating that the Post-Carve Out Trigger Notice Cap has been invoked.  For the avoidance of doubt and notwithstanding anything to the contrary herein or in the Prepetition Debt Documents, the Carve-Out shall be senior to all liens and claims arising out of the Prepetition Debt Documents, including the Prepetition Liens, the Adequate Protection Liens, the Superpriority Claims, and any and all other forms of adequate protection, liens or claims securing or relating to the Prepetition Obligations.

(b)           Adequate Protection for the Second Lien Trustee and Second Lien Noteholders.  As adequate protection for the Diminution in Value of their liens and interests in the Prepetition Collateral, the Second Lien Trustee and the Second Lien Noteholders are hereby granted the following claims, liens, rights and benefits:

(i)                                     Second Lien Superpriority Claims.  The Adequate Protection Obligations due to the Second Lien Trustee and the Second Lien Noteholders (the “Second Lien Adequate Protection Obligations”) shall constitute joint and several superpriority claims against the Debtors as provided in Bankruptcy Code section 507(b) (the “Second Lien Superpriority Claim” and together with the First Lien Superpriority Claim, the “Superpriority Claims”), subject and subordinate only to the Carve Out, the First Lien Superpriority Claim and the First Lien Obligations.

(ii)                                  Second Lien Adequate Protection Liens.  As security for the Second Lien Adequate Protection Obligations, effective as of the Petition Date and perfected without the necessity of the execution by the Debtors (or recordation or other filing) of security agreements, control agreements, pledge agreements, financing statements, mortgages or other similar documents, or the possession or control by the Second Lien Indenture Trustee of any Postpetition Collateral, security interests and liens are hereby granted to the Second Lien Indenture Trustee for the benefit of the Second Lien Noteholders on the Postpetition Collateral, subject and subordinate only to the (A) the Carve-Out, (B) the First Lien Adequate Protection Liens, (C) the liens and security interests securing the First Lien Obligations, (D) the Permitted Priority Liens, and (E) Approved Liens, and subject further to the Intercreditor Agreement (all such liens and security interests, the “Second Lien Adequate Protection Liens,” and collectively with the First Lien Adequate Protection Liens, the “Adequate Protection Liens”).

11.          Additional Adequate Protection.  As additional adequate protection:

(a)           Payments:  The Debtors are authorized and directed to pay to the Administrative Agent, for the ratable benefit of the First Lien Lenders (including in respect of any unreimbursed drawings on letters of credit), and to the First Lien Trustee, for the ratable benefit of the First Lien Noteholders, any accrued, but unpaid interest due as of the Petition Date and postpetition interest, in cash, pursuant to the terms of, the First Lien Credit Documents (with the LIBO Rate under the First Lien Credit Documents fixed at 1.00% per annum for purposes of such postpetition interest payments under the First Lien Credit Documents) and the First Lien Indenture Documents, respectively, in each case calculated based on 80% of the applicable contract non-default rate set forth therein and due and payable on a monthly basis (with all payments of interest to be without prejudice to the rights of the Administrative Agent and the First Lien Trustee (and any party-in-interest’s right to object thereto) to assert a claim for payment of additional interest at any other rates in accordance with the applicable governing documents) but without prejudice to the right of any party-in-interest with standing to do so to seek to recharacterize such payments as principal; provided, any accrued, due but unpaid interest as of the Petition Date shall be paid promptly upon entry of this Interim Order.

(b)           Agent/Indenture Trustee Fees and Expenses:  The Debtors shall promptly pay, in cash, (x) all Letter of Credit Fees and Facing Fees (each as defined in the Credit Agreement), and any annual administrative agent fees and other fees set forth in Section 4.01(b) through (e) of the Credit Agreement (including, in each case, all amounts set forth in Section 4.01(a) through (e) of the Credit Agreement accrued with respect to periods on or prior to the Petition Date) on the respective dates for the payment (or, in the case of all amounts accrued as of the Petition Date, promptly upon entry of this Interim Order) of all such fees as provided in the Credit Agreement, at the applicable non-default rate provided for in the First Lien Credit Documents with respect to such fees and (y) upon presentment of an applicable invoice to the Debtors (with a copy of such invoice to be presented contemporaneously to both the Bankruptcy Administrator and counsel for the Creditors’ Committee, if any), all reasonable, actual, and documented (in customary detail, redacted for privilege and work product) fees, costs and expenses incurred by each of the Administrative Agent and the First Lien Trustee, including, without limitation, the fees, costs and expenses of one lead counsel, one local counsel (if necessary) and, if needed, one Canadian counsel for each of the Administrative Agent and the First Lien Trustee, in each case in accordance with the applicable engagement letters (if any) and the Prepetition Debt Documents and without further order of, or application to, the Court or notice to any party other than as provided in this paragraph 11(b).

(c)           Steering Committee Fees and Expenses.  The Debtors shall promptly pay in cash upon presentment of an applicable invoice to the Debtors (with a copy of such invoice to be presented contemporaneously to both the Bankruptcy Administrator and counsel for the Creditors’ Committee, if any), all reasonable, actual, and documented (in customary detail, redacted for privilege and work product) fees, costs and expenses of (i) Akin Gump Strauss Hauer & Feld LLP (“Akin Gump”), as lead counsel, Burr Forman LLP (“Burr Forman”), as Alabama counsel, Cassels Brock & Blackwell LLP (“Cassels”), as Canadian counsel, and Lazard Frères & Co. LLC, as financial advisor, to the Steering Committee (“Lazard” and together with Akin Gump, Burr Forman and Cassels, the “Steering Committee Advisors”) and (ii) any consultants or other advisors retained by the Steering Committee (and not by individual Steering Committee members) (the parties described in this paragraph 11(c)(ii) collectively, the “Consultants”) in connection with the Restructuring (as defined in the RSA); provided that the Steering Committee shall provide notice to the Debtors prior to retaining any such Consultants, in each case, in accordance with engagement letters (if any) of such professional (including the Restructuring Fee as defined in Lazard’s engagement letter), and in each case, without further order of, or application to, the Court or notice to any party other than as provided in this paragraph 11(c); provided, however, that Lazard’s Restructuring Fee shall be subject to the entry of the Final Order; provided further that no success fees shall be payable to any Consultant.  In addition, the Debtors shall promptly reimburse each Steering Committee member in cash for all reasonable and documented out-of-pocket costs and expenses (without limiting the Debtors’ obligations pursuant to the previous sentence, which out-of-pocket costs and expenses should not include any advisor and professional fees for such individual Steering Committee member) incurred by such member in connection with the Restructuring.

(d)           Credit Bidding.  The Administrative Agent (on behalf of the First Lien Lenders), the First Lien Trustee (on behalf of the First Lien Noteholders) and the Second Lien Trustee (on behalf of the Second Lien Noteholders) (but only if any such credit bid provides, to the extent set forth in the Intercreditor Agreement, for the payment in full and in cash of all Prepetition Obligations owed to the First Lien Secured Parties and any amounts due and owing to the First Lien Secured Parties under this Interim Order and the Final Order, and provides for the cash collateralization of any letters of credit in accordance with the First Lien Credit Documents and this Interim Order and the Final Order), as applicable, shall have the right to credit bid (X) up to the full amount of the remaining Prepetition Obligations under the First Lien Credit Documents, First Lien Indenture Documents and the Second Lien Indenture Documents, respectively and (Y) the First Lien Superpriority Claims, the Second Lien Superpriority Claims, and any unpaid amounts due and owing under paragraph 11(a) through (c) hereof, as applicable, in the sale of any of the Collateral, including, without limitation, (a) pursuant to Bankruptcy Code section 363, (b) a plan of reorganization or a plan of liquidation under Bankruptcy Code section 1129, or (c) a sale or disposition by a chapter 7 trustee for any Debtor under Bankruptcy Code section 725.

(e)           Reporting and Budget Compliance.  The Debtors shall comply in all respects with the provisions of this paragraph 11(e) (the “Budget Covenant”).  The initial budget shall cover the 12-week period beginning the business week of the Petition Date (the “Initial Budget Period”) and be in the form attached hereto as Exhibit A (the “Initial Budget”).  On or before the last business day of the tenth week of the Initial Budget Period, the Debtors shall deliver an updated budget (the “Second Budget”) for the 12-week period following the Initial Budget Period (the “Second Budget Period”).  On or before the last business day of the tenth week of the Second Budget Period, the Debtors shall deliver an updated budget (the “Third Budget” and, together with the Initial Budget and the Second Budget, collectively, the “Budgets”) for the 12-week period following the Second Budget Period (the “Third Budget Period”).  The Budgets shall be delivered to the Steering Committee and the Administrative Agent, with a copy delivered to the Creditors’ Committee; provided that, the Budgets may be shared on a confidential basis with those Prepetition Secured Parties that have signed a confidentiality agreement or are otherwise subject to confidentiality restrictions pursuant to the Prepetition Debt Documents.  The Initial Budget will be the first budget utilized for reporting and permitted variance purposes (the “Approved Budget”).  The Second Budget and the Third Budget provided thereafter shall be of no force and effect unless and until it is approved by the Steering Committee and the Administrative Agent, each in its sole discretion.  The Steering Committee and the Administrative Agent, each in its sole discretion, shall approve or reject the Second Budget or the Third Budget within eleven (11) days after the last day that delivery thereof is permitted as set forth above; provided that, each of the Second Budget and the Third Budget shall be deemed approved upon the passage of such eleven (11) day period with no objection raised by the Steering Committee and the Administrative Agent.  Upon the approval by the Steering Committee and the Administrative Agent, each of the Second Budget and the Third Budget shall become the “Approved Budget” for the Second Budget Period and the Third Budget

Period, as applicable.  Every week (beginning with the first full week after the Petition Date), on the fifth business day of such week, the Debtors shall deliver to the Steering Committee Advisors, the advisors to the Administrative Agent and the advisors to the Creditors’ Committee, a weekly variance report from the previous week comparing the actual cash receipts and disbursements of the Debtors with the receipts and disbursements in the Approved Budget (the “Budget Variance Report”); provided that, the Budget Variance Report may be shared with the Administrative Agent and the Steering Committee.  The Budget Variance Report shall include, among other things, (a) details regarding amounts paid under any order of the Court; (b) a detailed comparison, including commentary, of each week’s performance against the Approved Budget; and (c) a detailed comparison, including commentary, of aggregate performance since the commencement of the Approved Budget against such Approved Budget.  The Debtors shall not allow (x) (i) “Cumulative Net Cash Flow” for the relevant Testing Period to have a negative variance of more than $20 million from the “Cumulative Net Cash Flow” line item set forth in the Initial Budget and (ii) “Cumulative Disbursements” for the relevant Testing Period to have a negative variance of more than the greater of (a) $7.5 million and (b) 5% of “Cumulative Disbursements” set forth in the Initial Budget for the relevant Testing Period from the “Cumulative Disbursements” line item set forth in the Initial Budget, (y) (i) “Cumulative Net Cash Flow” for the relevant Testing Period to have a negative variance of more than $20 million from the “Cumulative Net Cash Flow” line item set forth in the Second Budget and (ii) “Cumulative Disbursements” for the relevant Testing Period to have a negative variance of more than the greater of (a) $7.5 million and (b) 5% of “Cumulative Disbursements” set forth in the Second Budget for the relevant Testing Period from the “Cumulative Disbursements” line item set forth in the Second Budget and (z) (i) “Cumulative Net Cash Flow” for the relevant Testing

Period to have a negative variance of more than $20 million from the “Cumulative Net Cash Flow” line item set forth in the Third Budget and (ii) “Cumulative Disbursements” for the relevant Testing Period to have a negative variance of more than the greater of (a) $7.5 million and (b) 5% of “Cumulative Disbursements” set forth in the Third Budget for the relevant Testing Period from the “Cumulative Disbursements” line item set forth in the Third Budget.  For purposes of the Cumulative Net Cash Flow and Cumulative Disbursements variance tests set forth above, (i) “Testing Period” shall mean (x) with respect to clause (x) in the prior sentence, the first two week period of the Initial Budget Period, and each cumulative period beginning with the beginning of the Initial Budget Period and ending every two weeks after the first two week period, (y) with respect to clause (y) in the prior sentence, the first two week period of the Second Budget Period, and each cumulative period beginning with the beginning of the Second Budget Period and ending every two weeks after the first two week period, and (z) with respect to clause (z) in the prior sentence, the first two week period of the Third Budget Period, and each cumulative period beginning with the beginning of the Third Budget Period and ending every two weeks after the first two week period and (ii) “Cumulative Net Cash Flow” and “Cumulative Disbursements” shall not include, but shall otherwise be permitted to be paid in accordance herewith, (w) adequate protection payments, (x) fees and expenses of professionals retained outside the ordinary course of business, (y) the Debtors’ use of the Cash Collateral to collateralize any new, replaced or renewed letters of credit, surety bonds or workers’ compensation obligations, in each case, that has been consented to by the Steering Committee in its sole discretion (collectively, the “Approved Collateralized Obligations”) and (z) key employee retention payments approved by both the Steering Committee and the Court.  The Debtors shall not allow cumulative capital expenditures beginning July 1, 2015, as calculated on a GAAP basis, to exceed the amounts set forth in the Debtors’ projected capital expenditure budget attached as an exhibit to the Initial Budget by more than the greater of (x) $5 million and (y) 20%.  Such capital expenditure variance shall be tested as of the end of each calendar month, and the Debtors shall deliver to the Steering Committee Advisors, the advisors to the Administrative Agent and the advisors to the Creditors’ Committee a variance report calculating such variance no later than 15 business days following the end of each calendar month, beginning with July 2015.

(f)            Access to Records/Financial Reporting.  In addition to, and without limiting, whatever rights of access the Prepetition Secured Parties have under the Prepetition Debt Documents, upon reasonable notice, at reasonable times and subject to appropriate confidentiality protections, the Debtors shall permit representatives and agents of the Steering Committee and the Administrative Agent (i) to have access to and inspect the Debtors’ properties, subject to reasonable safety precautions, (ii) to examine the Debtors’ books and records, and (iii) to discuss the Debtors’ affairs, finances and condition with the Debtors’ officers and financial advisors.  In addition, the Debtors shall provide to the Steering Committee Advisors and the advisors to the Administrative Agent, on a monthly basis, reports setting forth (i) substantive mine-by-mine details of the Debtors’ operating performance, including its non-debtor subsidiaries and (ii) a detailed comparison, including commentary, of the month’s actual operating performance against the projections, substantially in form and substance consistent with the Company’s historical monthly reporting to the Board of Directors, as modified to include summary mine-level operating and financial data.

(g)           Executory Contracts and Unexpired Leases.  The Debtors will work with the Steering Committee and its advisors to determine which executory contracts and unexpired leases should be assumed or rejected by the Debtors.  The Debtors will provide the Steering Committee and its advisors with all necessary information in order to analyze such a decision.  Other than in connection with the 363 Sale (as defined in the RSA) where the Purchaser (as defined in the Sale Term Sheet attached as Exhibit C to the RSA) is not the winning bidder for the Assets (as defined in the RSA), the Debtors shall not make any decision with regard to the assumption or rejection of executory contracts and unexpired leases without first obtaining the consent of the Steering Committee, which consent shall be in its sole discretion.

(h)                                 Employee Incentive/Retention Plans.  The Debtors shall not seek approval of any employee incentive or retention plans (or any similar sort of retention or incentive program) without the prior written consent of the Steering Committee, which consent shall be in its sole discretion.

(i)                                     Other Covenants.

1.              The Debtors shall maintain their cash management arrangements in a manner consistent in all material respects with that described in the Debtors’ motion for authority to maintain its existing cash management system.

2.              Except as expressly permitted under the RSA, the Sale Motion (as defined in the RSA) or other “first day” pleadings, the Debtors shall not use, sell or lease any material assets outside the ordinary course of business, or seek authority of this Court to the extent required by Bankruptcy Code section 363, without obtaining the prior written consent of the Steering Committee, which consent shall be in its sole discretion, and prior consultation with the Administrative Agent and the First Lien Trustee at least five (5) business days prior to the date on which the Debtors seek the Court’s authority for such use, sale or lease.  Subject to paragraph 10(a)(iii) hereof and the rights of any holder of a Permitted Priority Lien thereon, in the event of any such sale, lease, transfer, license, or other disposition of property of the Debtors (other than a disposition of all or substantially all of the Debtors’ assets) that constitutes Collateral outside the ordinary course of business (to the extent permitted by the Prepetition Debt Documents and this Interim Order) the Debtors are authorized and directed, without further notice or order of this Court, to immediately pay to the

Administrative Agent or Indenture Trustees, as appropriate under the Intercreditor Agreement, for the benefit of the applicable Prepetition Secured Parties, 100% of the net cash proceeds resulting therefrom no later than the second business day following receipt of such proceeds.  In the event of any casualty, condemnation, or similar event with respect to property that constitutes Collateral, the Debtors are authorized and directed to pay to the Administrative Agent or Indenture Trustees, as appropriate under the Intercreditor Agreement, for the benefit of the applicable Prepetition Secured Parties, any insurance proceeds, condemnation award, or similar payment (excluding any amounts on account of any D&O policies) in excess of $2,000,000 no later than the second business day following receipt of payment by the Debtors unless the applicable Prepetition Secured Parties consent, each in their sole discretion but subject to the Intercreditor Agreement, in writing, to the funds being reinvested by the Debtors.

(j)                                    Restrictions on the Use of Collateral with Respect to Foreign and Non-Debtor Affiliates.  The Debtors shall not transfer or use any Collateral, including any Cash Collateral, to or for the benefit of any direct or indirect foreign or non-debtor affiliate or subsidiary of the Debtors, including, without limitation, in connection with any professional fees and expenses incurred with respect to any restructuring of such subsidiary or affiliate, provided that the Debtors shall be permitted to make payments for the benefit of its foreign and non-debtor affiliates or subsidiaries (i) as expressly provided in an Approved Budget or (ii) with the prior consent of the Steering Committee, which consent shall be in its sole discretion (“Permitted Non-Debtor Affiliate Payments”) and, other than with respect to any payments made to or for the benefit of Black Warrior Methane Corp. and Black Warrior Transmission Corp., any such Permitted Non-Debtor Affiliate Payments shall be made pursuant to senior secured notes, which notes shall be pledged to the First Lien Secured Parties.  For the avoidance of doubt, in the event that any Permitted Non-Debtor Affiliate Payment is made to any one or more Canadian Entity (as defined below), each such Canadian Entity shall grant liens against all of its present and future property, assets and undertaking, and all other Canadian Entities shall (i) guarantee repayment of such Permitted Non-Debtor Affiliate Payment and (ii) grant liens against all of their respective present and future property, assets and undertaking as security for such guarantee obligations, and each such Permitted Non-Debtor Affiliate Payment and all of such guarantees and security shall be assigned and pledged by the maker of such Permitted Non-Debtor Affiliate Payment in favor of the First Lien Secured Parties, and in each such case, the form of the note(s), security and guarantees shall be in form and substance satisfactory to the Steering Committee in its sole discretion.

(k)                                 Right to Seek Additional Adequate Protection.  This Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly, the rights of the Prepetition Secured Parties to request additional forms of adequate protection at any time or any party-in-interest’s right to object thereto.  Any such request must be consistent with the Intercreditor Agreement.

(l)                                     Independent Director of Canadian Entities.  Within a reasonable period of time prior to taking any steps towards commencing a sale, marketing, restructuring or similar process with respect to the direct or indirect subsidiaries of Walter that are formed, incorporated or otherwise domiciled in Canada (each, a “Canadian Entity” and collectively, the “Canadian Entities”), Walter shall cause to be appointed to the board of Walter Energy Canada Holdings, Inc. an independent director mutually agreeable to the Debtors and the Steering Committee, or if the RSA is assumed, the Debtors and the Majority Holders (as defined in the RSA) (and, upon the request of such independent director, Walter shall cause such independent director to be appointed to the board of any other Canadian Entity so requested).

12.                               Termination.  The Debtors’ right to use the Cash Collateral pursuant to this Interim Order shall automatically terminate (the date of any such termination, the

“Termination Date”) without further notice or court proceeding on the earliest to occur of (i) 45 days after the Petition Date (unless such period is extended with the consent of the Steering Committee and the Administrative Agent, each in its sole discretion), if the Final Order (provided that such Final Order has not been reversed, vacated, stayed, unless such stay has been vacated, or appealed, unless such appeal has been dismissed or otherwise finally resolved), which Final Order shall be consistent with this Interim Order or otherwise acceptable to the Steering Committee and the Administrative Agent, each in its sole discretion, has not been entered by this Court on or before such date, (ii) February 3, 2016 or such later date as may be agreed to by the Steering Committee in writing in its sole discretion, (iii) the effective date of any confirmed chapter 11 plan in any of the Chapter 11 Cases, (iv) the date of the consummation of a sale or other disposition of all or substantially all of the assets of the Debtors, and (v) the occurrence of any of the events set forth in this paragraph 12(a) through (m) below, unless waived by the Administrative Agent and the Steering Committee, each in its sole discretion (each of the following events, a “Termination Event” and collectively, the “Termination Events”):

(a)                                 the Debtors’ failure to:  (i) use the Collateral, including without limitation Cash Collateral, in a manner consistent with the Approved Budget, but subject to the Budget Covenant, and otherwise comply in any respect with any provision of this Interim Order (including, without limitation, the failure to make the payments identified in paragraphs 11(a), (b) and (c) when due in accordance with and under the terms hereof); or (ii) comply with any other covenant or agreement specified in this Interim Order (including any obligations to comply with the provisions of paragraph 11 or the covenants and other obligations of the Debtors contained therein); in each case where such failure shall have continued unremedied for five (5)

business days following receipt of written notice by the Debtors from the Administrative Agent or the Steering Committee of such failure;

(b)                                 (i) an application, motion or other pleading shall have been filed by any Debtor seeking to amend, stay, supplement, vacate, extend or modify in any manner this Interim Order; or (ii) an order shall have been entered reversing, amending, supplementing, extending, staying, vacating, or otherwise modifying in any manner this Interim Order, in each case, without the prior written consent of the Steering Committee and the Administrative Agent, each in its sole discretion;

(c)                                  the date any provision of this Interim Order (or the Final Order, as applicable) shall for any reason cease to be valid and binding or any Debtor shall so assert in any pleading filed in any court;

(d)                                 the date (i) any Chapter 11 Case shall be dismissed or converted to a case under chapter 7 of the Bankruptcy Code or any Debtor shall file a motion or other pleading seeking the dismissal or conversion of any Chapter 11 Case pursuant to Bankruptcy Code section 1112 or otherwise other than as expressly contemplated by the Restructuring (as defined in the RSA); or (ii) a trustee, responsible officer, or an examiner (other than a fee examiner) pursuant to Bankruptcy Code section 1104 is appointed or elected, as applicable, in any Chapter 11 Case, any Debtor applies for, consents to, or acquiesces in, any such appointment, or the Court shall have entered an order providing for such appointment, in each case without the prior written consent of the Steering Committee in its sole discretion;

(e)                                  the Court shall have entered an order granting relief from the automatic stay to the holder or holders of any security interest to permit foreclosure (or the granting of a deed in lieu of foreclosure of the like) on any of the Debtor’s assets (other than in respect of insurance proceeds or with respect to assets having a fair market value of less than $1,000,000);

(f)                                   any Debtor shall have filed a motion or application for the approval of any superpriority claim or any lien in the Chapter 11 Cases (other than such claim or lien granted or permitted pursuant to this Interim Order), which is pari passu with or senior to any of the Adequate Protection Liens, Superpriority Claims or Prepetition Liens, without the prior consent of the Steering Committee and the Administrative Agent, each in its sole discretion;

(g)                                  other than with respect to the Carve-Out and the Approved Liens, any Debtor shall create or incur, or the Court enters an order granting, any claim which is pari passu with or senior to any of the Prepetition Liens or Prepetition Obligations or the Adequate Protection Liens and Adequate Protection Obligations granted under this Interim Order;

(h)                                 unless otherwise agreed to in writing by the Steering Committee in its sole discretion, the (i) consummation of a sale or disposition of any material assets of the Debtors other than in the ordinary course of business or as expressly provided for in the RSA, or (ii) termination of the RSA;

(i)                                     commencement of any action, including the filing of any pleading, by any Debtor, or direct or indirect non-debtor affiliate or subsidiary of a Debtor, against any of the Prepetition Secured Parties with respect to any of the Prepetition Obligations or Prepetition Liens other than as expressly contemplated in the RSA;

(j)                                    unless otherwise agreed to in writing by the Steering Committee in its sole discretion, the Canadian Entities commence, or become subject to, any restructuring or insolvency proceeding in any jurisdiction;

(k)                                 unless otherwise agreed to in writing by the Steering Committee in its sole discretion, commencement of a sale process or other actions in furtherance of a disposition of any material assets of the Canadian Entities;

(l)                                     unless otherwise agreed to in writing by the Steering Committee in its sole discretion, incurrence of any new secured debt or any unsecured debt, which unsecured debt is incurred outside of the ordinary course of business (other than as it relates to the Permitted Non-Debtor Affiliate Payments or cash collateralization of the Canadian LCs using the cash on hand as of the Petition Date held by the Canadian Entities), by any of the Canadian Entities; or

(m)                             unless the order approving the RSA Assumption Motion (as defined in the RSA), which order includes a waiver or modification of the automatic stay to provide any notices contemplated by and in accordance with the RSA or this Interim Order, as applicable, has been entered by the Court within sixty (60) days of the Petition Date.

13.                               Remedies Upon a Termination Event.  The Debtors shall immediately provide notice to the Steering Committee, the Administrative Agent and each of the Indenture Trustees (with a copy to counsel for the Creditors’ Committee (if any) and the Bankruptcy Administrator), of the occurrence of any Termination Event, at which time the Debtors’ ability to use Cash Collateral hereunder shall terminate and the Adequate Protection Obligations shall become due and payable.  Upon the occurrence of a Termination Event and following the giving of not less than four (4) business days’ advance written notice (the “Enforcement Notice”) to counsel to the Debtors, counsel to the Creditors’ Committee (if any) and the Bankruptcy Administrator (the “Notice Period”), the Prepetition Secured Parties (subject as among themselves to the terms of the Intercreditor Agreement), may exercise any remedies available to them under this Interim Order, the Prepetition Debt Documents and applicable non-bankruptcy law, including but not limited to (a) set off and apply immediately any and all amounts in accounts maintained by the Debtors against the Adequate Protection Obligations and Prepetition Obligations owed to the Prepetition Secured Parties and otherwise enforce rights against the Collateral for application towards the Adequate Protection Obligations and Prepetition Obligations; (b) take any and all actions necessary to take control of the Prepetition Collateral and/or the Collateral, including any Cash Collateral; and (c) take any other actions or exercise any other rights or remedies permitted under this Interim Order, the Prepetition Debt Documents or applicable law to effect the repayment and satisfaction of the Adequate Protection Obligations and Prepetition Obligations owed to the Prepetition Secured Parties.  The rights and remedies of the Prepetition Secured Parties specified herein are cumulative and not exclusive of any rights or remedies that they may otherwise have.  The only permissible basis for the Debtors, the Creditors’ Committee (if any), the Bankruptcy Administrator or any other party to contest, challenge or object to an Enforcement Notice shall be solely with respect to the validity of the Termination Event(s) giving rise to such Enforcement Notice (i.e. whether such Termination Events validly occurred and have not been cured or waived in accordance with this Interim Order).  The automatic stay pursuant to Bankruptcy Code section 362 shall be automatically terminated at the end of the Notice Period, without further notice or order of the Court, unless the Prepetition Secured Parties elect otherwise in a written notice to the Debtors, and the Prepetition Secured Parties shall be permitted to exercise all rights and remedies, including with respect to the Collateral (including, without limitation, any Cash Collateral), set forth in this Interim Order, the Prepetition Debt Documents and the Intercreditor Agreement, and as otherwise available at law without further order or application or motion to the Court, and without restriction or restraint by any stay under Bankruptcy Code sections 362 or 105 or otherwise.

14.                               Perfection of Adequate Protection Liens.

(a)                                 The Administrative Agent, the Credit Agreement Collateral Agent, the First Lien Trustee, the 1L Notes Collateral Agent, the Second Lien Trustee and the 2L Notes Collateral Agent are each hereby authorized, but not required, to file or record financing statements, intellectual property filings, mortgages, notices of lien or similar instruments in any jurisdiction in order to validate and perfect the liens and security interests granted to it hereunder.  Whether or not the Administrative Agent, the Credit Agreement Collateral Agent, the First Lien Trustee, the 1L Notes Collateral Agent, the Second Lien Trustee or the 2L Notes Collateral Agent, each in its respective sole discretion, chooses to file such financing statements, intellectual property filings, mortgages, notices of lien or similar instruments, such liens and security interests shall be deemed valid, perfected, allowed, enforceable, non-avoidable and not subject to challenge, dispute, subordination, contest, attack, objection, recoupment, defense, setoff, counterclaim, avoidance, recharacterization, reclassification, reduction, disallowance, recovery, disgorgement, attachment, “claim” (as defined in the Bankruptcy Code), impairment, subordination (whether equitable, contractual or otherwise) or other challenge of any kind pursuant to the Bankruptcy Code or applicable nonbankruptcy law as of the date of entry of this Interim Order.  If the Administrative Agent, the Credit Agreement Collateral Agent, the First Lien Trustee, the 1L Notes Collateral Agent, the Second Lien Trustee or the 2L Notes Collateral Agent determines to file any financing statements, notices of liens or similar instruments, the Debtors will cooperate and assist in any such filings as reasonably requested by the Administrative Agent, the Credit Agreement Collateral Agent, the First Lien Trustee, the 1L Notes Collateral Agent, the Second Lien Trustee or the 2L Notes Collateral Agent, as applicable, and the automatic stay shall be modified to allow such filings.

(b)                                 The Administrative Agent, the Credit Agreement Collateral Agent, the First Lien Trustee, the 1L Notes Collateral Agent, the Second Lien Trustee or the 2L Notes Collateral Agent, may, each in its respective discretion, cause a certified copy of this Interim Order to be filed with or recorded in filing or recording offices in addition to or in lieu of such financing statements, mortgages, notices of lien or similar instruments, and all filing offices are hereby authorized to accept such certified copy of this Interim Order for filing and recording.

(c)                                  The Debtors shall execute and deliver to the Administrative Agent, the Credit Agreement Collateral Agent, the First Lien Trustee, the 1L Notes Collateral Agent, the Second Lien Trustee or the 2L Notes Collateral Agent all such agreements, financing statements, instruments and other documents as each such party may reasonably request to evidence, confirm, validate or perfect the Adequate Protection Liens.

(d)                                 Notwithstanding anything to the contrary in the Motion or this Interim Order, for purposes of this Interim Order, in no event shall the Collateral include or the Adequate Protection Liens granted under this Interim Order attach to, any lease, license, permit, contract, or agreement (including any operating and joint venture agreements) or other property right, to which any Debtor is a party, or any of such relevant Debtor’s rights or interests thereunder, if and for so long as the grant of such security interest would constitute or result in: (i) the abandonment, invalidation, unenforceability, or other impairment of any right, title, or interest of any Debtor therein, or (ii) a breach or termination pursuant to the terms of, or a default under, any such lease, license, contract, agreement, or other property right pursuant to any provision thereof, unless, in the case of each of clauses (i) and (ii), the applicable provision is rendered ineffective by applicable non-bankruptcy law or the Bankruptcy Code (such leases, licenses, contracts or agreements, or other property rights are collectively referred to as the “Specified

Contracts”); provided that the foregoing shall not preclude any counterparty to a Specified Contract from an opportunity to be heard in this Court on notice with respect to whether applicable non-bankruptcy law or the Bankruptcy Code renders such provision ineffective.  Notwithstanding the foregoing, the Adequate Protection Liens shall in all events attach to all proceeds, products, offspring, or profits from all sales, transfers, dispositions, or monetizations of any and all Specified Contracts.

15.                               Preservation of Rights Granted Under this Interim Order.

(a)                                 Notwithstanding any order dismissing any of these Chapter 11 Cases under Bankruptcy Code section 1112 or otherwise entered at any time, (i) the Superpriority Claims, the other administrative claims granted pursuant to this Interim Order, the Carve-Out and the Adequate Protection Liens shall continue in full force and effect and shall maintain their priorities as provided in this Interim Order until all Adequate Protection Obligations and the Carve Out shall have been paid and satisfied in full (and such Superpriority Claims, the other administrative claims granted pursuant to this Interim Order, the Carve Out and the Adequate Protection Liens shall, notwithstanding such dismissal, remain binding on all parties in interest), and (ii) this Court shall retain jurisdiction, notwithstanding such dismissal, for the purposes of enforcing the claims, liens and security interests referred to in clause (i) above.

(b)                                 If any or all of the provisions of this Interim Order are hereafter reversed, modified, vacated or stayed, such reversal, stay, modification or vacatur shall not affect:  (i) the validity, priority or enforceability of any Adequate Protection Obligations incurred prior to the date of the entry of an order granting such reversal, stay, modification or vacatur (the “Reversal Order”); or (ii) the validity, priority or enforceability of the Adequate Protection Liens securing such Adequate Protection Obligations.  Notwithstanding any such reversal, stay, modification or vacatur, any use of the Collateral (including the Cash Collateral) or any Adequate Protection Obligations incurred by the Debtors hereunder, as the case may be, prior to the date of the entry of the Reversal Order shall be governed in all respects by the original provisions of this Interim Order, and (x) the First Lien Secured Parties shall be entitled to all of the rights, remedies, privileges and benefits granted in Bankruptcy Code section 363(m) with respect to all uses of the Collateral (including the Cash Collateral) and such First Lien Adequate Protection Obligations for periods prior to the date of the entry of the Reversal Order and (y) subject to the Intercreditor Agreement, the Second Lien Trustee and the Second Lien Noteholders shall be entitled to all of the rights, remedies, privileges and benefits granted in Bankruptcy Code section 363(m) with respect to all uses of the Collateral (including the Cash Collateral) (other than Collateral constituting setoff rights of the First Lien Secured Parties) and all Second Lien Adequate Protection Obligations for periods prior to the date of the entry of the Reversal Order.

(c)                                  Except as expressly provided in this Interim Order, the Adequate Protection Obligations, the Superpriority Claims and all other rights, claims, security interests and remedies of the Prepetition Secured Parties granted by the provisions of this Interim Order shall survive, and shall not be modified, impaired or discharged by the entry of an order (i) converting any of these Chapter 11 Cases to cases under chapter 7 of the Bankruptcy Code, dismissing any of these Chapter 11 Cases or by any other act or omission or (ii) confirming a plan of reorganization in any of the Chapter 11 Cases, and, pursuant to section 1141(d)(4) of the Bankruptcy Code, the Debtors have waived any discharge as to any remaining Adequate Protection Obligations; provided that any plan of reorganization or liquidation approved in accordance with the RSA, or otherwise with the consent of the Steering Committee in its sole discretion, shall supersede and replace the terms of the Interim Order upon its effectiveness in accordance therewith.  The terms and provisions of this Interim Order shall continue in these Chapter 11 Cases, in any successor cases if these Chapter 11 Cases cease to be jointly administered, or in any superseding chapter 7 cases under the Bankruptcy Code, and the Adequate Protection Liens, Superpriority Claims, other administrative claims granted pursuant to this Interim Order, and all other rights, claims, security interests and remedies of the Prepetition Secured Parties granted by the provisions of this Interim Order shall continue in full force and effect as provided herein.

16.                               Effect of Stipulations on Third Parties.  The stipulations, releases and admissions contained in this Interim Order, including in paragraph 5 hereof, shall be binding upon the Debtors and any successor thereto in all circumstances.  The stipulations, releases and admissions contained in this Interim Order, including in paragraph 5 hereof, shall be binding upon all other parties in interest, including the Creditors’ Committee (if any) or any chapter 7 or chapter 11 trustee appointed or elected for any of the Debtors (a “Trustee”), unless and to the extent (a) the Creditors’ Committee (if any) or any other party in interest other than any Debtor (including any Trustee), in each case, after obtaining requisite standing, has duly filed an adversary proceeding challenging in whole or part the validity, enforceability, priority or extent of the Prepetition Obligations or the liens on the Prepetition Collateral securing the Prepetition Obligations held by or on behalf of the Prepetition Secured Parties or otherwise asserting or prosecuting any Avoidance Actions, recharacterization, subordination, “lender liability”, or any other claims, counterclaims or causes of action, objections, contests or defenses (collectively, the “Claims and Defenses”) against the Prepetition Secured Parties in connection with any matter related to the Prepetition Obligations, or the Prepetition Collateral or the Prepetition Liens by no later than the later of (i) in the case of any such adversary proceeding filed by a party in interest with requisite standing other than the Creditors’ Committee, seventy-five (75) days after the date of entry of the Interim Order, (ii) in the case of any such adversary proceeding filed by the Creditors’ Committee (if any), sixty (60) days after the appointment of the Creditors’ Committee (if any), and (iii) any such later date agreed to in writing by the Steering Committee and the Administrative Agent, First Lien Trustee or Second Lien Trustee, as applicable, each in its sole discretion (the time period established by the later of the foregoing clauses (i), (ii) and (iii), the “Challenge Period”), and (b) an order is entered by a court of competent jurisdiction and becomes final and non-appealable in favor of the plaintiff sustaining any such challenge or claim in any such duly filed adversary proceeding.  If no such adversary proceeding is timely filed prior to the expiration of the Challenge Period by the Creditors’ Committee or a party in interest, in any case which has been granted the appropriate standing, without further order of this Court:  (x) the Prepetition Obligations shall constitute allowed claims, not subject to counterclaim, setoff, subordination, recharacterization, defense, avoidance, contest, attack, objection, recoupment, reclassification, reduction, disallowance, recovery, disgorgement, attachment, “claim” (as defined in the Bankruptcy Code), impairment, subordination (whether equitable, contractual or otherwise) or other challenge of any kind pursuant to the Bankruptcy Code or applicable nonbankruptcy law, for all purposes in these Chapter 11 Cases and any subsequent chapter 7 cases; and (y) the Prepetition Obligations, the Administrative Agent’s, the First Lien Trustee’s and the Second Lien Trustee’s respective Prepetition Liens on the Prepetition Collateral and the respective Prepetition Secured Parties in such capacity shall not be subject to any other or further challenge and any party in interest shall be forever enjoined and barred from seeking to exercise the rights of the Debtors’ estates or taking any such action, including any successor thereto (including any estate representative or a Trustee, whether such Trustee is appointed or elected prior to or following the expiration of the Challenge Period).  If any such adversary proceeding is timely filed by a party in interest with appropriate standing prior to the expiration of the Challenge Period, the stipulations and admissions contained in this Interim Order, including in paragraph 5 hereof, shall nonetheless remain binding and preclusive (as provided in the second sentence of this paragraph) on any Creditors’ Committee and any other Person (as defined in the Credit Agreement), including any Trustee, except as to any such findings and admissions that were expressly and successfully challenged in such adversary proceeding.  Nothing in this Interim Order vests or confers on any Person, including a Creditors’ Committee (if any) or Trustee, standing or authority to pursue any cause of action belonging to the Debtors or their estates.

17.                               Reservation of Rights of the Prepetition Secured Parties and the Steering Committee.

(a)                                 Notwithstanding any other provision in this Interim Order to the contrary, this Interim Order is without prejudice to, and does not constitute a waiver, expressly or implicitly, or relinquishment, of the Prepetition Secured Parties’ or the Steering Committee’s respective rights with respect to any person or entity, or with respect to any other collateral owned or held by any person or entity.  The rights of the Prepetition Secured Parties and the Steering Committee, respectively, are expressly reserved and entry of this Interim Order shall be without prejudice to, and does not constitute a waiver, expressly or implicitly, or relinquishment, of:

(i)                                     the Prepetition Secured Parties’ or the Steering Committee’s respective rights to bring or be heard on any matter brought before this Court;

(ii)                                  the Prepetition Secured Parties’ or the Steering Committee’s respective rights under the Prepetition Debt Documents, the Bankruptcy Code or applicable nonbankruptcy law, including, without limitation the rights, if any, to (v) request modification of the automatic stay, (w) sell or foreclose on any Collateral under applicable law, (x) request dismissal of any of the Chapter 11 Cases, conversion of any of the Chapter 11 Cases to a case under chapter 7, or appointment of a chapter 11 trustee, examiner or receiver, (y) propose, subject to the provisions of Bankruptcy Code section 1121, a chapter 11 plan; or (z) take any action specified in paragraph 11(k) above;

(iii)                               the Prepetition Secured Parties’ or the Steering Committee’s respective rights to seek any other or supplemental relief in respect of the Debtors;

(iv)                              the Administrative Agent’s and the First Lien Trustee’s rights, and subject to the Intercreditor Agreement, the Second Lien Trustee’s right, to seek modification of the grant of adequate protection provided under this Interim Order so as to provide different or additional adequate protection; or

(v)                                 any other respective rights, claims, or privileges (whether legal, equitable, or otherwise) of the Prepetition Secured Parties or the Steering Committee;

(b)                                 Nothing contained herein shall be deemed a finding by the Court or an acknowledgement by the Prepetition Secured Parties or the Steering Committee, respectively, that the adequate protection granted herein does in fact adequately protect the Prepetition Secured Parties against the Diminution in Value of their interests in the Prepetition Collateral.

18.                               Compliance with the Prepetition Debt Document Covenants.  Unless otherwise agreed to by the Steering Committee in its sole discretion, notwithstanding the Debtors’ additional reporting requirements and obligations set forth in paragraph 11 hereof, the Debtors shall comply in all respects with all of the reporting requirements set forth in Section 9.01 (except for clauses (d) and (e)) of the Credit Agreement.

19.                               Prepetition Intercreditor Agreements.  Nothing in this Interim Order shall amend or otherwise modify the terms and enforceability of the Intercreditor Agreement, which shall remain in full force and effect. The rights of the Prepetition Secured Parties shall at all times remain subject to the Intercreditor Agreement and any other applicable intercreditor agreements.

20.                               506(c) Waiver.  Subject to the entry of a Final Order, except to the extent of the Carve-Out, no costs or expenses of administration of the Chapter 11 Cases, which have been or may be incurred in any of the Chapter 11 Cases at any time shall be charged against or recovered from any Prepetition Secured Party, any of the Prepetition Obligations, any of their respective claims, or the Collateral pursuant to Bankruptcy Code sections 105(a) or 506(c), or otherwise, without the prior written consent of the affected Administrative Agent, First Lien Trustee or Second Lien Trustee and the Steering Committee, each in its sole discretion, and no such consent shall be implied from any other action, inaction, or acquiescence by any of the Prepetition Secured Parties or their respective representatives.

21.                               No Marshaling/Application of Proceeds.  The Administrative Agent, the First Lien Trustee and the Second Lien Trustee, as applicable, shall be entitled to apply the payments or proceeds of the Collateral in accordance with this Interim Order and the provisions of the Prepetition Debt Documents and the Intercreditor Agreement, and in no event shall any of the Prepetition Secured Parties be subject to the equitable doctrine of “marshaling” or any other similar doctrine with respect to any of the Collateral or otherwise.

22.                               Limitation on Use of Collateral.  For the avoidance of doubt, the Debtors shall not be allowed to use the Cash Collateral to pay fees and expenses of any Professional Person retained by a Creditors’ Committee or any other statutory committee in excess of the Committee Monthly Cap; provided that any unused amounts may be carried forward to a subsequent month.

23.                               Binding Effect; Successors and Assigns.  The provisions of this Interim Order, including all findings herein, shall be binding upon all parties in interest in these Chapter 11 Cases, including the Prepetition Secured Parties, any Creditors’ Committee, the Debtors and their respective successors and assigns (including any Trustee hereinafter appointed or elected for the estates of any of the Debtors, an examiner appointed pursuant to Bankruptcy Code section 1104, or any other fiduciary appointed as a legal representative of any of the Debtors or with respect to the property of the estate of any of the Debtors) as provided herein.  The protections afforded to the Prepetition Secured Parties under this Interim Order and any actions taken pursuant thereto, shall survive the entry of an order dismissing any or all of the Chapter 11 Cases or converting any or all of the Chapter 11 Cases into a case(s) under chapter 7 of the Bankruptcy Code, and the Adequate Protection Liens and the Superpriority Claims shall continue in the Chapter 11 Cases, in any such successor case(s) or after any such dismissal.  Except as otherwise provided herein, the Adequate Protection Liens and the Superpriority Claims shall maintain their priorities as provided in this Interim Order and the Final Order, and not be modified, altered or impaired in any way by any other financing, extension of credit, incurrence of indebtedness, or any conversion of any of the Chapter 11 Cases into a case(s) pursuant to chapter 7 of the Bankruptcy Code or dismissal of any of the Chapter 11 Cases, or by any other act or omission until the Prepetition Obligations are indefeasibly paid in full in cash (and any letters of credit cash collateralized in accordance with the terms of the First Lien Credit Documents).

24.                               Limitation of Liability.  In permitting the use of the Cash Collateral or in exercising any rights or remedies as and when permitted pursuant to this Interim Order, subject to entry of the Final Order, the Prepetition Secured Parties shall not be deemed to be in control of the operations of the Debtors or to be acting as a “responsible person” or “owner or operator” with respect to the operation or management of the Debtors (as such terms, or any similar terms, are used in the United States Comprehensive Environmental Response, Compensation and Liability Act, 29 U.S.C. §§ 9601 et seq. as amended, or any similar federal or state statute), nor shall they owe any fiduciary duty to any of the Debtors, their creditors or estates, or shall constitute or be deemed to constitute a joint venture or partnership with any of the Debtors.  Furthermore, nothing in this Interim Order shall in any way be construed or interpreted to impose or allow the imposition upon the Prepetition Secured Parties of any liability for any claims arising from the prepetition or postpetition activities of any of the Debtors and their respective affiliates (as defined in Bankruptcy Code section 101(2)).

25.                               No Modification of Interim Order.  Each Debtor irrevocably waives any right to seek any amendment, modification or extension of this Interim Order without the prior written consent of the Steering Committee and the Administrative Agent, each in its sole discretion, and no such consent shall be implied by any action, inaction or acquiescence of the Steering Committee or the Administrative Agent.

26.                               Priorities Among Prepetition Secured Parties.  Notwithstanding anything to the contrary herein or in any other order of this Court, in determining the relative priorities and rights of the Prepetition Secured Parties (including, without limitation, the relative priorities and rights of the Prepetition Secured Parties with respect to the adequate protection granted hereunder), such relative priorities and rights shall continue to be governed by the Prepetition Debt Documents and the Intercreditor Agreement.

27.                               Rights of Administrative Agent.  Nothing in this Interim Order shall be construed to limit or affect the Administrative Agent’s right to request instructions from the Required Lenders (as defined in the Credit Agreement) in accordance with Section 12.04 of the Credit Agreement.  It being understood that since the Steering Committee constitutes the Required Lenders and can therefore direct the Administrative Agent in taking actions in connection with the Credit Agreement, in any instance in this Interim Order where the Administrative Agent is indicated as having given its consent, as the Steering Committee has also given its consent in such case, the Administrative Agent shall be deemed to have given its consent at the direction of the Required Lenders.

28.                               No Waiver.  This Interim Order shall not be construed in any way as a waiver or relinquishment of any rights that the Prepetition Secured Parties may have to bring or be heard on any matter brought before this Court.

29.                               Automatic Stay Modified.  The automatic stay shall be modified or lifted to the extent necessary to allow the relevant Prepetition Secured Parties or the Majority Holders, as applicable, to provide any notices to the Debtors as contemplated by and in accordance with this Interim Order or the RSA, as applicable.

30.                               Rights Preserved.  Notwithstanding anything herein to the contrary, the entry of this Interim Order is without prejudice to, and does not constitute a waiver of, expressly or implicitly the Prepetition Secured Parties’ or the Steering Committee’s right to seek any other or supplemental relief in respect of the Debtors, including the right to seek additional adequate protection.

31.                               Effectiveness.  This Interim Order shall constitute findings of fact and conclusions of law and shall take effect immediately upon entry hereof, and there shall be no stay of execution of effectiveness of this Interim Order.  To the extent that any finding of fact shall be determined to be a conclusion of law it shall be so deemed and vice versa.

32.                               Controlling Effects of Interim Order.  To the extent of any conflict between or among (a) the Motion, any other order of this Court, or any other agreements, on the one hand, and (b) the terms and provisions of this Interim Order, on the other hand, unless such term or provision herein is phrased in terms of “as defined in” or “as more fully described in” or “as provided in” or words to that effect with respect to the Prepetition Debt Documents, the terms and provisions of this Interim Order shall govern. This Interim Order shall take effect and be fully enforceable nunc pro tunc to the Petition Date immediately upon entry hereof, notwithstanding the possible application Bankruptcy Rules 6004(g), 7062, 9014, or otherwise, and the Clerk of this Court is hereby directed to enter this Interim Order on this Court’s dockets in the Chapter 11 Cases.

33.                               Final Hearing.  The Final Hearing is scheduled for        , 2015 at         .m., prevailing Central time, before this Court.  The Debtors shall promptly mail or otherwise serve copies of this Interim Order (which shall constitute adequate notice of the Final Hearing) to the parties having been given notice of the Interim Hearing, and to any other party that has filed a request for notices with this Court and to any Creditors’ Committee.  Any party in interest objecting to the relief sought at the Final Hearing shall serve and file written objections; which objections shall be served upon (a) the Debtors, 3000 Riverchase Galleria, Suite 1700, Birmingham, AL 35244, Attn: Earl Doppelt; (b) proposed counsel to the Debtors, Paul, Weiss, Rifkind, Wharton & Garrison LLP, 1285 Avenue of the Americas, New York, NY 10019, Attn:  Kelley A. Cornish and Stephen J. Shimshak; (c) proposed co-counsel to the Debtors, Bradley Arant Boult Cummings LLP, One Federal Place, 1819 Fifth Avenue North, Birmingham, AL 35203, Attn: Patrick Darby; (d) counsel to any statutory committee appointed in these Chapter 11 Cases; (e) counsel to the Steering Committee, Akin Gump Strauss Hauer & Feld LLP, One Bryant Park, New York, NY 10036, Attn: Ira S. Dizengoff and Kristine Manoukian, and Akin Gump Strauss Hauer & Feld LLP, 1333 New Hampshire Ave, N.W., Washington, DC 20036, Attn: James Savin; (f) co-counsel to the Steering Committee, Burr Forman LLP, 420 North 20th Street, Suite 3400, Birmingham, AL 35203, Attn: Michael L. Hall; (g) counsel to the Administrative Agent and the Credit Agreement Collateral Agent, White & Case LLP, 1155

Avenue of the Americas, New York, NY 10036, Attn: Scott Greissman and Elizabeth Feld; (h) any co-counsel to the Administrative Agent and the Credit Agreement Collateral Agent; (i) counsel to the First Lien Trustee and the 1L Notes Collateral Agent, Ropes & Gray LLP, 1211 Avenue of the Americas, New York, NY 10036-8704, Attn: Mark R. Somerstein; (j) counsel to the Second Lien Trustee and the 2L Notes Collateral Agent; (k) the Office of the Bankruptcy Administrator for the Northern District of Alabama, 1800 5th Avenue North, Birmingham, AL 35203, Attn:  Jon Dudeck; (l) all persons and entities that have filed a request for service of filings in these Chapter 11 Cases pursuant to Bankruptcy Rule 2002; and (m) the United States Attorney for the Northern District of Alabama, in each case to allow actual receipt by the foregoing no later than        , 2015 at 4:00 p.m. (prevailing Central Time).

34.                               Jurisdiction.  This Court shall retain jurisdiction to enforce the terms of this Interim Order and to adjudicate any and all matters arising from or related to the interpretation or implementation of this Interim Order.

Dated: , 2015
United States Bankruptcy Judge

EXHIBIT A

Initial Budget

Confidential

Subject to Material Change

Walter Energy, Inc. and Domestic Subsidiaries

Cash Collateral Budget

(Amounts in USD)

	1	2	3	4	5	6	7	8	9	10	11	12	Total
Actual / Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	Forecast	for
Week Ending	7/18/15	7/25/15	8/1/15	8/8/15	8/15/15	8/22/15	8/29/15	9/5/15	9/12/15	9/19/15	9/26/15	10/3/15	12 Weeks

TOTAL NET CASH FLOW
Receipts
Sales/AR Receipts	$10,844,222	$15,024,788	$18,727,363	$12,585,487	$15,645,125	$15,402,161	$5,956,529	$4,358,090	$10,743,138	$15,994,156	$23,583,227	$13,187,610	$162,051,895
Other	200,000	575,000	970,000	3,000	300,000	575,000	190,000	1,008,272	—	106,250	200,000	980,000	5,107,522
Total Cash Receipts	11,044,222	15,599,788	19,697,363	12,588,487	15,945,125	15,977,161	6,146,529	5,366,362	10,743,138	16,100,406	23,783,227	14,167,610	167,159,417

Disbursements
Payroll, Benefits & Pension	(6,331,258)	(5,695,298)	(7,292,681)	(5,722,640)	(7,483,164)	(3,345,640)	(7,495,664)	(3,905,289)	(7,060,189)	(6,297,764)	(4,536,189)	(6,797,764)	(71,963,540)
Leases, Taxes, Utilities, Fuel, Insurance	(1,394,453)	(577,000)	(1,227,145)	(3,345,140)	(2,295,615)	(969,600)	(587,753)	(3,916,145)	(696,809)	(2,092,836)	(959,000)	(3,806,753)	(21,868,249)
Freight & Royalties	(6,125,550)	(2,753,000)	(2,534,071)	(2,426,025)	(5,384,014)	(2,924,500)	(2,542,221)	(2,522,479)	(2,495,560)	(4,765,760)	(2,850,935)	(2,136,025)	(39,460,140)
Other Expenditures	(652,712)	(13,482,552)	(16,547,260)	(9,315,901)	(2,571,463)	(2,504,010)	(3,579,217)	(2,660,096)	(2,409,086)	(2,967,733)	(4,932,558)	(6,422,468)	(68,045,056)
Total Disbursements(1)	(14,503,973)	(22,507,850)	(27,601,157)	(20,809,706)	(17,734,256)	(9,743,750)	(14,204,855)	(13,004,009)	(12,661,644)	(16,124,093)	(13,278,682)	(19,163,010)	(201,336,985)
TOTAL NET CASH FLOW(2)	$(3,459,751)	$(6,908,062)	$(7,903,794)	$(8,221,219)	$(1,789,131)	$6,233,411	$(8,058,326)	$(7,637,648)	$(1,918,506)	$(23,687)	$10,504,544	$(4,995,400)	$(34,177,568)

Cash Collateral Budget Metrics

Cumulative Totals
Total Disbursements	(14,503,973)	(37,011,822)	(64,612,979)	(85,422,685)	(103,156,941)	(112,900,691)	(127,105,546)	(140,109,556)	(152,771,200)	(168,895,293)	(182,173,975)	(201,336,985)
Total Net Cash Flow	(3,459,751)	(10,367,813)	(18,271,607)	(26,492,826)	(28,281,957)	(22,048,546)	(30,106,872)	(37,744,520)	(39,663,026)	(39,686,713)	(29,182,168)	(34,177,568)

Notes:

(1) Although permitted pursuant to the terms of the Cash Collateral Order, the figures above exclude (i) adequate protection payments, (ii) fees and expenses of professionals retained outside the ordinary course of business, (iii) the Debtors’ use of the Cash Collateral to collateralize any new, replaced or renewed letters of credit, surety bonds or workers’ compensation obligations in each case, that have been consented to by the Steering Committee in its sole discretion and (iv) key employee retention payments approved by both the Steering Committee and the Court that are approved to be paid pursuant to the Approved Budget and the Cash Collateral Order.

(2)Budget assumes continuation of ordinary course transactions between the Debtors and Non-Debtor Affiliates Black Warrior Methane and Black Warrior Transmission.

Walter Energy - Domestic Capital Expenditures Budget

$ in 000s

	2015						2016
	Jul-15	Aug-15	Sep-15	Oct-15	Nov-15	Dec-15	Jan-16	Cumulative
Capital Expenditures	8,460	6,044	4,551	3,315	4,514	5,739	8,273	40,897

EXHIBIT E

JOINDER

The undersigned (“Transferee”) hereby acknowledges that it has read and understands the Restructuring Support Agreement, dated as of [•] (the “Agreement”), by and among Walter Energy, Inc. on behalf of itself and its wholly-owned direct and indirect subsidiaries listed on Exhibit A to the Agreement (collectively, the “Company”), and the holders of First Lien Claims against the Company, and agrees to be bound by the terms and conditions thereof, and shall be deemed a “Joining Party” and “Holder Party” under the terms of the Agreement.  The Transferee hereby makes the representations and warranties of the Holder Parties set forth in Section 2 of the Agreement to the other parties thereto.  This Joinder shall be governed by, and construed in accordance with, the internal laws of the State of New York, without giving effect to the principles of conflict of laws that would require the application of the law of any other jurisdiction.  Capitalized terms not otherwise defined in this Joinder shall have the meanings assigned to such terms in the Agreement.

Date Executed:

TRANSFEREE

Name of Institution:

By:
Name:
Its:
Telephone:
Facsimile:

First Lien Lender Claims

$

First Lien Noteholder Claims

$

Second Lien Claims

$

Unsecured Claims

$

NOTICE ADDRESS:

e-mail: [                                          ]

with a copy to (which shall not constitute notice):

e-mail: [                                          ]